Exhibit 2.1

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. PART II OF THIS DOCUMENT COMPRISES AN EXPLANATORY STATEMENT IN COMPLIANCE WITH SECTION 897 OF THE COMPANIES ACT 2006.

IF YOU ARE IN ANY DOUBT AS TO THE CONTENTS OF THIS DOCUMENT OR THE ACTION YOU SHOULD TAKE, YOU SHOULD CONSULT YOUR STOCKBROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER INDEPENDENT PROFESSIONAL ADVISER WHO, IF YOU ARE TAKING ADVICE IN THE UK, IS AUTHORISED UNDER THE FINANCIAL SERVICES AND MARKETS ACT 2000, OR FROM AN APPROPRIATELY AUTHORISED INDEPENDENT FINANCIAL ADVISER IF YOU ARE IN A TERRITORY OUTSIDE THE UK.

If you have sold or otherwise transferred all of your shares in Old Kofax, you should immediately forward this document together with the accompanying documents (including the Forms of Proxy) to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for delivery to the purchaser or transferee. However, such documents should not be forwarded or transmitted in or into any jurisdiction in which such act would constitute a violation of the relevant laws of such jurisdiction. If you sell or otherwise transfer or you have sold or otherwise transferred only part of your holding of shares in Old Kofax, you should retain these documents and consult the stockbroker, bank or other agent through whom the sale or transfer was effected.

The release, publication or distribution of this document into jurisdictions other than the UK may be restricted by law and therefore this document and/or the accompanying documents may not be distributed or published in any jurisdiction except under circumstances which result in compliance with any applicable laws and regulations. Persons into whose possession this document and any accompanying documents come should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

KOFAX PLC

Recommended Proposals to establish

KOFAX LIMITED

as the holding company of the Kofax Group

by means of a Scheme of Arrangement

under Part 26 of the Companies Act 2006

and

Notices of Court Meeting and General Meeting

Canaccord Genuity Limited, which is authorised and regulated in the UK by the Financial Conduct Authority, is acting exclusively for Old Kofax and New Kofax and no-one else in connection with the Proposals described in this document and will not regard any other person (whether or not a recipient of this document) as its client in relation to the Proposals and will not be responsible to anyone (whether or not a recipient of this document) other than Old Kofax and New Kofax for providing the protections afforded to clients or for providing advice in connection with the Proposals or any transaction or arrangement referred to herein.

You should read the whole of this document and the accompanying Forms of Proxy.

Your attention is drawn to the letter from the Chairman of Old Kofax set out in Part I of this document which contains the unanimous recommendation of the Board that you vote in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the Scheme General Meeting. A letter from Canaccord explaining the Scheme, which constitutes an Explanatory Statement in compliance with section 897 of the Companies Act appears in Part II of this document.

Notices of the Court Meeting and the Scheme General Meeting, both to be held at the offices of Dechert LLP, 160 Queen Victoria Street, London EC4V 4QQ on 5 November 2013 are set out in Parts VIII and IX of this document, respectively. The Court Meeting will start at 10:15 a.m. (or as soon thereafter as the annual general meeting of Old Kofax, convened for 10:00 a.m. has concluded or been adjourned) and the Scheme General Meeting at 10:30 a.m. (or as soon thereafter as the Court Meeting has concluded or been adjourned).

Capitalised words and phrases used in this document shall have the meanings given to them in Part VII of this document.

The action to be taken by Old Kofax Shareholders in respect of the Meetings is set out on page 13 of this document. Old Kofax Shareholders will find accompanying this document a Blue Form of Proxy for use in connection with the Court Meeting and a White Form of Proxy for use in connection with the Scheme General Meeting. Whether or not you intend to attend the Meetings in person, please complete and sign each of the accompanying Forms of Proxy in accordance with the instructions printed on them and return them to Old Kofax’s Registrar, Capita Asset Services, as soon as possible and, in any event, so as to be received by the deadline set out on the relevant form.

If the Blue Form of Proxy for the Court Meeting is not returned by the specified time, it may be handed to representatives of Capita Asset Services or the Chairman of the Court Meeting before the start of that meeting and will still be valid. However, in the case of the Scheme General Meeting, unless the White Form of Proxy is returned by the time mentioned in the instructions printed on it, it will be invalid. The completion and return of the relevant Form of Proxy will not prevent you from attending and voting in person at the Court Meeting or the Scheme General Meeting or any adjournment thereof, if you so wish and are so entitled.

Old Kofax Shareholders who hold their shares through CREST and who wish to appoint a proxy or proxies for the Meetings or any adjournment(s) by using the CREST electronic proxy appointment service may do so by using the CREST proxy voting service in accordance with the procedures set out in the CREST manual. CREST personal members or other CREST sponsored members, and those CREST members who have appointed a voting service provider, should refer to that CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf. Further details are set out in Part II of this document.

If you have any questions relating to this document, any of the Meetings and the completion and return of the Proxy Forms, please telephone Capita Asset Services between 9.00 a.m. and 5.30 p.m. (London time) Monday to Friday on 0871 664 0300 from within the UK or +44 20 8639 3399 if calling from outside the UK. Calls to the 0871 664 0300 number cost 10 pence per minute (including VAT) plus your service provider’s network extras. Calls to the helpline from outside the UK will be charged at applicable international rates. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Proposals nor give any financial, legal or tax advice.

Applications will be made to the UK Listing Authority for New Kofax to be admitted to the premium segment of the daily Official List of the UK Listing Authority (Official List) and to the London Stock Exchange for the New Kofax Shares to be admitted to trading on the London Stock Exchange’s main market for listed securities. If the Scheme proceeds as presently envisaged, it is expected that dealings in Old Kofax Shares will continue until close of business on 4 December 2013 and that Admission of the New Kofax Shares will become effective, and that dealings in New Kofax Shares on the London Stock Exchange’s main market for listed securities will commence at 8.00 a.m. on 5 December 2013. Application will also be made for New Kofax Shares to be admitted to trading on NASDAQ. Once made, the application for admission to trading on NASDAQ is expected to become effective and trading in the New Kofax Shares will commence at 2.30 p.m. (London time) (9.30 a.m. New York time) on 5 December 2013.

No person has been authorised to give any information or make any representations other than those contained in this document and, if given or made, such information or representations must not be relied upon as having been so authorised. The contents of this document are not to be construed as legal, business or tax advice. Each prospective investor should consult his own independent legal, financial or tax adviser for legal, financial or tax advice.

NEW KOFAX SHARES HAVE NEITHER BEEN MARKETED TO, NOR ARE AVAILABLE FOR PURCHASE OR EXCHANGE, IN WHOLE OR IN PART, BY THE PUBLIC IN THE UNITED KINGDOM OR ELSEWHERE IN CONNECTION WITH THE INTRODUCTION OF THE NEW KOFAX SHARES TO THE OFFICIAL LIST. THIS DOCUMENT IS NOT A PROSPECTUS BUT A SHAREHOLDER CIRCULAR AND DOES NOT CONSTITUTE AN INVITATION OR OFFER TO SELL OR THE SOLICITATION OF AN INVITATION OR OFFER TO BUY ANY SECURITY. NONE OF THE SECURITIES REFERRED TO IN THIS DOCUMENT SHALL BE SOLD, ISSUED, SUBSCRIBED FOR, PURCHASED, EXCHANGED OR TRANSFERRED IN ANY JURISDICTION IN CONTRAVENTION OF APPLICABLE LAW.

Securities may not be offered or sold in the United States unless they are registered under the US Securities Act or are exempt from such registration. The New Kofax Shares to be issued pursuant to the Scheme will not be, and are not required to be, registered with the SEC under the Securities Act in reliance upon the exemption from registration provided by Section 3(a)(10) thereof. Neither the SEC nor any other US federal or state securities commission or regulatory authority has approved or disapproved the New Kofax Shares or passed on the accuracy or adequacy of this document. Any representation to the contrary is a criminal office in the United States.

INFORMATION FOR UNITED STATES SHAREHOLDERS

In the United States, this document is being furnished to Old Kofax Shareholders solely to explain the Proposals and describe the action recommended to be taken by Old Kofax Shareholders in relation to the Court Meeting and the Scheme General Meeting. This document is personal to each Old Kofax Shareholder and does not constitute an offer to any person or to the public generally to subscribe for or otherwise acquire New Kofax Shares. This document is not an offer of securities for sale in the United States. The New Kofax Shares to be issued to Old Kofax Shareholders in connection with the Scheme will not be, and are not required to be, registered with the SEC under the US Securities Act, in reliance upon the exemption from registration provided by Section 3(a)(10) thereof. For the purpose of qualifying for the Section 3(a)(10) exemption with respect to the New Kofax Shares issued pursuant to the Scheme, Old Kofax will advise the High Court that it will rely on the Section 3(a)(10) exemption based on the High Court’s sanctioning of the Scheme, which will be relied upon by Old Kofax as an approval of the Scheme following a hearing on its fairness to Old Kofax Shareholders at which hearing all such Old Kofax Shareholders will be entitled to attend in person or through counsel to support or oppose the sanctioning of the Scheme and with respect to which notification has been or will be given to all such Shareholders.

The New Kofax Shares to be issued pursuant to the Scheme will not be registered under the securities laws of any state of the United States, and will be issued in the United States pursuant to the Scheme in reliance on available exemptions from such state law registration requirements.

Enforceability of judgments

Old Kofax is a public limited company incorporated under the laws of England and Wales and New Kofax is an exempted company with limited liability incorporated under the laws of Bermuda. Certain of the directors of New Kofax and Old Kofax are citizens or residents of countries other than the United States. Substantially all or a significant portion of the assets of such persons and a significant proportion of the assets of the Kofax Group are located outside of the United States. As a result, it may not be possible to effect service of process within the United States upon such persons or New Kofax and/or Old Kofax, or to enforce against them judgments of US courts, including judgments predicated upon civil liabilities under the securities laws of the United States or any state or territory within the United States. There is substantial doubt as to the enforceability in the United Kingdom and Bermuda in original actions or in actions for enforcement of judgments of US courts, based on the civil liability provisions of US federal securities laws.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENCE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITHIN THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT, ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

Cautionary note regarding forward-looking statements

This document and the documents incorporated by reference into it include statements that are, or may be deemed to be, “forward-looking statements”. These forward-looking statements can be identified by the use of forward-looking terminology including the terms “believes”, “estimates”, “anticipates”, “expects”, “intends”, “plans”, “annualised”, “goal”, “target”, “aim”, “may”, “will”, “would”, “could” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this document and the documents incorporated by reference into it, and they include statements regarding the intentions, beliefs or current expectations of the Directors, New Kofax or the Kofax Group concerning, amongst other things, the results of operations, expectations in respect of the Proposals, financial condition, liquidity, prospects, growth, strategies and dividend policy of the Kofax Group and the industries and markets in which it operates.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future and may be beyond the Kofax Group’s ability to control or predict. Forward-looking statements are not guarantees of future performance. The Kofax Group’s actual results of operations, financial condition, liquidity, dividend policy and the development of the industries and markets in which it operates may differ materially from the impression created by the forward-looking statements contained in this document and the documents incorporated by reference into it. In addition, even if the results of operations, financial condition, liquidity and dividend policy of the Kofax Group and the development of the industries and markets in which it operates, are consistent with the forward-looking statements contained in this document and the documents incorporated by reference into it, those results or developments may not be indicative of results or developments in subsequent periods. Important factors that could cause these differences include, but are not limited to: (1) the unpredictability of the Kofax Group’s sales of software and related revenue, and the Kofax Group’s ability to reduce expenditure accordingly (2) failure to successfully develop, market or sell new products or adopt new technology platforms, (3) acquisitions and raising capital to fund such acquisitions on acceptable terms, (4) the integration of acquired businesses, (5) continued uncertainty in the global financial markets and unfavourable global economic conditions, (6) continued use of the Kofax Group’s products and services by its users, (7) the loss of one or more key executives or officers and inability to recruit and retain other qualified personnel, (8) failure to adequately manage growth, (9) failure to compete effectively, (10) failure to maintain good relations with channel partners, (12) additional costs and risks arising from non-UK or non-US operations, (13) staffing and management difficulties arising from operations outside the US, (14) fluctuations in currency values, (15) inability to protect intellectual property and other proprietary rights, (16) claims for infringement of intellectual property or proprietary rights, (17) restrictions in its revolving credit facility and other factors discussed elsewhere in this document (all such factors and cautionary statements with respect thereto, collectively, the “Cautionary Statements”). All subsequent written and oral forward-looking statements attributable to the Kofax Group or persons acting on behalf of the Kofax Group are expressly qualified in their entirety by such Cautionary Statements.

Except as required by the Listing Rules, the Disclosure and Transparency Rules, the Prospectus Rules, the London Stock Exchange or otherwise required by law or regulation, Old Kofax expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, or in any document incorporated by reference into this document, to reflect any change in Old Kofax’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

You are advised to read this document and the accompanying documents in their entirety for a further discussion of the factors that could affect the Kofax Group’s future performance and the industries and markets in which it operates. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements in this document and the accompanying documents may not occur.

Rounding

Certain figures included in this document have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

No profit forecast

No statement in this document is intended as a profit forecast or a profit estimate and no statement in this document should be interpreted to mean that earnings per share for the current or future financial years would necessarily match or exceed the historical published earnings per share.

Date

This document is published on 4 October 2013.

		Page

EXPECTED TIMETABLE OF PRINCIPAL EVENTS		7

SUMMARY		8

ACTION TO BE TAKEN		13

PART I:	LETTER FROM THE CHAIRMAN	16

PART II:	EXPLANATION OF THE SCHEME AND ITS EFFECTS	21

PART III:	SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ENGLISH AND BERMUDA COMPANY LAW AND CONSEQUENT IMPLICATIONS OF NEW KOFAX BEING A BERMUDA-INCORPORATED COMPANY	35

PART IV:	RISK FACTORS	53

PART V:	ADDITIONAL INFORMATION	67

PART VI:	THE SCHEME OF ARRANGEMENT	96

PART VII:	DEFINITIONS	103

PART VIII:	NOTICE OF COURT MEETING	108

PART IX:	NOTICE OF SCHEME GENERAL MEETING	111

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

Event	Expected time/date
Latest time for receipt by Old Kofax’s Registrars of Blue Forms of Proxy from Old Kofax Shareholders for the Court Meeting[1]	10:15 a.m. on 1 November 2013

Latest time for receipt by Old Kofax’s Registrars of White Forms of Proxy from Old Kofax Shareholders for the Scheme General Meeting[2]	10:30 a.m. on 1 November 2013

Voting record time for the Court Meeting and the Scheme General Meeting[3]	6:00 p.m. 1 November 2013

Annual General Meeting	10:00 a.m. on 5 November 2013

Court Meeting[4]	10:15 a.m. on 5 November 2013

Scheme General Meeting[5]	10:30 a.m. on 5 November 2013

The following dates are subject to change:

First Court Hearing to sanction the Scheme	2 December 2013

Scheme Record Time	5:00 p.m. on 4 December 2013

Last day of dealings in, and for registration of transfers of, Old Kofax Shares	4 December 2013

Second Court Hearing to confirm the Old Kofax Reduction of Capital	4 December 2013

Scheme Effective Date	5 December 2013

Effective date for the Share Capital Consolidation[6]	If implemented, immediately after the Scheme becomes effective on 5 December 2013

Delisting of Old Kofax Shares	8:00 a.m. on 5 December 2013

Admission and listing of New Kofax Shares and commencement of dealings in New Kofax Shares on the London Stock Exchange	8:00 a.m. on 5 December 2013

Admission and listing of New Kofax Common Shares and commencing of dealings of the New Kofax Common Shares on NASDAQ	2.30 p.m. (9.30 a.m. New York time) on 5 December 2013

Credit of Depository Interests in respect of New Kofax Shares in Uncertificated form to CREST accounts	On or about 5 December 2013

Despatch of share certificates in respect of New Kofax Shares in Certificated form	By 19 December 2013

Unless otherwise stated, all references to times in this document are to London time. The times and dates given are based on the Directors’ expectations and may be subject to change. These times and dates are indicative only and will depend, amongst other things, on the date on which the High Court sanctions the Scheme. In particular, certain Court dates are subject to confirmation by the High Court. If the scheduled date of either of the Court Hearings is changed, Old Kofax will give adequate notice of the change by issuing an announcement through an RIS. Any changes to other times or dates indicated above may, in Old Kofax’s discretion, be notified in the same manner. All Old Kofax Shareholders have the right to attend the Court Hearings.

Notes:

1 Blue Forms of Proxy for the Court Meeting not returned by this time may be handed to the Chairman or the Registrars at the Court Meeting prior to the vote being taken.

2 To be valid White Forms of Proxy for the Scheme General Meeting must be lodged by 10:30 a.m. on 1 November 2013. White Forms of Proxy cannot be accepted after this time and cannot be handed to the Chairman or the Registrars at the Scheme General Meeting.

3 If either the Court Meeting or the Scheme General Meeting is adjourned, the voting record time for the adjourned meeting will be 6:00 p.m. on the date falling two days before the adjourned meeting.

4 To commence at the time fixed or as soon thereafter as the Annual General Meeting concludes or is adjourned, whichever is the later.

5 To commence at the time fixed or as soon thereafter as the Court Meeting concludes or is adjourned, whichever is the later.

6 Depending upon the Old Kofax share price at the Scheme Effective Date New Kofax may decide to implement the Share Capital Consolidation in respect of New Kofax Shares issued under the Scheme.

SUMMARY

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in any doubt as to the action you should take, you are recommended to seek your own personal financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services and Markets Act 2000 if you are in the United Kingdom or, if not, from another appropriately authorised independent financial adviser.

This document tells you about:

(a)	the proposed reorganisation of the Kofax Group which will result in a new Bermuda-incorporated, UK tax resident company (“New Kofax”) becoming the holding company of the Kofax Group;

(b)	the proposed listing of shares of New Kofax on both the Official List and on NASDAQ; and

(c)	the proposed adoption by New Kofax a new equity incentive plan (in the form adopted by Old Kofax at its annual general meeting held on 6 November 2012).

Here is what you need to do now:

•	read this summary;

•	read the Chairman’s letter set out as Part I on pages 16 to 20 of this document. This explains what is happening and why your Board recommends that you should vote in favour of the Proposals;

•	read the remainder of this document; and

•	if you have any further queries please call the Capita Asset Services helpline, the number of which is on page 12.

Old Kofax Shareholders should read the whole of this document and not just rely on this summary. This summary should not be regarded as a substitute for reading the whole document.

1.	WHY IS KOFAX PROPOSING THE SCHEME?

New Kofax has been incorporated in Bermuda and will be UK tax resident. The Scheme will establish New Kofax as the parent company of the Kofax Group. The Board believes that this is the most appropriate structure for the Kofax Group.

Following a review of the appropriate place(s) of listing and domicile for the parent company of the Kofax Group, the Board has concluded that the interests of its business and shareholders are best served by aligning the place of the listing with the principal business activities of the Kofax Group, which are predominantly based in the US. As the Kofax Group becomes a more US-centric business, the Board considers it will need access to the leading financial market for global software companies in order to better pursue its organic revenue growth and acquisition strategies. Therefore, in addition to maintaining a premium listing on the Official List, the Board intends to establish a listing on NASDAQ. Given this intention, the Board further concluded that England was not the most appropriate place of incorporation for the parent company of the Kofax Group because it is not possible to list shares of English companies on NASDAQ. Therefore, if Old Kofax remained the parent company of the Kofax Group, only depository receipts in respect of Old Kofax Shares could be listed on NASDAQ. Although listing depository receipts is relatively common and widely accepted in the UK, the Board was advised that listing depository receipts on NASDAQ, as opposed to shares, could impact adversely on analyst coverage, liquidity and valuation in the US. Therefore, the Scheme will establish a new Kofax Group holding company, New Kofax, incorporated in Bermuda, with its tax residence in the United Kingdom. Bermuda is a well established jurisdiction for companies traded on NASDAQ and New Kofax Common Shares can be listed on NASDAQ. A change of jurisdiction of incorporation of the parent company of the Kofax Group to Bermuda, in comparison to jurisdictions such as Delaware or another US state, will minimise the impact on shareholders by allowing it to have legal, regulatory, capital and financial positions largely consistent with the Kofax Group today.

Immediately following the Scheme Effective Date, New Kofax will offer New Kofax Common Shares as part of New Kofax’s establishment of a listing on NASDAQ (the US Offering). Whilst the number of New Kofax Common Shares to be allotted under the US Offering has not yet been determined, it will be less than the amount the Board is authorised by Shareholders to allot for cash on a non-preemptive basis and within corporate governance best practice for a company listed on the premium segment of the Official List. Further detail of the US Offering, including the number of New Kofax Common Shares to be offered, will be announced through an RIS in due course.

2.	WHY IS KOFAX IMPLEMENTING THE PROPOSALS BY WAY OF A SCHEME OF ARRANGEMENT?

The Scheme is a formal procedure under the Companies Act 2006 which is commonly used to carry out corporate reorganisations. The Scheme requires the approval of Old Kofax Shareholders and the High Court. If the relevant approvals are obtained, all Old Kofax Shareholders will be bound by the Scheme regardless of whether or how they voted.

3.	WHAT WILL I END UP WITH AFTER THE PROPOSALS COME INTO EFFECT?

As part of the Proposals, and depending upon the Old Kofax share price at the Scheme Effective Date New Kofax may decide to implement a share capital consolidation (also known as a reverse stock split) on an up to two-for-one basis, in respect of New Kofax Shares issued under the Scheme. This would be to ensure that the shares of New Kofax trade initially on NASDAQ at a price more readily comparable to its peers. Whilst the Share Capital Consolidation will reduce the number of issued shares of New Kofax, shareholders will still own the same proportion of New Kofax immediately after the Scheme becomes effective as they did of Old Kofax immediately before the Scheme became effective, subject to fractional interests, if any. A fractional entitlement may arise as a result of the Share Capital Consolidation. For example, if New Kofax decides to implement the Share Capital Consolidation on a two-for-one basis, a Old Kofax Shareholder holding 51 New Kofax Shares immediately after the Scheme becomes effective would, after the Share Capital Consolidation be entitled to 25 New Kofax Shares and a one-half fractional entitlement to a New Kofax Share. In accordance with the New Kofax Bye-laws, which authorise the directors of New Kofax to deal with or resolve fractional entitlements as they think fit, such fractional entitlements will be aggregated and sold in the market for the benefit of New Kofax.

If New Kofax decides to implement the Share Capital Consolidation, it will be implemented immediately after the Scheme becomes effective. The effect of the Scheme (if no Share Capital Consolidation is effected) will be that you will receive one New Kofax Share in place of each Old Kofax Share held at the Scheme Record Time (which is expected to be 5.00 p.m. on 4 December 2013). The combined effect of the Scheme and the Share Capital Consolidation (if effected in accordance with their respective terms) will be that you will receive one New Kofax Share in place of up to two Old Kofax Shares held at the Scheme Record Time. The register of members of New Kofax will be updated to reflect your shareholding on the Scheme becoming effective.

If you hold your old Kofax Shares in a CREST account, you should note that the New Kofax Shares you receive pursuant to the Scheme will not be capable of being held or transferred in the CREST system (because they are issued by a non-UK company). To enable such shareholders effectively to settle their New Kofax Shares through the CREST system, however, a depository arrangement involving the issue of dematerialised depository interests representing the underlying New Kofax Shares will be put in place. Pursuant to this arrangement a depository will hold the New Kofax Shares and issue Depository Interests representing the underlying shares which will be held on trust for the holders of the Depository Interests. The Depository Interests will be independent securities constituted under English law and may be held and transferred through the CREST system. Further information on this depository arrangement is contained in paragraph 12 of Part II of this document.

If you hold your Old Kofax Shares in Certificated form, share certificates for the New Kofax Shares will be sent to you in due course.

4.	DO I HAVE TO PAY ANYTHING UNDER THE SCHEME?

No. All New Kofax Shares arising as a result of the Scheme are being issued to Old Kofax Shareholders in return for their existing Old Kofax Shares. No additional payment is required.

5.	WHAT WILL THE SHARE CAPITAL OF OLD KOFAX BE FOLLOWING THE SCHEME TAKING EFFECT?

Under the Scheme, all of the existing ordinary shares in Old Kofax will be cancelled by way of the Old Kofax Reduction of Capital. The reserve arising from the Old Kofax Reduction of Capital will be used in paying the same number of new ordinary shares to be issued to New Kofax so as to ensure that New Kofax is the sole shareholder of the ordinary shares in Old Kofax.

6.	WHAT EFFECT WILL THE SCHEME HAVE ON THE OLD KOFAX SHARE SCHEMES?

It is the Board’s intention that options and awards will continue on the same basis, other than that they will ultimately deliver New Kofax Shares rather than Old Kofax Shares. Details of the impact of the Scheme on participation in the Old Kofax Share Schemes will be sent separately to the participants.

The New Kofax Share Scheme was adopted by Old Kofax at its annual general meeting on 6 November 2012. Details of the New Kofax Share Scheme are set out in paragraph 12 of Part V of this document.

The Old Kofax Shareholders (who will become shareholders of New Kofax pursuant to the Scheme) are being asked to approve the adoption by New Kofax of the New Kofax Share Scheme at the Scheme General Meeting. The Directors expect that New Kofax will adopt the New Kofax Share Scheme as part of the Kofax Group’s arrangements to incentivise employees following the introduction of New Kofax as the new parent company of the Kofax Group.

7.	WHY AM I BEING SENT THIS DOCUMENT?

The Scheme and the other Proposals require Old Kofax Shareholders to vote on certain matters at both the Court Meeting and the Scheme General Meeting. This document contains information to assist you in your voting decision for both the Court Meeting and the Scheme General Meeting in relation to the Proposals.

8.	IS THERE A PROSPECTUS RELATING TO THE NEW KOFAX SHARES THAT I AM BEING ISSUED?

Yes. A Prospectus, which contains prescribed information relating to New Kofax and New Kofax Shares, is expected to be available on or about 30 November 2013, following approval and filing with the FCA, and once available can be obtained, on request, free of charge by writing to the registered office of Old Kofax at 1 Cedarwood, Chineham Business Park, Basingstoke, Hampshire RG24 8WD, to the registered offices of New Kofax at Clarendon House, 2 Church Street, Hamilton, Bermuda HM 11 or to the Registrars at their offices at PXS, 34 Beckenham Road, Beckenham, Kent BR3 4TU. The Prospectus will also be made available in electronic form on the Kofax Group’s website at www.kofax.com. Old Kofax will make an appropriate announcement through an RIS upon the publication of the Prospectus.

9.	WHY ARE THERE TWO MEETINGS AND DO I NEED TO ATTEND BOTH?

There will be two Old Kofax Shareholder Meetings, being the Court Meeting and the Scheme General Meeting. These meetings are being called for different purposes and will be held on 5 November 2013 at the same venue, one directly after the other.

The sole purpose of the Court Meeting is to seek the approval of Old Kofax Shareholders for the Scheme. In order for the Scheme to be approved, a majority in number representing 75 per cent. in value of the shares held by shareholders voting (in person or by proxy) will need to support the Scheme.

The subsequent Scheme General Meeting, which will be held immediately following the Court Meeting, is being called to enable Old Kofax Shareholders to approve elements of the Scheme, various matters in connection with the Scheme and the New Kofax Share Scheme, each as briefly described in Part I of this document.

If you hold Old Kofax Shares, you are entitled and encouraged to attend the Meetings. If you do not attend, you are still entitled to vote at the Meetings by appointing a proxy – see question 10 below.

10.	DO I NEED TO VOTE?

It is important that as many Old Kofax Shareholders as possible cast their votes (whether in person or by proxy). This applies to both the Court Meeting and the Scheme General Meeting. In particular, it is important that as many votes as possible are cast at the Court Meeting so as to demonstrate to the High Court that there is a fair representation of Old Kofax Shareholder opinion.

If you do not wish, or are unable, to attend the Court Meeting and/or the Scheme General Meeting you may appoint someone (known as a “proxy”) to act on your behalf and vote at the Court Meeting and/or the Scheme General Meeting. You may appoint your proxy by completing the Blue Form of Proxy (in relation to the Court Meeting) and the White Form of Proxy (in relation to the Scheme General Meeting) and returning them in accordance with the instructions set out in paragraph 5 of Part I and paragraph 17 of Part II of this document and on the relevant Form of Proxy.

You are therefore strongly encouraged to complete, sign and return your Blue Form of Proxy and White Form of Proxy as soon as possible.

If you hold Old Kofax Shares in Uncertificated form you may also appoint a proxy by completing and transmitting a CREST proxy instruction in accordance with the procedures set out in the CREST manual ensuring that it is received by the Registrars (under CREST participant ID RA10) by no later than 10:15 a.m. on 1 November 2013 in the case of the Blue Form of Proxy and 10:30 a.m. on 1 November 2013 in the case of the White Form of Proxy.

Should you later change your mind and decide to attend one or both of the Meetings in person, having returned the Forms of Proxy will not preclude you from doing so.

11.	WHAT ABOUT FUTURE DIVIDENDS? DO I NEED TO CHANGE MY EXISTING INSTRUCTIONS SO FAR AS THE PAYMENT OF DIVIDENDS IS CONCERNED?

The Directors expect New Kofax to adopt the dividend policy that Old Kofax has adopted to date. Old Kofax has not declared and paid dividends for the previous three financial years and, at present, it is intended that no dividends will be paid by New Kofax. This policy will be periodically re-evaluated by New Kofax’s Board of Directors and any future determination to declare cash dividends will be made at the discretion of New Kofax’s Board of Directors.

The Directors expect that your present dividend instructions will be continued for New Kofax after the Scheme becomes effective, unless and until you revoke them. If you wish to change your instructions you should contact the Registrars using the contact details set out below.

12.	WHAT DO I DO WITH MY OLD SHARE CERTIFICATES?

When the Scheme becomes effective, your holding of Old Kofax Shares will be replaced by an equivalent holding of New Kofax Shares. Thus, all your old certificates for Old Kofax Shares held in Certificated form will cease to be valid. Upon receipt of your share certificates for New Kofax Shares, your share certificates for Old Kofax Shares should be destroyed.

13.	WHEN WILL I RECEIVE SHARE CERTIFICATES FOR MY NEW KOFAX SHARES?

It is expected that share certificates for New Kofax Shares held in Certificated form will be despatched to you by 19 December 2013. If you hold your Old Kofax Shares in a CREST account, the Depository Interests will be credited to your CREST account on or about 5 December 2013.

14.	WILL I HAVE TO PAY ANY TAX AS A RESULT OF THE SCHEME?

There should generally be no tax liabilities for UK-resident Old Kofax Shareholders arising from the Scheme.

Details of the UK, US and Bermuda tax treatment of Old Kofax Shareholders arising under the Scheme are set out in paragraph 11 of Part V of this document.

If you are in any doubt as to your tax position, you should consult a professional adviser.

15.	WHAT IF I HOLD MY OLD KOFAX SHARES IN AN ISA?

If you hold your Old Kofax Shares in an ISA, you should be able to hold your replacement New Kofax Shares in the ISA, depending on the ISA terms and conditions. If you require further details you should contact your ISA manager.

16.	DO I NEED TO TAKE FURTHER ACTION?

It is important that you vote at the Court Meeting and the Scheme General Meeting. You are strongly encouraged to complete, sign and return your Forms of Proxy as soon as possible. See question 10 above and the instructions set out in paragraph 5 of Part I and paragraph 17 of Part II of this document and on the relevant Form of Proxy.

17.	WHAT IF I STILL HAVE QUESTIONS?

If you have read this summary and still have questions you should read the rest of this document and consult an independent financial adviser. If you have any questions relating to this document, any of the Meetings and the completion and return of the Proxy Forms, please telephone Capita Asset Services between 9.00 a.m. and 5.30 p.m. (London time) Monday to Friday on 0871 664 0300 from within the UK or +44 20 8639 3399 if calling from outside the UK. Calls to the 0871 664 0300 number cost 10 pence per minute (including VAT) plus your service provider’s network extras. Calls to the helpline from outside the UK will be charged at applicable international rates. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Proposals nor give any financial, legal or tax advice.

ACTION TO BE TAKEN

You are eligible to vote

For the reasons set out in this document, the Directors unanimously consider that the terms of the Proposals described in this document are fair and reasonable and in the best interests of Old Kofax and Old Kofax Shareholders as a whole. Accordingly, in order to implement the Proposals, the Directors recommend that you vote in favour of the Proposals, as all the Directors intend to do in respect of their own beneficial holdings of Old Kofax Shares, and that you take the action described below.

Voting at the Court Meeting and the Scheme General Meeting

The Scheme will require approval at the meeting of Old Kofax Shareholders convened by order of the Court to be held at the offices of Dechert LLP, 160 Queen Victoria Street, London EC4V 4QQ (the “Court Meeting”). The Court Meeting will start at 10:15 a.m. (or as soon thereafter as the Annual General Meeting of Old Kofax, convened for 10:00 a.m., is concluded or has been adjourned) on 5 November 2013. Implementation of the Scheme also requires approval of Old Kofax Shareholders of resolutions to be proposed at the Scheme General Meeting to be held at the same venue at 10:30 a.m. on 5 November 2013 (or as soon thereafter as the Court Meeting has concluded or been adjourned). Notices of the Shareholder Meetings are set out in Parts VIII and IX of this document.

Please check you have received the following with this document:

•	a Blue Form of Proxy for use in respect of the Court Meeting on 5 November 2013; and

•	a White Form of Proxy for use in respect of the Scheme General Meeting on 5 November 2013.

If you have not received all of these documents, please contact the Capita Helpline on the number indicated below.

It is important that, for the Court Meeting in particular, as many votes as possible are cast so that the Court may be satisfied that there is a fair representation of shareholder opinion. Whether or not you plan to attend the Shareholder Meetings, you are therefore strongly encouraged to complete, sign and return your Forms of Proxy in accordance with the instructions thereon, or to appoint a proxy electronically, so as to be received by Old Kofax’s Registrar, Capita Asset Services, PXS, 34 Beckenham Road, Beckenham, Kent BR3 4TU as soon as possible, and in any event by the following times and dates:

•	Blue Forms of Proxy for the Court Meeting by 10:15 a.m. on 1 November 2013; and

•	White Forms of Proxy for the Scheme General Meeting by 10:30 a.m. on 1 November 2013.

Alternatively, Blue Forms of Proxy (but NOT White Forms of Proxy) may be handed to representatives of Capita Asset Services or the Chairman of the Court Meeting before the start of the Court Meeting on 5 November 2013 and will still be valid. In the case of the Scheme General Meeting, unless the White Form of Proxy is returned by the time and date mentioned in the instructions printed thereon, it will be invalid.

The completion and return of a Form of Proxy will not prevent you from attending and voting in person at the Court Meeting, the Scheme General Meeting or any adjournment thereof, if you so wish and are so entitled.

Multiple proxy voting instructions

As an Old Kofax Shareholder, you are entitled to appoint a proxy in respect of some or all of your Old Kofax Shares. You are also entitled to appoint more than one proxy. A space has been included on the Forms of Proxy to allow you to specify the number of shares in respect of which that proxy is appointed. The principles applied to multiple proxy voting instructions are detailed below.

If you wish to appoint more than one proxy in respect of your shareholding, you should contact Capita Asset Services on 0871 664 0300 (or on +44 20 8639 3399 if calling from outside the UK) for further Forms of Proxy, or photocopy the Forms of Proxy as required.

The following principles shall apply in relation to the appointment of multiple proxies:

(i)	Old Kofax will give effect to the intentions of members and include votes wherever and to the fullest extent possible.

(ii)

Where a proxy does not state the number of shares to which it applies (a “blank proxy”) then, subject to the following principles where more than one proxy is appointed, that proxy is deemed to have been appointed in relation to the total number of shares registered in the name of the appointing member (the “member’s entire holding”). In the event of a conflict between a blank proxy and a proxy which does state the number of shares to which it applies (a “specific proxy”), the specific proxy shall be counted first, regardless of the time it was sent or received (on the basis that as far as possible, the conflicting Forms of Proxy should be judged to be in respect of different shares) and remaining shares will be apportioned to the blank proxy (pro rata if there is more than one).

(iii)

Where there is more than one proxy appointed and the total number of shares in respect of which proxies are appointed is no greater than the member’s entire holding, it is assumed that proxies are appointed in relation to different shares, rather than that conflicting appointments have been made in relation to the same shares. That is, there is only assumed to be a conflict where the aggregate number of shares in respect of which proxies have been appointed exceeds the member’s entire holding.

(iv)

When considering conflicting proxies, later proxies will prevail over earlier proxies, and which proxy is later will be determined on the basis of which proxy is last sent (or, if Old Kofax is unable to determine which is last sent, last received). Proxies in the same envelope will be treated as having been sent and received at the same time, to minimise the number of conflicting proxies.

(v)	If conflicting proxies are sent or received at the same time in respect of (or deemed to be in respect of) an entire holding, none of them shall be treated as valid.

(vi)

Where the aggregate number of shares in respect of which proxies are appointed exceeds a member’s entire holding and it is not possible to determine the order in which they were sent or received (or they were all sent or received at the same time), the number of votes attributed to each proxy will be reduced pro rata.

(vii)	Where the application of paragraph (vi) above gives rise to fractions of shares, such fractions will be rounded down.

(viii)

If a member appoints a proxy or proxies and then decides to attend the Court Meeting or the Scheme General Meeting in person and vote using his poll card, then the vote in person will override the proxy vote(s). If the vote in person is in respect of the member’s entire holding, then all proxy votes will be disregarded. If, however, the member votes at the meeting in respect of less than the member’s entire holding, then if the member indicates on his polling card that all proxies are to be disregarded, that shall be the case; but if the member does not specifically revoke proxies, then the vote in person will be treated in the same way as if it were the last received proxy and earlier proxies will only be disregarded to the extent that to count them would result in the number of votes being cast exceeding the member’s entire holding.

(ix)

In relation to paragraph (viii) above, in the event that a member does not specifically revoke proxies, it will not be possible for Old Kofax to determine the intentions of the member in this regard. However, in light of the aim to include votes wherever and to the fullest extent possible, it will be assumed that earlier proxies should continue to apply to the fullest extent possible.

Electronic appointment of proxies by registered Shareholders holding shares through CREST

Registered Shareholders who hold shares through CREST and who wish to appoint a proxy or proxies for the Shareholder Meetings or any adjournment(s) by using the CREST electronic proxy appointment service may do so by following the procedures described in the CREST Manual. CREST personal members or other CREST sponsored members, and those CREST members who have appointed (a) voting service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf.

In order for a proxy appointment or instruction made by means of CREST to be valid, the appropriate CREST message (a “CREST Proxy Instruction”) must be properly authenticated in accordance with Euroclear’s specifications and must contain the information required for such instructions, as described in the CREST Manual. The message, regardless of whether it constitutes the appointment of a proxy or an amendment to the instructions given to a previously appointed proxy, must in order to be valid, be transmitted so as to be received by the Registrar (ID RA10) at least 48 hours prior to the Court Meeting or Scheme General Meeting, as applicable. For this purpose, the time of receipt will be taken to be the time (as determined by the time stamp applied to the message by the CREST Applications Host) from which the Registrar is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST.

CREST members and, where applicable, their CREST sponsors or voting service provider(s), should note that Euroclear does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member or sponsored member or has appointed (a) voting service provider(s), to procure that his CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members and, where applicable, their CREST sponsor or voting service provider(s) are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

Old Kofax may treat as invalid a CREST Proxy Instruction in the circumstances set out in the Regulations.

Assistance on Shareholder Helpline

If you have any questions relating to this document, any of the Meetings and the completion and return of the Proxy Forms, please telephone Capita Asset Services between 9.00 a.m. and 5.30 p.m. (London time) Monday to Friday on 0871 664 0300 from within the UK or +44 20 8639 3399 if calling from outside the UK. Calls to the 0871 664 0300 number cost 10 pence per minute (including VAT) plus your service provider’s network extras. Calls to the helpline from outside the UK will be charged at applicable international rates. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Proposals nor give any financial, legal or tax advice.

PART I

LETTER FROM THE CHAIRMAN

KOFAX PLC

(incorporated and registered in England and Wales with registered number 03119779)

Directors	Registered Office:

Greg Lock (Chairman)

Reynolds C. Bish (Chief Executive Officer)

James Arnold, Jr (Chief Financial Officer)

William T. Comfort III (Non-executive Director)

Chris Conway (Non-executive Director)

Wade W. Loo (Non-executive Director)

Bruce Powell (Non-executive Director)

Joe Rose (Non-executive Director)

Mark Wells (Non-executive Director)

1 Cedarwood Chineham Business Park Basingstoke Hampshire RG24 8WD

4 October 2013

To the holders of Old Kofax Shares and, for information purposes only, to holders of options under the Old Kofax Option Schemes

Dear Shareholder,

Recommended Proposals in respect of the introduction of a new holding company and related matters

1.	INTRODUCTION

On 4 October 2013, Old Kofax announced its intention to put in place a new parent company for the Kofax Group, New Kofax, being a Bermuda-incorporated company that will be tax resident in the UK. In addition to maintaining a premium listing on the Official List, it is also intended that shares of New Kofax will be listed on NASDAQ. It is intended that this new corporate structure will be implemented by means of a scheme of arrangement under Part 26 of the Companies Act involving a reduction of capital.

If the Scheme is approved and becomes effective, it will result in Old Kofax Shareholders holding New Kofax Shares and in Old Kofax becoming a wholly-owned subsidiary of New Kofax.

If the Scheme is implemented (without a subsequent Share Capital Consolidation by New Kofax (as described below)), Old Kofax Shareholders at the Scheme Record Time (expected to be 5:00 p.m. on 4 December 2013) will receive, in exchange for their Old Kofax Shares, New Kofax Shares on the following basis:

for each Old Kofax Share	one New Kofax Share

If the Scheme and a subsequent Share Capital Consolidation by New Kofax (as described below) are implemented, Old Kofax Shareholders at the Scheme Record Time will receive, in exchange for their Old Kofax Shares, New Kofax Shares on the following basis:

for up to two Old Kofax Shares	one New Kofax Share

Whilst the Share Capital Consolidation will reduce the number of issued shares of New Kofax, Old Kofax Shareholders will still own the same proportion of New Kofax immediately after the Scheme becomes effective as they did of Old Kofax immediately before the Scheme became effective, subject to fractional interests, if any.

With effect from the Scheme Effective Date, the rights attaching to the New Kofax Shares will be substantially the same as those attaching to the Old Kofax Shares. Upon the implementation of the Scheme, a New Kofax Shareholder will effectively have the same proportionate interest in the profits, net assets and dividends of the Kofax Group as he currently has as an Old Kofax Shareholder.

The purpose of this document is to explain the Proposals and why your Board considers the Scheme to be on fair and reasonable terms and all of the Proposals to be in the best interests of Old Kofax and its shareholders as a whole. Your Board is recommending that you vote in favour of the Proposals. A summary of the action recommended is set out on page 13 of this document and on the Forms of Proxy accompanying this document.

2.	BACKGROUND TO AND REASONS FOR THE PROPOSALS

Following a review of the appropriate place(s) of listing and domicile for the parent company of the Kofax Group, the Board has concluded that the interests of its business and shareholders are best served by aligning the place of the listing with the principal business activities of the Kofax Group, which are predominantly based in the US. As the Kofax Group becomes a more US-centric business, the Board considers it will need access to the leading financial market for global software companies in order to better pursue its organic revenue growth and acquisition strategies. Therefore, in addition to maintaining a premium listing on the Official List, the Board intends to establish a listing on NASDAQ. Given this intention, the Board further concluded that England was not the most appropriate domicile for the parent company of the Kofax Group because it is not possible to list shares of English companies on NASDAQ. Therefore, if Old Kofax remained the parent company of the Kofax Group, only depository receipts in respect of Old Kofax Shares could be listed on NASDAQ. Although listing depository receipts is relatively common and widely accepted in the UK, the Board was advised that listing depository receipts on NASDAQ, as opposed to shares, could impact adversely on analyst coverage, liquidity and valuation in the US. Therefore, the Scheme will establish a new Kofax Group holding company, New Kofax, incorporated in Bermuda, with its tax residence in the United Kingdom. Bermuda is a well established jurisdiction for companies traded on NASDAQ and New Kofax Common Shares can be listed on NASDAQ. A change of domicile of the parent company of the Kofax Group to Bermuda, in comparison to jurisdictions such as Delaware or another US state, will minimise the impact on shareholders by allowing it to have legal, regulatory, capital and financial positions largely consistent with the Kofax Group today.

Immediately following the Scheme Effective Date, New Kofax will offer New Kofax Common Shares as part of New Kofax’s establishment of a listing on NASDAQ (the US Offering). Whilst the number of New Kofax Common Shares to be allotted under the US Offering has not yet been determined, it will be less than the amount the Board is authorised by Shareholders to allot for cash on a non-preemptive basis and within corporate governance best practice for a company listed on the premium segment of the Official List. Further detail of the US Offering, including the number of New Kofax Common Shares to be offered, will be announced through an RIS in due course.

As part of the Proposals, and depending upon the Old Kofax share price at the Scheme Effective Date New Kofax may decide to implement a share capital consolidation (also known as a reverse stock split) on an up to two-for-one basis, in respect of New Kofax Shares issued under the Scheme. This would be to ensure that the shares of New Kofax trade initially on NASDAQ at a price more readily comparable to its peers. If required to be carried out, it is intended that the Share Capital Consolidation will be implemented immediately after the Scheme becomes effective. The Share Capital Consolidation should cause the shares of New Kofax to trade initially on NASDAQ at a price more readily comparable to its peers. Whilst the Share Capital Consolidation will reduce the number of issued shares of New Kofax, shareholders will still own the same proportion of New Kofax immediately after the Scheme becomes effective as they did of New Kofax immediately before the Scheme became effective, subject to fractional interests, if any. A fractional entitlement may arise as a result of the Share Capital Consolidation. For example, if New Kofax decides to implement the Share Capital Consolidation on a two-for-one basis, a Old Kofax Shareholder holding 51 New Kofax Shares immediately after the Scheme becomes effective would, after the Share Capital Consolidation be entitled to 25 New Kofax Shares and a one-half fractional entitlement to a New Kofax Share. In accordance with the New Kofax Bye-laws, which authorise the directors of New Kofax to deal with or resolve fractional entitlements as they think fit, such fractional entitlements will be aggregated and sold in the market for the benefit of New Kofax.

3.	IMPACT OF THE PROPOSALS

3.1	Business and operations

It is expected that New Kofax will have the same business and operations after the Scheme Effective Date as Old Kofax has before the Scheme Effective Date.

The Proposals will not result in any changes to the day-to-day operation of the business of the Kofax Group or its strategy. It is expected that New Kofax will continue to report the Kofax Group’s financial results in US Dollars.

3.2	Corporate governance and Board of Directors

The Proposals are not expected to have any adverse impact on Old Kofax Shareholders as a whole. New Kofax will have the same board and management as Old Kofax on the Scheme Effective Date and, save as set out below, will continue Old Kofax’s compliance with the main principles of the UK Corporate Governance Code, retaining Old Kofax’s strong commitment to the high standards of governance and corporate responsibility.

As New Kofax is incorporated in Bermuda, the Takeover Code will not apply to it and investors will not be able to benefit from its provisions. To provide shareholders in New Kofax with similar protections, pre-emption rights and various provisions of the Takeover Code have been built into New Kofax’s Bye-laws. Further details of the protections afforded by the Takeover Code are set out under the heading “Takeovers of Public Companies” in Part III of this document. On completion of the Proposals, the protections of the Takeover Code for shareholders will be lost. Although the New Kofax Bye-laws contain certain takeover provisions equivalent to those in the Takeover Code, these do not, of themselves, afford the same protection to shareholders as the Takeover Code does and enforcement of such provisions will be the responsibility of the board of directors of New Kofax, not any regulatory authority. The Takeover Code does not apply to the transactions contemplated by this document.

The overall level of remuneration of Executive Directors will remain unchanged. Each Non-Executive Director is expected to enter into a letter of appointment with New Kofax (on or around the Scheme Effective Date), the terms of which (including the expiry date) are substantially the same as the terms of his appointment with Old Kofax. The total fees payable to each of those Non-Executive Directors will not be varied as a result of the Scheme.

Further details on the specific effects of the Proposals on the Directors are set out in paragraphs 5 and 6 of Part V of this document.

3.3	London and NASDAQ Listings

Application will be made to the UK Listing Authority for the New Kofax Shares to be admitted to the premium segment of the Official List and to the London Stock Exchange for the New Kofax Shares to be admitted to trading on the London Stock Exchange’s main market for listed securities.

The last day of dealings in Old Kofax Shares is expected to be 4 December 2013. It is expected that Admission of the New Kofax Shares will become effective, and that dealings in New Kofax Shares on the London Stock Exchange’s main market for listed securities will commence, at 8:00 a.m. on 5 December 2013.

Immediately following the Scheme Effective Date, New Kofax will offer New Kofax Common Shares as part of New Kofax’s establishment of a listing on NASDAQ (the US Offering). Whilst the number of New Kofax Common Shares to be allotted under the US Offering has not yet been determined, it will be less than the amount the Board is authorised by Shareholders to allot for cash on a non-preemptive basis and within corporate governance best practice for a company listed on the premium segment of the Official List. Further detail of the US Offering, including the number of New Kofax Common Shares to be offered, will be announced through an RIS in due course.

3.4	Dividends

The New Kofax Common Shares will rank pari passu in all respects, including the right to receive all dividends and other distributions (if any) declared, paid or made by New Kofax after Admission. The Directors expect New Kofax to adopt the dividend policy that Old Kofax has adopted to date. Old Kofax has not declared and paid dividends for the previous three financial years and, at present, it is intended that no dividends will be paid by New Kofax. This policy will be periodically re-evaluated by New Kofax’s Board of Directors and any future determination to declare cash dividends will be made at the discretion of New Kofax’s Board of Directors.

3.5	Old Kofax Share Schemes and New Kofax Share Scheme

Details of proposals to be made to holders of options and awards granted under the Old Kofax Share Schemes are set out in paragraph 9 of Part II of this document. Details of the New Kofax Share Scheme expected to be adopted by New Kofax, subject to the approval of such adoption by the Old Kofax Shareholders at the Scheme General Meeting and the Scheme becoming effective, are set out in paragraph 12 of Part V of this document.

3.6	Taxation

UK, Bermuda and US taxation

Your attention is drawn to paragraph 11 of Part V of this document for further information about the taxation consequences of the Scheme.

The summary information on taxation in this document is intended as a guide only and holders of Old Kofax Shares who are in any doubt about their tax position, or who are resident for tax purposes outside the UK, Bermuda or the US, are strongly advised to contact an appropriate professional independent adviser immediately.

4.	AMENDMENTS TO OLD KOFAX ARTICLES OF ASSOCIATION

In order to facilitate the Proposals certain amendments are proposed to Old Kofax’s Articles of Association. These are described in paragraph 14 of Part V of this document and set out in full in the Notice of the Scheme General Meeting in Part IX of this document.

5.	ACTION TO BE TAKEN

The Scheme is conditional upon a number of matters which are set out in full in the explanatory letter from Canaccord contained in Part II of this document, including approval of the Scheme by the Old Kofax Shareholders at the Court Meeting and the Resolutions at the Scheme General Meeting, as well as prior to the First Court Hearing the listing of shares of New Kofax on NASDAQ having been approved in principle, subject to official notice of issuance, by NASDAQ. Full particulars of the Court Meeting and the Scheme General Meeting are also contained in Part II of this document, including the action to be taken by Old Kofax Shareholders.

In order that the High Court can be satisfied that the votes cast fairly represent the views of Old Kofax Shareholders, it is important that as many votes as possible are cast at the Court Meeting. Old Kofax Shareholders are therefore urged to attend the Court Meeting in person or by proxy. Separate Forms of Proxy for use at the Court Meeting (blue) and the Scheme General Meeting (white) are enclosed. Whether or not you propose to attend in person at the meeting in question, you are encouraged to complete, sign and return the appropriate Forms of Proxy, as explained in paragraph 13 of the explanatory letter from Canaccord Genuity Limited contained in Part II of this document.

If you have any questions relating to this document, any of the Meetings and the completion and return of the Proxy Forms, please telephone Capita Asset Services between 9.00 a.m. and 5.30 p.m. (London time) Monday to Friday on 0871 664 0300 from within the UK or +44 20 8639 3399 if calling from outside the UK. Calls to the 0871 664 0300 number cost 10 pence per minute (including VAT) plus your service provider’s network extras. Calls to the helpline from outside the UK will be charged at applicable international rates. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Proposals nor give any financial, legal or tax advice.

6.	OVERSEAS SHAREHOLDERS

If you are a citizen, resident or national of a jurisdiction outside the United Kingdom, your attention is drawn to paragraph 11 of Part II of this document.

7.	RECOMMENDATION

The Board considers the Proposals and their terms to be fair and reasonable and in the best interests of Old Kofax and Old Kofax Shareholders as a whole.

Accordingly, the Board unanimously recommends Old Kofax Shareholders to vote in favour of the Scheme at the Court Meeting and to vote in favour of all the Resolutions proposed at the Scheme General Meeting as the Directors intend to do in respect of their own holdings of Old Kofax Shares, details of which appear in paragraph 4 of Part V of this document.

Yours faithfully

Greg Lock

Non-Executive Chairman

PART II

EXPLANATION OF THE SCHEME AND ITS EFFECTS

(EXPLANATORY STATEMENT IN COMPLIANCE WITH SECTION 897 OF THE COMPANIES ACT)

Canaccord Genuity Limited

88 Wood Street

London, EC2V 7QR

United Kingdom

4 October 2013

To the holders of Old Kofax Shares and, for information purposes only, to holders of options under the Old Kofax Option Schemes

Dear Shareholder,

Recommended Proposals in respect of the introduction of a new holding company and related matters

1.	INTRODUCTION

On 4 October 2013, Old Kofax announced its intention to put in place a new parent company for the Kofax Group, New Kofax, being a Bermuda-incorporated company that will be tax resident in the UK. It is intended that this new corporate structure will be implemented by means of a scheme of arrangement under Part 26 of the Companies Act involving a reduction of capital.

The Scheme will require the approval of Old Kofax Shareholders at the Court Meeting and the passing of the Special Resolutions at a separate meeting of Old Kofax Shareholders as explained under “Meetings and consents for implementation of the Scheme” in paragraph 13 of this Part II.

Your attention is drawn to the letter from the Non-Executive Chairman of Old Kofax set out in Part I of this document, which forms part of this Explanatory Statement. That letter contains, inter alia, the unanimous recommendation by the Directors to Old Kofax Shareholders to vote in favour of the Scheme at the Court Meeting and to vote in favour of all of the Resolutions proposed at the Scheme General Meeting.

That letter also states that the Directors consider the Proposals and their terms to be fair and reasonable and in the best interests of Old Kofax and Old Kofax Shareholders as a whole.

We have been authorised by the Directors to write to you to set out the terms of the Proposals and to provide you with other relevant information. Statements made in this letter which refer to the background to the recommendation of the Directors reflect the views of the Directors.

A description of the action to be taken by Old Kofax Shareholders in relation to the Court Meeting and the Scheme General Meeting is set out in paragraph 17 of Part II of this document. The full text of the Scheme is set out in Part VI. The full text of each of the Resolutions to be proposed at the Court Meeting and the Scheme General Meeting is set out in Parts VIII and IX respectively.

It is expected that, if the conditions to the Scheme have been satisfied, the Scheme will become effective and trading in the New Kofax Shares will commence on 5 December 2013.

2.	SUMMARY OF THE PROPOSALS

The principal steps involved in the Proposals are as follows:

2.1	The Scheme

Under the Scheme, New Kofax is proposing to reorganise the Kofax Group pursuant to a Court approved scheme of arrangement under Part 26 of the Companies Act so that Old Kofax becomes a wholly and directly owned subsidiary of New Kofax and former Old Kofax Shareholders become shareholders of New Kofax. Immediately following the Scheme becoming effective and prior to the completion of the US Offering, former Old Kofax Shareholders will hold 100 per cent. of the New Kofax Shares in issue.

The Scheme will be implemented by cancelling and extinguishing all of the Scheme Shares on the Scheme Effective Date, capitalising the reserve created by the cancellation and the issue of New Kofax Shares to New Kofax.

If the Scheme is implemented (without a subsequent Share Capital Consolidation by New Kofax (as described below)), Old Kofax Shareholders at the Scheme Record Time (expected to be 5:00 p.m. on 4 December 2013) will receive, in exchange for their Old Kofax Shares, New Kofax Shares on the following basis:

for each Old Kofax Share	one New Kofax Share

If the Scheme and a subsequent Share Capital Consolidation by New Kofax (as described below) are implemented, Old Kofax Shareholders at the Scheme Record Time will receive, in exchange for their Old Kofax Shares, New Kofax Shares on the following basis:

for up to two Old Kofax Shares	one New Kofax Share

Whilst the Share Capital Consolidation will reduce the number of issued shares of New Kofax, Old Kofax Shareholders will still own the same proportion of New Kofax immediately after the Scheme becomes effective as they did of Old Kofax immediately before the Scheme became effective, subject to fractional interests, if any.

Your attention is drawn to paragraph 13 of this Part II where the Scheme is explained in greater detail.

2.2	The Share Capital Consolidation

As part of the Proposals, and depending upon the Old Kofax share price at the Scheme Effective Date New Kofax may decide to implement a share capital consolidation (also known as a reverse stock split) on an up to two-for-one basis, in respect of New Kofax Shares issued under the Scheme. This would be to ensure that the shares of New Kofax to trade initially on NASDAQ at a price more readily comparable to its peers. If New Kofax decides to implement the Share Capital Consolidation, it would be effected immediately after the Scheme becomes effective.

The effect of this consolidation will be to reduce the number of New Kofax Shares in issue, but the Old Kofax Shareholders will own the same proportion of New Kofax as they did of Old Kofax immediately before the Scheme became effective, subject to fractional entitlements. A fractional entitlement may arise as a result of the Share Capital Consolidation. For example, if New Kofax decides to implement the Share Capital Consolidation on a two-for-one basis, an Old Kofax Shareholder holding 51 New Kofax Shares immediately after the Scheme becomes effective would, after the Share Capital Consolidation, be entitled to 25 New Kofax Shares and a one-half fractional entitlement to a New Kofax Share. In accordance with the New Kofax Bye-laws, which authorise the directors of New Kofax to deal with or resolve fractional entitlements as they think fit, such fractional entitlements will be aggregated and sold in the market for the benefit of New Kofax.

2.3	Listings

It is intended that, once both the Scheme and (if effected) the Share Capital Consolidation become effective, the New Kofax Shares will be listed on the premium segment of the Official List and admitted to trading on the London Stock Exchange’s main market for listing securities and that the existing listing of the Old Kofax Shares on the Official List and their admission to trading on the London Stock Exchange will be cancelled. It is further intended that New Kofax Shares, including the New Kofax US Offering Shares, will be listed on NASDAQ.

3.	CONDITIONS TO IMPLEMENTATION OF THE PROPOSALS

The implementation of the Scheme is conditional upon:

3.1

the approval of the Scheme by a majority in number, representing at least 75 per cent. in value, of the Old Kofax Shareholders present and voting, either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting);

3.2

the passing of the various Resolutions set out in the notice of the Scheme General Meeting to approve the Scheme and various matters in connection with the Scheme including (i) the issue and allotment of the New Kofax Shares; (ii) changes to the Old Kofax Articles; (iii) the delisting of Old Kofax Shares; and (iv) the approval of the adoption by New Kofax of the New Kofax Share Scheme at the Scheme General Meeting (or at any adjournment of such meeting);

3.3	the sanction of the Scheme by the High Court and the confirmation by the High Court of the Old Kofax Reduction of Capital; and

3.4	copies of the Court Orders and the Statement of Capital having been delivered to the Registrar of Companies for England and Wales for registration.

The First Court Hearing (at which it is proposed that the High Court sanction the Scheme) is expected to be held on or around 2 December 2013. Old Kofax Shareholders or creditors who wish to support or oppose the Scheme will be informed by advertisement in a newspaper with national distribution in the United Kingdom of their right to appear in person, or be represented by counsel, at the First Court Hearing. The First Court Hearing will be held at The Rolls Building, 7 Rolls Building, Fetter Lane, London EC4A 1NL.

In addition, the Directors will not take the necessary steps to enable the Scheme to become effective unless, at the relevant time, the following conditions have been satisfied:

3.5

the formal processes having been put in place to delist the Old Kofax Shares and to approve the application to admit (subject to the allotment of the New Kofax Shares and the satisfaction of conditions 3.1 to 3.4 above, save to the extent such conditions are already satisfied) the New Kofax Shares to be issued in connection with the Scheme to the Official List with a premium listing (including a listing hearing having been held);

3.6

the London Stock Exchange having agreed to admit the New Kofax Shares to be issued in connection with the Scheme to trading on its main market for listed securities with a premium listing and its agreement not being withdrawn prior to the Scheme Effective Date; and

3.7	the listing of shares of New Kofax on NASDAQ has been approved in principle, subject to official notice of issuance, by NASDAQ.

If the Scheme is sanctioned by the High Court and the other conditions to the Scheme are satisfied or waived, the Scheme is expected to become effective, and dealings in the New Kofax Shares to be issued pursuant to the Scheme are expected to commence, on 5 December 2013, the anticipated Scheme Effective Date.

If the Scheme has not become effective by 30 June 2014 (or such later date as Old Kofax and New Kofax may agree and the High Court may allow), it will lapse, in which event the Scheme will not proceed, Old Kofax Shareholders will remain shareholders of Old Kofax and the Old Kofax Shares will continue to be listed on the Official List.

The Scheme contains a provision for Old Kofax and New Kofax jointly to consent, on behalf of all persons concerned, to any modification of or addition to the Scheme, or to any condition that the

High Court may think fit to approve or impose. Old Kofax has been advised by its legal advisers that the High Court would be unlikely to approve or impose any modification of, or addition or condition to, the Scheme which might be material to the interests of Old Kofax Shareholders unless Old Kofax Shareholders were informed of any such modification, addition or condition. It will be a matter for the High Court to decide, in its discretion, whether or not further meetings of Old Kofax Shareholders should be held. If the High Court does approve or impose a modification of, or addition or condition to, the Scheme which, in the opinion of the Directors, is such as to require the consent of the Old Kofax Shareholders, the Directors will not take the necessary steps to enable the Scheme to become effective unless and until such consent is obtained.

The full text of the Scheme and of the Resolutions to be proposed at the Court Meeting and the Scheme General Meeting are set out in Parts VI, VIII and IX, respectively, of this document.

4.	EFFECT OF THE SCHEME

The effect of implementation of the Scheme will be as follows:

4.1

instead of having its ordinary share capital owned by the Old Kofax Shareholders, Old Kofax will become a subsidiary of New Kofax and Old Kofax will be re-registered as a private limited company following the Scheme Effective Date;

4.2

instead of owning a given number of Old Kofax Shares, each Old Kofax Shareholder will own such number of New Kofax Shares as represents the same proportion of New Kofax immediately after the Scheme becomes effective as they did of Old Kofax immediately before the Scheme became effective (save as referred to below); and

4.3	New Kofax, a Bermuda-incorporated, UK tax resident company will be the holding company of the Kofax Group.

Shareholders should note that the proportions of New Kofax Shares which will be held by Old Kofax Shareholders may nevertheless be affected by the exercise of outstanding options or vesting of outstanding awards to subscribe for Old Kofax Shares pursuant to the Old Kofax Share Schemes. However, were the Scheme not to become effective, the proportions in which Old Kofax Shareholders would have held Old Kofax Shares would have been affected to the same extent by the exercise or vesting of equivalent rights over Old Kofax Shares in any case.

The proportion of New Kofax Shares which will be held by Old Kofax Shareholders will also be affected by the exercise of options under the New Kofax Share Scheme, if such New Kofax Share Scheme is approved at the Scheme General Meeting.

Further, the proportion of New Kofax Shares which will be held by Old Kofax Shareholders will also be affected by the issue of New Kofax Common Shares as part of the US Offering.

Immediately following the Scheme becoming effective, New Kofax will own no assets other than the ordinary share capital of Old Kofax and nominal cash balances.

5.	THE TAKEOVER CODE

5.1	Introduction

As a public limited company registered in England, with its registered office in the UK and listed on the Official List, Old Kofax is currently subject to the provisions of the Takeover Code. The Takeover Code does not apply to the transactions contemplated by this document. Following the Scheme becoming effective, Old Kofax Shareholders will become shareholders in New Kofax, a Bermuda company whose registered office is not in the UK. As a result, following the Scheme becoming effective, the Takeover Code will not apply to any offer made to shareholders in New Kofax to acquire their shares and Old Kofax Shareholders should note, therefore, that, if the Scheme is implemented, they will not receive the protections afforded by the Takeover Code in this event. However, to provide shareholders in New Kofax with similar protections, pre-emption rights and various provisions of the Takeover Code have been built into New Kofax’s Bye-laws, as set out in Part III of this document.

Brief details of the Takeover Code and the protections given by it are described below.

5.2	The Takeover Code

The Takeover Code is issued and administered by the Panel. The Takeover Code and the Panel operate principally to ensure that shareholders are treated fairly and are not denied an opportunity to decide on the merits of a takeover and that shareholders of the same class are afforded equivalent treatment by an offeror. The Takeover Code also provides an orderly framework within which takeovers are conducted. In addition, it is designed to promote, in conjunction with other regulatory regime, the integrity of the financial markets.

5.3	The general principles of the Takeover Code

The Takeover Code is based on a number of general principles which are essentially statements of standards of commercial behaviour. These general principles are:

5.3.1

All holders of the securities of an offeree company of the same class must be afforded equivalent treatment; moreover, if a person acquires control of a company, the other holders of securities must be protected.

5.3.2

The holders of the securities of an offeree company must have sufficient time and information to enable them to reach a properly informed decision on the bid; where it advises the holders of securities, the board of the offeree company must give its views on the effects of implementation of the bid on employment, conditions of employment and the locations of the company’s places of business.

5.3.3	The board of an offeree company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the bid.

5.3.4

False markets must not be created in the securities of the offeree company, of the offeror company or of any other company concerned by the bid in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted.

5.3.5

An offeror must announce a bid only after ensuring that he/she can fulfil in full any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration.

5.3.6	An offeree company must not be hindered in the conduct of its affairs for longer than is reasonable by a bid for its securities.

These general principles are applied by the Panel in accordance with their spirit in order to achieve their underlying purpose.

In addition to the general principles, the Takeover Code contains a series of rules, of which some are effectively expansions of the general principles and examples of their application and others are provisions governing specific aspects of takeover procedure. Although most of the rules are expressed in more detailed language than the general principles, they are not framed in technical language and, like the general principles, are to be interpreted to achieve their underlying purpose. Therefore, their spirit must be observed as well as their letter. The Panel may derogate or grant a waiver to a person from the application of a rule in certain circumstances.

5.4	Key provisions of the Takeover Code

The following is a summary of key provisions of the Takeover Code which apply to transactions to which the Takeover Code applies. If the Scheme is implemented, these protections will be lost.

5.4.1	Equality of Treatment

General principle 1 of the Takeover Code states that all holders of securities of an offeror company of the same class must be afforded equivalent treatment. Furthermore,

rule 16 of the Takeover Code requires that, except with the consent of the Panel, special arrangements may not be made with certain shareholders in the company if there are favourable conditions attached which are not being extended to all shareholders.

5.4.2	Information to shareholders

General principle 2 requires that holders of securities of an offeree company must have sufficient time and information to enable them to reach a properly informed decision on a bid. Consequently, a document setting out full details of an offer must be sent to the offeree company’s shareholders.

5.4.3	Mandatory general offer

Under rule 9 of the Takeover Code if any person (or persons acting in concert with him) acquires any further shares carrying voting rights such that their resultant holding is 30 per cent. or more of the voting rights of the company, or if any person (or persons acting in concert with him) already holding 30 per cent. or more but not more than 50 per cent. of the voting rights increases their percentage holding, that person would be obliged to make a mandatory general offer to all remaining shareholders to purchase their shares at the highest price paid by him (or any persons acting in concert with him) within the preceding 12 months.

5.4.4	The opinion of the offeree board of directors and independent advice

The board of directors of the offeree company as required by rule 3.1 of the Takeover Code to obtain competent independent advice on an offer and the substance of such advice must be made known to its shareholders. Rule 25.1 of the Takeover Code requires that the board of directors of the offeree company must circulate its opinion on the offer and its reasons for forming that opinion. That opinion must include the board’s views on: the effects of implementation of the offer on all the company’s interests, including, specifically, employment; and on the offeror’s strategic plans for the offeree company and their likely repercussions on employment and the locations of the offeree company’s places of business.

The circular from the offeree company must also deal with other matters such as interests and recent dealings in the securities of the offeror and the offeree company by relevant parties and whether the directors of the offeree company intend to accept or reject the offer in respect of their own beneficial shareholdings. Rule 20.1 of the Takeover Code states that the information about the companies involved in the offer must be made equally available to all offeree company shareholders as nearly as possible at the same time and in the same manner.

5.4.5	Option holders and holders of convertible securities or subscription rights

Rule 15 of the Takeover Code provides that, when a Takeover Code offer is made for voting equity share capital or other transferable securities carrying voting rights and the offeree company has convertible securities outstanding, the offeror must make an appropriate offer or proposal to the holders of such outstanding convertible securities to ensure their interests are safeguarded.

6.	TAXATION

Your attention is drawn to paragraph 11 of Part V of this document for further information about the taxation consequences of the Scheme.

The summary information on taxation in this document is intended as a guide only and holders of Old Kofax Shares who are in any doubt about their tax position, or who are resident for tax purposes outside the UK, Bermuda or the US, are strongly advised to contact an appropriate independent professional adviser immediately.

7.	MEMORANDUM AND BYE-LAWS OF NEW KOFAX

A summary of the New Kofax Bye-Laws is set out in paragraph 9 of Part V of this document. A description of the principal differences between English and Bermuda law is set out in Part III of this document.

8.	DIRECTORS’ AND OTHER INTERESTS

On the Scheme Effective Date, the boards of Old Kofax and New Kofax will be the same. Each of the Executive Directors will continue to be employed by Old Kofax. The overall level of remuneration of Executive Directors will remain unchanged.

Each Non-Executive Director is expected to enter into a letter of appointment with New Kofax (on or around 30 November 2013), the terms of which (including the expiry date) are substantially the same as the terms of his appointment with Old Kofax. The total fees payable to each of those Non-Executive Directors will not be varied as a result of the Scheme.

The interests of Directors in the existing share capital of Old Kofax as at 30 September 2013 (being the last practicable date prior to the publication of this document) are set out in paragraph 4 of Part V of this document.

Save as described above, the effect of the Scheme on the interests of the Directors (details of which are set out in paragraph 4 of Part V of this document) does not differ from its effect on the like interests of other Old Kofax Shareholders. Shareholders are, however, referred to the matters described in Part III of this document in relation to the effect on Directors arising from the adoption of the New Kofax Bye-laws and the fact that New Kofax is incorporated in Bermuda and governed by the Bermuda Companies Act 1981, as amended.

9.	EMPLOYEE SHARE SCHEMES

9.1	Old Kofax Share Schemes

Participants in the Old Kofax Share Schemes will be written to separately to explain the impact of the Scheme on their participation in these schemes. The implications of the Scheme for the Old Kofax Share Schemes are summarised at paragraph 12 of Part V of this document.

The Board and the Remuneration Committee will seek to ensure that participants’ rights under the Old Kofax Share Schemes are rolled over into equivalent rights relating to the New Kofax Shares when the Scheme becomes effective.

No further options or awards will be granted under the Old Kofax 2000 Share Option Plan and the Old Kofax 2007 Long Term Incentive Plan after the Scheme becomes effective.

9.2	New Kofax Share Scheme

The New Kofax Share Scheme was adopted by Old Kofax at its annual general meeting on 6 November 2012. Details of the New Kofax Share Scheme are set out in paragraph 12 of Part V of this document.

The Old Kofax Shareholders (who will become shareholders of New Kofax pursuant to the Scheme) are being asked to approve the adoption by New Kofax of the New Kofax Share Scheme at the Scheme General Meeting. The Directors expect that New Kofax will adopt the New Kofax Share Scheme as part of the Kofax Group’s arrangements to incentivise employees following the introduction of New Kofax as the new parent company of the Kofax Group.

10.	CREST

If you hold your old Kofax Shares in a CREST account, you should note that the New Kofax Shares you receive pursuant to the Scheme will not be capable of being held or transferred in the CREST systems (because they are issued by a non-UK company). To enable such shareholders effectively to settle their New Kofax Shares through the CREST system, however, a depository arrangement involving the issue of dematerialised Depository Interests representing the underlying New Kofax Shares will be put in place. Pursuant to this arrangement a depository will hold the New Kofax Shares and issue dematerialised Depository Interests representing the underlying shares which will be held on trust for the holders of the Depository Interests. The Depository Interests will be independent securities constituted under English law and may be held and transferred through the CREST system.

11.	OVERSEAS SHAREHOLDERS

The implications of the Scheme for, and the distribution of this document to, Overseas Shareholders may be affected by the laws of the relevant jurisdictions. Overseas Shareholders should inform themselves about and observe all applicable legal requirements.

It is the responsibility of any person into whose possession this document comes to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection with the Scheme and the distribution of this document and/or the accompanying documents, including the obtaining of any governmental, exchange control or other consents which may be required and/or compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes or levies due in such jurisdictions.

If, in respect of any Overseas Shareholder, New Kofax is advised that if the allotment and issue of New Kofax Shares would or might infringe the laws of any jurisdiction outside Bermuda or the United Kingdom, or would or might require New Kofax to obtain any governmental or other consent or effect any registration, filing or other formality, New Kofax may determine that no New Kofax Shares shall be allotted and issued to such shareholder but instead those New Kofax Shares shall be allotted and issued to a nominee appointed by New Kofax as trustee for such shareholder, on terms that they shall be sold on behalf of such shareholder as soon as reasonably practicable after the Scheme becomes effective, with the net proceeds of sale being remitted to the Overseas Shareholder concerned at the risk of such shareholder. Alternatively, New Kofax may determine that the New Kofax Shares shall be issued to that shareholder and sold on his behalf, with the net proceeds of sale being remitted to the Overseas Shareholder at the Overseas Shareholder’s risk.

Overseas Shareholders should consult their own legal, financial and tax advisers with respect to the legal, financial and tax consequences of the Scheme in their particular circumstances. For additional information relating to the US tax consequences of the Scheme for certain categories of US Shareholders, see paragraph 11 of Part V of this document.

THIS DOCUMENT DOES NOT CONSTITUTE AN INVITATION OR OFFER TO SELL OR THE SOLICITATION OF AN INVITATION OR OFFER TO BUY ANY SECURITY. NONE OF THE SECURITIES REFERRED TO IN THIS DOCUMENT SHALL BE SOLD, ISSUED, SUBSCRIBED FOR, PURCHASED, EXCHANGED OR TRANSFERRED IN ANY JURISDICTION IN CONTRAVENTION OF APPLICABLE LAW.

The New Kofax Shares to be issued to Old Kofax Shareholders in connection with the Scheme will not be, and are not required to be, registered with the SEC under the US Securities Act in reliance upon the exemption from registration provided by Section 3(a)(10) thereof. For the purpose of qualifying for the Section 3(a)(10) exemption with respect to the New Kofax Shares issued pursuant to the Scheme, Old Kofax will advise the High Court that it will rely on the Section 3(a)(10) exemption based on the High Court’s sanctioning of the Scheme, which will be relied upon by Old Kofax as an approval of the Scheme following a hearing on its fairness to Old Kofax Shareholders at which hearing all such Old Kofax Shareholders will be entitled to attend in person or through counsel to support or oppose the sanctioning of the Scheme and with respect to which notification has been or will be given to all such Shareholders.

The New Kofax Shares to be issued to Old Kofax Shareholders in connection with the Scheme will not be registered under the securities laws of any state of the United States, and will be issued in the United States pursuant to the Scheme in reliance on available exemptions from such state law registration requirements.

Neither the SEC nor any other US federal or state securities commission or regulatory authority has approved or disapproved of the New Kofax Shares or passed upon the accuracy or adequacy of this document. Any representation to the contrary is a criminal offence in the United States.

Old Kofax Shareholders who are citizens or residents of the United States should consult their own legal, financial and tax advisers with respect to the legal, financial and tax consequences of the Scheme and in their particular circumstances.

12.	LISTING, DEALINGS, SHARE CERTIFICATES AND SETTLEMENT

Application will be made to the UK Listing Authority for New Kofax to be admitted to the premium segment of the Official List and to the London Stock Exchange for the New Kofax Shares to be admitted to trading on the London Stock Exchange’s main market for listed securities.

If all the conditions to the Scheme are satisfied, Old Kofax intends to seek the delisting of the Old Kofax Shares from the Official List with effect from the Scheme Effective Date.

The last day of dealings in Old Kofax Shares is expected to be 4 December 2013. The last time for registration of transfers of Old Kofax Shares is expected to be 5:00 p.m. on 4 December 2013 (the Scheme Record Time).

It is expected that the New Kofax Shares will be issued, their Admission will become effective and that dealings in the New Kofax Shares will commence at 8:00 a.m. on 5 December 2013 (the Scheme Effective Date). It is expected that the listing of the Old Kofax Shares will be cancelled at that time.

These dates may be deferred if it is necessary to adjourn any meeting required to approve the arrangements described in this document or it there is any delay in obtaining the High Court’s sanction of the Scheme or confirmation of the Old Kofax Reduction of Capital. In the event of a delay, the application for the Old Kofax Shares to be delisted will be deferred, so that the listing will not be cancelled until immediately before the Scheme becomes effective.

With effect from (and including) the Scheme Effective Date, all share certificates representing the Old Kofax Shares will cease to be valid and binding in respect of such holdings and should be destroyed.

Definitive share certificates for the New Kofax Shares of New Kofax Shareholders who held their Old Kofax Shares in Certificated form are expected to be despatched within ten Business Days after the Scheme Effective Date. In the case of joint holders, share certificates will be despatched to the joint holder whose name appears first in the register. All share certificates will be sent by pre-paid first class post at the risk of the person entitled thereto.

Old Kofax Shares held in Uncertificated form will be disabled in CREST on the Scheme Effective Date. CREST is a paperless settlement system enabling securities to be evidenced otherwise than by a certificate and transferred otherwise than by written instrument. The New Kofax Shares will not be capable of being held or transferred in the CREST systems (because they are issued by a non-UK company). A depository arrangement involving the issue of dematerialised Depository Interests representing the underlying New Kofax Shares will be put in place. Pursuant to this arrangement a depository will hold the New Kofax Shares and issue dematerialised Depository Interests representing the underlying shares which will be held on trust for the holders of the Depository Interests. The Depository Interests will be independent securities constituted under English law and may be held and transferred through the CREST system. Application will be made for the depository interests to be admitted to CREST with effect from Admission of the New Kofax Shares. Accordingly, settlement of transactions in depository interests following Admission may take place within the CREST system. CREST is a voluntary system and holders of New Kofax Shares who wish to receive and retain share certificates will be able to do so.

New Kofax will have the right to issue New Kofax Shares to all shareholders in Certificated form if, for any reason, it wishes to do so.

All mandates in force at the Scheme Record Time relating to payments of dividends on Old Kofax Shares and all instructions then in force relating to notices and other communications will, unless and until varied or revoked, be deemed from the Scheme Effective Date to be valid and effective mandates or instructions to New Kofax in relation to the corresponding holding of New Kofax Shares.

13.	MEETINGS AND CONSENTS FOR IMPLEMENTATION OF THE SCHEME

The Scheme will require the approval of the Old Kofax Shareholders at the Court Meeting, convened pursuant to an order of the High Court, and the passing by the Old Kofax Shareholders of the Special Resolutions set out in the Notice of the Scheme General Meeting. Both of the Meetings have been convened for 5 November 2013. The Scheme also requires a separate sanction from the High Court.

It is expected that New Kofax will agree to appear by counsel on the hearing of the claim form to sanction the Scheme and to undertake to be bound by the Scheme.

Notices of the Court Meeting and the Scheme General Meeting are contained in Parts VIII and IX of this document. Entitlement to attend and vote at these Meetings and the number of votes which may be cast at such meetings will be determined by reference to the register of members of Old Kofax at the Scheme Voting Record Time. All Old Kofax Shareholders whose names appear on the register of members of Old Kofax at the Scheme Voting Record Time, shall be entitled to attend and speak and vote at the relevant Meeting in respect of the number of Old Kofax Shares registered in their name at that time.

13.1	Court Meeting

The Court Meeting has been convened for 10:15 a.m. on 5 November 2013 (or as soon thereafter as the Annual General Meeting has been concluded or adjourned) pursuant to an order of the High Court granted on 27 September 2013. At the Court Meeting, or at any adjournment thereof, the Old Kofax Shareholders will consider and, if thought fit, approve the Scheme.

Voting at the Court Meeting will be by poll and not on a show of hands and each Scheme Shareholder entitled to attend and who is present in person or by proxy will be entitled to one vote for each Scheme Share held. The statutory majority required to approve the Scheme at the Court Meeting is a simple majority in number of the Scheme Shareholders present and voting (either in person or by proxy) at the Court Meeting representing not less than 75 per cent. of the nominal value of the Scheme Shares voted (either in person or by proxy) by such Scheme Shareholders.

In order that the High Court can be satisfied that the votes cast constitute a fair representation of the views of the Scheme Shareholders, it is important that as many votes as possible are cast at the Court Meeting. Old Kofax Shareholders are therefore urged to take the action referred to in paragraph 13.3 of this Part.

It is also particularly important for you to be aware that if the Scheme becomes effective, it will be binding on all Scheme Shareholders irrespective of whether they attended the Court Meeting and irrespective of the manner in which they voted.

13.2	The Scheme General Meeting

The Scheme General Meeting has been convened for 10:30 a.m. on 5 November 2013 (or as soon thereafter as the Court Meeting has been concluded). At the Scheme General Meeting or at any adjournment thereof, Old Kofax Shareholders will consider and, if thought fit, pass the Resolutions set out in the notice of the Scheme General Meeting contained in Part IX of this document.

13.2.1	Special Resolutions

The Special Resolutions set out in the notice of the Scheme General Meeting are proposed in order to approve:

(a)	the Scheme;

(b)	the Old Kofax Reduction of Capital;

(c)	the increase in the share capital of Old Kofax to its former amount by the issue of New Shares to New Kofax in accordance with the Scheme;

(d)	the allotment of such New Shares by the Directors pursuant to the Scheme;

(e)	amendments to the Old Kofax Articles of Association to deal with transitional matters arising from the Scheme; and

(f)	the delisting of the Old Kofax Shares.

The majority required for the passing of the Special Resolutions is not less than 75 per cent. of the votes cast (in person or by proxy) at the Scheme General Meeting.

13.2.2	Ordinary Resolution

The Ordinary Resolution set out in the notice of the Scheme General Meeting is proposed in order to approve the adoption by New Kofax of the New Kofax Share Scheme described in paragraph 12 of Part V of this document. The majority required for the passing of such Ordinary Resolution is a simple majority of the votes cast (in person or by proxy) at the Scheme General Meeting.

13.3	Proxy Forms

For your convenience, the Form of Proxy is pre-paid (no stamp is required if posted within the UK) and addressed to Old Kofax’s Registrars, Capita Asset Services, PXS, 34 Beckenham Road, Beckenham, Kent BR3 4TU. No envelope is necessary but if you wish you may use an envelope and address it to Capita Asset Services, (no stamp required if posted within the UK), as soon as possible and, in any event, so as to be received no later than 10:15 a.m. on 1 November 2013 in the case of the Blue Form of Proxy and 10:30 a.m. on 1 November 2013 in the case of the White Form of Proxy. If the Blue Form of Proxy for use at the Court Meeting is not returned by the above time, it may be handed to Old Kofax’s Registrars, Capita Asset Services, or the Chairman of the Court Meeting, before the start of that Meeting. However, in the case of the Scheme General Meeting, unless the White Form of Proxy is returned by the time mentioned in the instructions printed on it, it will be invalid. The completion and return of a Form of Proxy will not prevent you from attending and voting in person at either the Court Meeting or the Scheme General Meeting, or at any adjournment thereof, if you so wish and are so entitled.

13.4	Sanction of the Scheme by the High Court and confirmation of the Old Kofax Reduction of Capital

Under the Companies Act, the Scheme requires the sanction of the High Court and the confirmation by the High Court of the associated Old Kofax Reduction of Capital. There will be two separate Court Hearings, one to sanction the Scheme and a subsequent hearing to confirm the Old Kofax Reduction of Capital. The First Court Hearing to sanction the scheme is expected to be held on 2 December 2013 at The Rolls Building, 7 Rolls Building, Fetter Lane, London EC4A 1NL. All Old Kofax Shareholders are entitled to attend the First Court Hearing in person or through counsel to support or oppose the sanctioning of the Scheme, The Second Court Hearing to confirm the Old Kofax Reduction of Capital is expected to occur on 4 December 2013.

The Scheme will become effective as soon as office copies of the Court Orders and the accompanying Statement of Capital have been duly delivered to the Registrar of Companies for registration. This is expected to occur on 5 December 2013.

If the Scheme does becomes effective it will be binding on all Old Kofax Shareholders, including those who do not vote to approve the Scheme and those who vote against the Scheme at the Court Meeting and/or at the Scheme General Meeting.

Unless the Scheme becomes effective by no later than 30 June 2014, or such later date imposed by the High Court and/or agreed by Old Kofax and New Kofax, the Scheme will not become effective.

On the Scheme Effective Date, share certificates in respect of Old Kofax Shares will cease to be valid and should be destroyed. In addition, on the Scheme Effective Date, entitlements to Old Kofax Shares held within the CREST system will be cancelled.

14.	AUTHORITIES RELATING TO NEW KOFAX’S SHARE CAPITAL

Prior to the Court Meeting, the holder of the New Kofax Subscriber Share and the Board of New Kofax are expected to pass certain resolutions in order to, among other things, authorise New Kofax to carry out the actions required of it in relation to the Proposals, including approval of:

14.1.1	the allotment of the New Kofax Shares to Old Kofax Shareholders; and

14.1.2	the adoption by New Kofax of the New Kofax Share Scheme (subject to the approval by Old Kofax Shareholders at the Scheme General Meeting).

It is expected that the authorities to be granted to the New Kofax Directors in relation to allotment of New Kofax Shares will be equivalent to the corresponding authorities currently granted to Old Kofax.

15.	PROSPECTUS

A Prospectus relating to New Kofax and Admission, prepared in accordance with the Prospectus Rules made under Part VI of FSMA, is expected to be made available to the public in accordance with Rule 3.2 of the Prospectus Rules in electronic form on the Kofax Group’s website www.kofax.com once approved by and filed with the FCA which is expected to be on or around 30 November 2013. It is expected that copies may also be obtained, on request, free of charge by writing to the registered office of Old Kofax (1 Cedarwood, Chineham Business Park, Basingstoke, Hampshire RG24 8WD), to the registered office of New Kofax, (Clarendon House, 22 Church Street, Hamilton, Bermuda HM 11).

The information in the Prospectus will include financial information and an operating and financial review in relation to the Kofax Group, a business overview of the Kofax Group and a section of additional information, including details of the remuneration and interests of the Directors, material contracts and capital resources of the Kofax Group and details of litigation concerning the Kofax Group, all of which will be relevant to New Kofax as the new holding company of the Kofax Group. Certain of this information will be incorporated into the Prospectus by reference.

16.	FURTHER INFORMATION

You should read the whole of this document.

Your attention is drawn, in particular, to the summary set out at the front of this document, to the letter from your Non-Executive Chairman in Part I, to the Scheme set out in Part VI and to the notices of Meetings in Parts VIII and IX.

Copies of:

16.1.1	the Old Kofax Articles;

16.1.2	the memorandum of association of New Kofax and New Kofax Bye-laws;

16.1.3

the annual report and accounts of Old Kofax for the financial years ended 30 June 2011, 30 June 2012 and 30 June 2013, including the audited consolidated accounts and the independent auditors’ reports for each of those financial years;

16.1.4	the consent letter referred to in paragraph 13 of Part V of this document;

16.1.5	the rules of the Old Kofax Share Schemes and draft rules of the New Kofax Share Scheme referred to in paragraph 12 of Part V of this document; and

16.1.6	this document,

can be inspected at the registered office of Old Kofax (1 Cedarwood, Chineham Business Park, Basingstoke, Hampshire RG24 8WD) during normal business hours on any day (Saturdays, Sundays and public holidays excepted) until close of business on the Scheme Effective Date and will also be available for inspection for 15 minutes before and during the Court Meeting and the Scheme General Meeting. This document is also available in electronic form on the Kofax Group’s website at www.kofax.com and the Prospectus is expected to be made available in electronic form on the same website on or around 30 November 2013.

In the case of joint holders of Old Kofax Shares, one copy of this document is being delivered to the first registered joint holder. Further copies of this document may be requested by joint holders other than the first registered joint holder by application in writing to the Company Secretary at Old Kofax, (1 Cedarwood, Chineham Business Park, Basingstoke, Hampshire RG24 8WD).

17.	ACTION TO BE TAKEN

Old Kofax Shareholders will find accompanying this document:

17.1.1	a Blue Form of Proxy for use at the Court Meeting; and

17.1.2	a White Form of Proxy for use at the Scheme General Meeting.

It is important that, for the Court Meeting in particular, as many votes as possible are cast so that the High Court may be satisfied that there is a fair and reasonable representation of Scheme Shareholder opinion. Whether or not you plan to attend the Meetings in person, you are strongly encouraged to sign and return your Forms of Proxy or to appoint a proxy electronically as referred to below, as soon as possible and in any event so as to be received by Old Kofax’s Registrars Capita Asset Services at their address PXS, 34 Beckenham Road, Beckenham, Kent BR3 4TU:

Blue Forms of Proxy for the Court Meeting by 10:15 a.m. on 1 November 2013

White Forms of Proxy for the Scheme General Meeting by 10:30 a.m. on 1 November 2013

(or, in the case of an adjourned meeting, not less than 48 hours prior to the time and date set for the adjourned meeting).

If you hold your Old Kofax Shares in Uncertificated form (i.e. in CREST) you may vote using the CREST voting service in accordance with the procedures set out in the CREST manual (please also refer to the accompanying notes for the notice of the Scheme General Meeting set out at the end of Part IX of this document). Proxies submitted via CREST (under CREST participant ID RA10) must be received by Old Kofax’s Registrars, Capita Asset Services, not later than 10:15 a.m. on 1 November 2013 in the case of the Blue Form of Proxy for the Court Meeting and by 10:30 a.m. on 1 November 2013 in the case of the White Form of Proxy for the Scheme General Meeting (or in the case of an adjourned meeting, not less than 48 hours prior to the time and date set for the adjourned meeting).

The return of the Forms of Proxy will not prevent you from attending either of the Meetings and voting in person if you wish. In each case, the forms and cards should be completed in accordance with the instructions printed on them.

The Blue Form of Proxy in respect of the Court Meeting may also be handed to Old Kofax’s Registrars, Capita Asset Services, or the Chairman of the Court Meeting before the start of the Meeting. However, in the case of the Scheme General Meeting, the White Form of Proxy will be invalid unless it is lodged so as to be received by 10:30 a.m. on 1 November 2013.

Yours faithfully

Director

Canaccord Genuity Limited

PART III

SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ENGLISH AND BERMUDA

COMPANY LAW AND CONSEQUENT IMPLICATIONS OF NEW KOFAX BEING A

BERMUDA-INCORPORATED COMPANY

As a result of the Scheme, Old Kofax Shareholders will be entitled to receive New Kofax Shares. New Kofax is incorporated under the laws of Bermuda and Old Kofax is incorporated under the laws of England and Wales. The following is a summary comparison of material differences between the rights of a New Kofax Shareholder and a Old Kofax Shareholder arising from the differences between the corporate laws of Bermuda and those of England and Wales, the governing instruments of the two companies, and the securities laws and regulations governing Old Kofax and, upon completion of the Scheme, governing New Kofax. The summary of New Kofax’s governing instruments is of those instruments as they are expected to be adopted on the Court making the Court Orders. This summary is not a complete description of the laws of Bermuda or of England and Wales, the other rules or laws referred to in this summary, the New Kofax memorandum of association, the New Kofax Bye-laws or the Old Kofax memorandum of association and the Articles of Association. It is expected that New Kofax will qualify as a “foreign private issuer” under the SEC’s rules. If, at some future date, New Kofax no longer satisfies this definition, New Kofax would become subject to additional US reporting, disclosure and corporate governance requirements.

Copies of the New Kofax memorandum of association and New Kofax Bye-laws in the forms to be effective immediately following the Scheme becoming effective are available for inspection at the offices of Dechert LLP, 160 Queen Victoria Street London, EC4V 4QQ and will be available at Dechert LLP, 160 Queen Victoria Street London, EC4V 4QQ from at least fifteen minutes prior to the start of the Court Meeting until the conclusion of the Scheme General Meeting. The descriptions of the New Kofax memorandum of association and New Kofax Bye-laws contained herein are qualified by reference to the actual documents.

Unless the context otherwise requires, references to “shareholder” or “shareholders” means the person(s) whose name(s) appears on a company’s register of members or shareholders and who are the legal owners of the shares concerned.

Provisions currently applicable to Old Kofax Shareholders	Provisions that will be applicable to New Kofax Shareholders
Voting Rights

Under the Old Kofax Articles, a shareholder who is present in person or by proxy and entitled to vote at a shareholders’ meeting is entitled to one vote on a show of hands regardless of the number of shares he or she holds. On a poll, each shareholder having the right to vote, including proxies for shareholders, is entitled to one vote for each ordinary share held.

In general, and except as provided below, a shareholder who is present in person or by proxy and entitled to vote at a shareholders’ meeting is entitled to one vote on a show of hands regardless of the number of shares he or she holds. On a poll, each shareholder having the right to vote, including proxies for shareholders, is entitled to one vote for each common share held.

Under the Old Kofax Articles, two shareholders present in person or by proxy and entitled to vote on the business to be transacted constitute a quorum for the purposes of a general meeting. Cumulative voting is not recognised under English law.

At any general meeting, two or more members present in person or by proxy throughout the meeting constitute a quorum for the transaction of business.

Provisions currently applicable to Old Kofax Shareholders	Provisions that will be applicable to New Kofax Shareholders
The Old Kofax Articles provide that resolutions put to a vote at a shareholders’ meeting will be decided on a show of hands, unless a poll is demanded by:	The New Kofax Bye-laws provide that resolutions put to a vote at a shareholders’ meeting will be decided on a show of hands, unless a poll is demanded by:

(1) the chairman of the meeting;	(1) the chairman of the meeting;

(2)      at least three shareholders present in person or by proxy that have the right to vote;

(3)      a shareholder or shareholders present in person or by proxy representing not less than 10 per cent of the total voting rights of all the members having the right to vote at the meeting; or

(4)      any shareholder or shareholders present in person or by proxy holding shares that have voting rights on the resolution on which the aggregate sum paid on its or their shares is equal to at least 10 per cent of the total sum paid on all the shares having those voting rights on the resolution.

(2)      at least three shareholders present in person or by proxy that have the right to vote on the resolution;

(3)      a shareholder or shareholders present in person or by proxy holding not less than 10 per cent of the total voting rights of all shareholders having the right to vote at such meeting; or

(4)      any shareholder or shareholders present in person or by proxy holding shares conferring the right to vote, being shares on which the aggregate sum paid on its or their shares is equal to at least 10 per cent of the total sum paid on all the shares having those voting rights on the resolution.

Under English law, ordinary resolutions are, in the first instance, decided on a show of hands and must be approved by at least a majority of the votes cast by shareholders present in person or by proxy. If a poll is demanded, the resolution conducted on a poll must be approved by shareholders representing at least a majority of the total voting rights of shareholders present in person or by proxy who vote on the resolution. Special resolutions, if decided on a show of hands, require the affirmative vote of at least 75 per cent of the votes cast by shareholders present in person or by proxy. If a poll is demanded, a special resolution conducted on a poll must be approved by shareholders representing at least 75 per cent of the total voting rights of shareholders present in person or by proxy who vote on the resolution.

The New Kofax Bye-laws replicate the voting requirements which are currently applicable to Old Kofax under English law, including those matters which must be approved by ordinary resolution or special resolution and the process for deciding each on a show of hands or a poll.

Under the Old Kofax Articles, proxies of shareholders are entitled to attend shareholders’ meetings and to demand or to join in demanding a poll, and vote at shareholders’ meetings on a poll or on a show of hands.

Under the New Kofax Bye-laws, proxies of shareholders are entitled to attend, demand or to join in demanding a poll, and vote at shareholders’ meetings. Proxies of shareholders are also entitled to speak at shareholders’ meetings.

While New Kofax’s register of members will show the Depository as the legal holder of the New Kofax Shares in respect of which Depository Interests are granted, the beneficial interests in such New Kofax Shares will remain with the Depository, who will receive all the rights attaching to the New Kofax Shares as it would have done if such holder of Depository Interests had been on New Kofax’s register of members itself.

Provisions currently applicable to Old Kofax Shareholders	Provisions that will be applicable to New Kofax Shareholders

Action by Written Consent

Under English law, shareholders of a public company such as Old Kofax are not permitted to pass resolutions by written consent.

Under Bermuda law and subject to the New Kofax Bye-laws, the Bermuda Companies Act provides that shareholders may take action by written consent. Under the New Kofax Bye-laws, shareholders are not permitted to pass resolutions by written consent.

Shareholder Proposals and Shareholder Nominations of Directors

Under English law, shareholders may demand that a resolution be voted on at an annual general meeting if the demand is made: (1) by shareholders holding at least 5 per cent of the total voting power of shares having a right to vote on the resolution; or (2) by at least 100 shareholders holding shares on which there has been paid up an average sum per shareholder of at least £100. The only shareholders who count towards these thresholds are those having at the date of the requisition a right to vote at the annual general meeting to which the resolution relates. The shareholders must deposit the demand at the Company’s registered office at least six weeks before the annual general meeting to which it relates or, if later, at the time at which notice is given of the annual general meeting. In general, resolutions to appoint directors must be put to shareholders on the basis of one resolution for each nominated director. A resolution including more than one director may be presented to be voted upon at a general meeting only if the shareholders have first unanimously approved so doing.

The Bermuda Companies Act provides that shareholders may, as set forth below and at their own expense (unless a company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement prepared by the requesting shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is either that number of shareholders representing at least 5 per cent of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates or not less than 100 shareholders.

Under the New Kofax Bye-laws, for nominations or other business to be properly brought before an annual general meeting by a shareholder pursuant to the New Kofax Bye-laws, the shareholder must have given timely notice thereof in writing to the company secretary of New Kofax and such other business must otherwise be a proper matter for shareholder action. Notice is considered timely only if given to the company secretary of New Kofax not less than 90 nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual general meeting of shareholders.

Sources and Payment of Dividends

Subject to the prior rights of holders of any preferred shares, an English company may pay dividends on its ordinary shares only out of its distributable profits, defined as accumulated, realised profits less accumulated, realised losses, and not out of share capital, which includes share premiums (being the excess of the consideration for the issue of shares over the aggregate nominal amount of such shares). Amounts credited to the share premium account, however, may be used to pay up unissued shares that may then be distributed to shareholders in proportion to their holdings. In addition, under English law, Old Kofax will not be permitted to make a distribution if, at the time, the amount of its net assets is less than the aggregate of its issued and paid-up share capital and undistributable reserves or if the distribution would result in the amount

Bermuda law does not permit the declaration or payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that a company is, or after the payment is made would be, unable to pay its liabilities as they become due, or the realisable value of such company’s assets would, as a result of the payment, be less than its liabilities. The excess of the consideration paid on an issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be utilised in certain limited circumstances, for example, to pay up unissued shares which may be distributed to shareholders in proportion to their holdings as fully paid bonus shares, but is otherwise subject to limitation.

Provisions currently applicable to Old Kofax Shareholders	Provisions that will be applicable to New Kofax Shareholders of its net assets being less than that aggregate. Old Kofax Shareholders may, by ordinary resolution, declare final dividends, but no dividend may be declared by Old Kofax Shareholders in excess of an amount recommended by the Board. The Board has the power under the Articles to pay interim dividends without the approval of shareholders to the extent the financial position of Old Kofax justifies a dividend. A dividend may be paid in any currency or currencies decided by the Board.

The New Kofax Bye-laws replicate the requirements concerning shareholder approval which are currently applicable to Old Kofax in respect of the declaration and payment of dividends.

Rights of Purchase and Redemption

Under English law, a company may issue redeemable shares, subject to any conditions stated in its articles of association. The Old Kofax Articles permit the issuance of redeemable shares. A company may purchase its own shares, if: (a) in the case of an open-market purchase, authority to make the market purchase has been given by an ordinary resolution of its shareholders; or (b) in all other cases, the purchase has first been approved by a special resolution of its shareholders. The Articles authorise Old Kofax to purchase its own shares and Old Kofax was authorised to make certain market purchases by its shareholders at the annual general meeting held on 6 November 2012.

The New Kofax Bye-laws replicate the requirements which are currently applicable to Old Kofax under English Law.

A company may redeem or repurchase shares only if the shares are fully paid and, in the case of public companies, only out of: (1) distributable profits; or (2) the proceeds of a new issue of shares made for the purpose of the repurchase or redemption.

Any repurchased shares by New Kofax would either be cancelled or held as treasury shares in accordance with the Bermuda Companies Act. In addition, New Kofax may only repurchase shares if there are reasonable grounds for believing that on the date of the repurchase the company is, and after the repurchase will be, able to pay its liabilities as they become due.

The UK Listing Authority requires that where a company has issued shares that are admitted to the Official List and are convertible into a class of shares to be repurchased, the holders of the convertible shares must first pass a special resolution approving any repurchase at a separate class meeting unless the trust deed or terms of issue of such shares authorised the company to purchase its own shares (LR 12.4.7 and LR 12.4.8).

Following the Scheme becoming effective, and subject to New Kofax being listed on the Official List, the requirements of the UK Listing Authority will also apply to New Kofax.

The UK Listing Authority requires that purchases of 15 per cent or more of any class of share capital of a company whose share capital is admitted to the Official List must be made by way of a tender offer to all shareholders of that class (LR 12.4.2). A tender offer must be made at a stated maximum or at a fixed price.

Purchases below the 15 per cent threshold may be made through the open market, provided that the price paid is not more than 5 per cent above the average market value of the company’s shares for the 5 business days prior to the day the purchase is made (LR 12.4.1).

Provisions currently applicable to Old Kofax Shareholders	Provisions that will be applicable to New Kofax Shareholders

Meetings of Shareholders

Under the Old Kofax Articles, all general meetings of shareholders will be held at the time and place determined by the directors, unless the directors fail to comply with a request of the shareholders (see below), in which case it will be held at a time and place determined by the shareholders.

Under the Bermuda Companies Act, and subject to the right of shareholders to call special general meetings, general meetings of shareholders will be held at such time and place as determined by the directors.

Under English law, a general meeting of shareholders may be called: (1) by the board of directors; or (2) on the requisition of shareholders holding at least five per cent of the paid-up capital of the company carrying voting rights at the general meeting.

Under the New Kofax Bye-laws, a special general meeting may be called by New Kofax’s president, chairman or a majority of the directors in office. Under Bermuda law, a special general meeting must also be convened by the company on the requisition by the holders of at least 10 per cent of the paid-up voting share capital of a company as provided by the Bermuda Companies Act.

Under English law, the notice requirement for general meetings of traded companies is at least 21 clear days’ notice.

Under the New Kofax Bye-laws, notices of all general meetings must specify the place, the date and time of the meeting and, in case of a special general meeting, the general nature of the business to be considered.

In addition, general meetings may be called upon at least 14 clear days’ notice if (1) it is not an annual general meeting; (2) the company offers the facility for members to vote by electronic means accessible to all members who hold shares that carry rights to vote at general meetings; and (3) a special resolutions reducing the period of notice to not less than 14 days has been passed at the immediately preceding annual general meeting or at a general meeting held since that annual general meeting.

Notice must be provided at least 21 clear days prior to an annual general meeting

Notice must be provided at least 14 clear days prior to a special general meeting. However, under the Bermuda Companies Act, general meetings may be called on shorter notice if: (1) in the case of an annual general meeting, all the shareholders who are permitted to attend and vote agree to the shorter notice; or (2) in the case of a special general meeting, a majority of the shareholders holding at least 95 per cent by nominal value of the shares which can be voted at the meeting so agree.

“Clear days’ notice” means calendar days and excludes: (1) the date when the notice is server or deemed to have been served and (2) the date of the meeting itself. The Articles provide that documents sent by first class mail are deemed received 24 hours after mailing, and, if sent by second class mail, 48 hours after mailing.

The UK Corporate Governance Code requires that a company should arrange for notice of an annual general meeting and related papers to be sent to shareholders at least 20 working days before the meeting (E.24). Companies with a premium listing of equity securities on the Official List must either comply with the provisions of the UK Corporate Governance Code or explain which provisions it has not complied with and the reasons it has not so complied in its annual financial report (LR 9.8.7R).

Following the Scheme becoming effective, and subject to New Kofax being listed on the Official List, the provisions of the UK Corporate Governance Code will also apply to New Kofax.

Provisions currently applicable to Old Kofax Shareholders	Provisions that will be applicable to New Kofax Shareholders

Appraisal Rights

While English law does not generally provide for appraisal rights, a shareholder may apply to a court and the court may specify terms for the acquisition that it considers appropriate as described under “Shareholders’ Votes on Certain Transactions” below.

In the case of an amalgamation or merger, a shareholder may apply to the Bermuda Supreme Court for an appraisal of the fair value of such shareholder’s shares if such shareholder is not satisfied that fair value has been paid for such shares. The company would have the right to pay such shareholder the court appraised value of such shares or to terminate the amalgamation or merger (as the case may be).

Pre-emptive Rights

Under English law, the issuance for cash of: (1) equity securities, being those which, with respect to dividends or capital, carry a right to participate beyond a specified amount; or (2) rights to subscribe for or convert into equity securities, must be offered first to the existing equity shareholders in proportion to the respective nominal values of their holdings, unless a special resolution to the contrary has been passed by shareholders in a general meeting.

Under Bermuda law, unless otherwise provided in a company’s bye-laws, shareholders of a company are not entitled to pre-emptive rights. However, since New Kofax will remain listed on the premium segment of the main market, it is required to give pre-emption rights to its shareholders. The New Kofax Bye-laws therefore provide for pre-emptive rights for holders of shares similar to those contained in the Old Kofax Articles.

At its annual general meeting in 2012, Old Kofax passed, as is the custom of many English companies whose shares are listed on the Official List and admitted to trading on the London Stock Exchange, a resolution to authorise the Directors of Old Kofax to allot equity securities of nominal value equal to 5 per cent of Old Kofax’s issued share capital, without these pre-emption rights.

It is intended that New Kofax will propose similar resolutions to its shareholders at its annual general meetings (and will pass a resolution having similar effect immediately prior to the Scheme Effective Date).

Amendment of Governing Instruments

Under English law, shareholders have the power to amend any provisions of a company’s articles of association, by special resolution.

Under the Bermuda Companies Act, a company’s bye-laws may be amended only by both a resolution passed by the board of directors and a resolution passed by the shareholders. Under the New Kofax Bye-laws, an affirmative vote of the board of the directors and three-fourths of votes cast by shareholders at a meeting (reflecting the requirement for a special resolution under English law) is required to amend the New Kofax Bye-laws.

Under English law, the board of directors is not authorised to change the memorandum of association or the articles of association. See “Share Class Rights” below.

Amendments affecting the rights of the holders of any class of shares may, depending on the rights attached to the class and the nature of the amendments, also require approval by special resolution of the classes affected in separate class meetings. See “Share Class Rights” below.

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Under Bermuda law, the holders of an aggregate of not less than 20 per cent in par value of a company’s issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided in the Bermuda Companies Act. Where such an application is made, the amendment becomes

Provisions currently applicable to Old Kofax Shareholders	Provisions that will be applicable to New Kofax Shareholders effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering a company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favour of the amendment.

Preference Shares

Subject to the rights of any existing shareholders, the Old Kofax Articles permit Old Kofax to issue new shares with any rights granted to holders of such shares, including rights of priority over the Old Kofax Shares.

The New Kofax Bye-laws replicate the requirements which are currently applicable to Old Kofax under English law.

Share Class Rights

The Old Kofax Articles provide that:

(1)      the rights of any class of shares may (unless the rights attached to the shares of the class otherwise provide) only be changed with the consent in writing of 75 per cent of the total nominal value of shares of that class or by a special resolution passed at a separate class meeting of the holders of the relevant class of shares;

(2)      the quorum required for the separate class meetings is at least two people who hold, or act as proxies for, at least one-third of the total nominal value of the existing shares of the class, except that at any adjournment of a class meeting one shareholder constitutes a quorum, regardless of the number of shares that person holds; and

The New Kofax Bye-Laws replicate the requirements which are currently applicable to Old Kofax under English law.

(3) every holder of shares of a class having a separate class meeting is entitled, on a poll, to one vote in respect of each share held.

Shareholders’ Votes on Certain Transactions

The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganisations or takeovers. These arrangements require the approval of: (1) a majority in number of each class of shareholders or creditors representing at least 75 per cent in value of the capital held by or debt owed to that class present and voting in person or by proxy at special meetings convened by order of the Court; and (2) the Court.

The Bermuda Companies Act permits an amalgamation or merger between two or more Bermuda companies, or between one or more Bermuda “exempted companies” and one or more foreign companies. Under Bermuda law, New Kofax is an “exempted company”.

The New Kofax Bye-laws require that an amalgamation agreement or merger agreement (as the case may be) which requires approval of the members to be approved by three-fourths of votes cast at a meeting convened to approve the amalgamation or merger (as the case may be).

Provisions currently applicable to Old Kofax Shareholders	Provisions that will be applicable to New Kofax Shareholders

Once approved, sanctioned and effective, all shareholders and creditors of the relevant class and the company are bound by the terms of the scheme, and a dissenting shareholder would have no rights comparable to appraisal rights provided under the corporate laws of most US states.

As a Bermuda company, New Kofax may enter into certain business transactions with significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from the board of directors but without obtaining prior approval from the company’s shareholders.

Additional limitations are described below under “Takeovers of Public Companies”.

Under the Listing Rules, shareholder approval:

(1)      is usually required for an acquisition or disposal by a listed company if, generally, the size of the company or business to be acquired or disposed of represents 25 per cent or more of the assets, profits, or gross capital of the listed company or if the consideration to be paid represents 25 per cent or more of the aggregate market value of the listed company’s equity shares (LR 10.5); and

Following the Scheme becoming effective and subject to New Kofax being listed on the Official List, the Listing Rules will also apply to New Kofax.

(2) may also be required for an acquisition or disposal of assets between a listed company and parties, including:

(a) any person who is, or was in the last 12 months preceding the date of the transaction, a director or shadow director of the company or its subsidiaries;

(b)      any person who is, or was in the last 12 months preceding the date of the transaction, a holder of 10 per cent or more of the nominal value of any class of the company’s or any holding company’s or its subsidiary’s shares having the right to vote; or

(c) any of their associates (LR 11.1.4 and LR 11.1.7).

Rights of Inspection

Except when closed pursuant to the Companies Act, the register and index of names of shareholders of an English company may be inspected: (1) for free, by its shareholders; and (2) for a fee by any member of the public.

In both cases, the documents may be copied for a fee.

The shareholders of an English public company may also inspect, without charge: (1) minutes of meetings of the shareholders and obtain copies of the minutes for a

Members of the general public have the right to inspect New Kofax’s public documents available at the office of the Registrar of Companies in Bermuda, which will include its memorandum of association (including its objects and powers), any increase or reduction of its authorised capital and copies of any prospectuses issued. New Kofax’s register of members and register of directors and officers are also open to inspection by members of the public without charge at the registered office of New Kofax. New Kofax’s shareholders have the additional right to

Provisions currently applicable to Old Kofax Shareholders	Provisions that will be applicable to New Kofax Shareholders fee; and (2) service contracts of the company’s directors and obtain copies of the contracts for a fee. In addition, the published annual accounts of a public company are required to be available for shareholders at a general meeting and a copy of these accounts must be sent to every shareholder.

The shareholders of Old Kofax do not have rights to inspect the accounting records of Old Kofax or minutes of meetings of its Directors.

inspect its bye-laws, minutes of general meetings and audited financial statements. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Standard of Conduct for Directors

Under English law, a director has fiduciary and certain statutory duties. The general statutory duties of directors are:	The Bermuda Companies Act imposes a duty on directors and officers of a Bermuda company:

(1) to act in accordance with their powers;	(1) to act honestly and in good faith, with a view to the best interests of such company; and

(2) to promote the success of the company for the benefit of members as a whole;	(2) to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

(3)           to exercise independent judgement; and

(4)           to exercise reasonable care, skill and diligence.

In promoting the success of a company, the directors must have regard to the following factors:

(1)      the likely consequences of any decision in the long term;

(2)      the interests of employees;

(3)      the need to foster business relationships with suppliers, customers and others;

(4)      the impact of operations on the community and environment;

(5)      the desirability of maintaining high standards of business conduct; and

(6)      the need to act fairly between members of the company.

See also “Liability of Directors and Officers” below.

In addition, the Bermuda Companies Act imposes various duties on officers of a company with respect to certain matters of management and administration of such company. The Bermuda Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, such court may relieve him, either wholly or partly, from any liability on such terms as such court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of a company against such officers. The New Kofax Bye-laws, however, provide that the company’s shareholders waive all claims or rights of action that such shareholders might have, individually or in the right of the company, against any of the directors or officers for any act or failure to act in the performance of the duties of such director or officer, provided that this waiver does not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.

A director of a company who has any direct or indirect interest in a contract or proposed contract with the Company must declare his interest at a Board meeting.

In the Old Kofax Articles the Board has the power to authorise matters where a Director has or can have a direct or indirect interest that conflicts or may conflict

Under Bermuda law and the New Kofax Bye-laws, a transaction entered into by Old New Kofax, in which a director has an interest, will not be avoidable by the company, and such director will not be liable to the company for any profit realised pursuant to such transaction, provided the nature of the interest is duly disclosed to the board of directors or an appropriate

Provisions currently applicable to Old Kofax Shareholders	Provisions that will be applicable to New Kofax Shareholders with that of the Company. No interested Director can count towards the quorum at the meeting considering the matter or have his vote counted when authorising the conflict. The Director’s duty to declare his interest in any contracts with the Company will remain.

board committee. In addition, the New Kofax Bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which the director has an interest following a declaration of the interest to the board of directors or an appropriate board committee, provided that the director is not disqualified from doing so by the chairman of the meeting.

Retirement by rotation of the Board of Directors

The Old Kofax Articles provide that, at each annual general meeting any Director who was elected or last re-elected a Director at or before the annual general meeting held in the third calendar year before the current year shall retire by rotation. These retired directors will be eligible for re-election at that annual general meeting.

The New Kofax Bye-laws provide that the number of directors will be determined by the board of directors subject to a maximum of 10. At each annual general meeting any Director who was elected or last re-elected a Director at or before the annual general meeting held in the third calendar year before the current year shall retire by rotation. These retired directors will be eligible for re-election at that annual general meeting.

In accordance with the provisions of the UK Corporate Governance Code, the Directors of Old Kofax retire and submit themselves for re-election annually at each Old Kofax annual general meeting.	New Kofax will also be required to comply with the provisions of the UK Corporate Governance Code and intends for each of its directors to retire and submit himself for re-election annually.

Majority Voting for Directors

Under English law, at any general meeting held for the purpose of electing directors at which a quorum is present, director nominees receiving a majority of votes cast at the meeting will be elected as directors, provided that every such appointment must be voted on individually by a single resolution unless otherwise agreed by a previous resolution which was passed unanimously. The shareholders may also by a majority of votes remove a director and appoint another person as a director in his place, provided that special notice of the resolution to remove the director should be given to Old Kofax at least 28 days before the meeting at which it is moved.

Under the New Kofax Bye-laws, at any general meeting held for the purpose of electing directors at which a quorum is present, each director nominee receiving a majority of the votes cast at the meeting will be elected as a director.

However, if the number of nominees exceeds the number of positions available for the election of directors, the directors so elected shall be those nominees who have received the greatest number of votes (and an absolute majority of the votes cast is not a prerequisite).

Removal of Directors

Under the Companies Act, shareholders may remove a director without cause by ordinary resolution, irrespective of any provisions of the service contract the director has with the company, provided that special notice of the resolution to remove the director is given to Old Kofax at least 28 days before the meeting at which it is moved.

Shareholders may remove a director at any special general meeting convened and held in accordance with the New Kofax Bye-laws by a resolution comprising the affirmative vote of not less than a majority of votes cast, provided that the notice of the meeting convened for the purpose of removing the director contains a statement of the intention so to do and is served on such director not less than 14 days before the meeting.

Provisions currently applicable to Old Kofax Shareholders	Provisions that will be applicable to New Kofax Shareholders

Vacancies on the Board of Directors

Old Kofax Shareholders may by ordinary resolution appoint a person to be a director:

(1)      to fill a vacancy; or

(2)      to become an additional director, subject to any maximum provided in Old Kofax’s Articles.

Vacancies on the board of directors can be filled by the board of directors if the vacancy occurs as a result of, among other things, death, disability, disqualification, removal or resignation of a director, or an increase in the size of the board of directors. Shareholders have the right to fill a vacancy created by the removal of a director at the meeting at which the director is removed.

The Board has the power to appoint a director:

(1)      to fill a vacancy; or

(2)      to become an additional director, subject to any maximum provided in Old Kofax’s Articles,

to serve until the next annual general meeting of the Company, whereupon the director concerned is required to retire but will be eligible for election.

The Board currently consists of nine members made up of two executive directors and seven non-executive directors.	The New Kofax Board will have the same members as the Old Kofax Board.

Liability of Directors and Officers

English law does not permit a company to exempt any director of the company from any liability arising from negligence, default, breach of duty or breach of trust against the company.

The New Kofax Bye-laws provide that none of New Kofax’s officers, directors or employees will be personally liable to New Kofax or its shareholders for any action or failure to act to the fullest extent permitted by law.

However, a company may by ordinary resolution ratify a director’s conduct amounting to negligence, default, breach of duty or breach of trust (note however a shareholder’s right to bring an action against the company in certain circumstances as set out in “Shareholders’ Suits” below). The director in question and any shareholders connected with him are not entitled to vote on the resolution. Shareholders can also ratify acts of directors by unanimous consent.

See also “Standard of Conduct for Directors” above.

Indemnification of Directors, Officers and Auditors, and Insurance

English law does not permit a company to indemnify a director or officer of the company or of an associated company against any liability arising from negligence, default, breach of duty or breach of trust in relation to the company of which he is a director or officer. However, a company is permitted to make a loan to a director to provide him with funds to meet expenditure incurred or to be incurred in connection with:

(1)      defending any criminal or civil proceeding in which judgment is entered in favour of the director or officer or the director or officer is acquitted; or

Pursuant to the New Kofax Bye-laws, New Kofax will indemnify its officers and directors to the fullest extent permitted by Bermuda law. Such indemnity will extend, without limitation, to any matter in which an officer or director of New Kofax may be guilty of negligence, default, breach of duty or breach of trust in relation to New Kofax or any of its subsidiaries, provided that this indemnity will not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.

Provisions currently applicable to Old Kofax Shareholders	Provisions that will be applicable to New Kofax Shareholders

(2)      proceedings in which the director or officer is held liable, but the court finds that he acted honestly and reasonably and that relief should be granted; or

(3)      proceedings in which the director is defending himself in an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority.

In addition Old Kofax may make provision for indemnities against liability incurred by members of the Board to persons other than Old Kofax or an associated company provided such provisions do not provide any indemnity against:

(1)      liability of the director to pay any fine imposed in criminal proceedings or any penalty payable to a regulatory authority in respect of non-compliance with any requirement of a regulatory nature; or

(2)      any liability incurred by the director in defending criminal proceedings in which he is convicted, in defending civil proceedings brought by Old Kofax or an associated company in which judgment is given against him, or in connection with an application for relief in which the court refuses to grant him relief.

In addition Old Kofax may make provisions indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme provided that the provision does not provide any indemnity against:

(1)      any liability of the director to pay a fine imposed in criminal proceedings or a penalty payable to a regulatory authority in respect of non-compliance with any requirement of a regulatory nature; or

(2) any liability incurred by the director in defending criminal proceedings in which he is convicted.

The Old Kofax Articles provide that, to the extent permitted by the Companies Act, every director of Old Kofax or a director of any associated company may be indemnified against liabilities he incurs in relation to Old Kofax or any associated company and any person who is or was a director of an associated company that is a trustee of an occupational pension scheme may be indemnified in connection with that company’s activities as an occupational pension scheme.

Provisions currently applicable to Old Kofax Shareholders	Provisions that will be applicable to New Kofax Shareholders
English law does not permit a company:

(1)      to exempt an auditor from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company occurring in the course of the audit of accounts; or

(2)      to provide directly or indirectly an indemnity for an auditor of the company or an associated company against any liability in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is auditor occurring in the course of the audit of accounts.

Old Kofax may however indemnify an auditor against any liability incurred by him in defending civil or criminal proceedings in which judgment is given in his favour or he is acquitted or where relief is granted to him by the court in the case of honest and reasonable conduct.

In addition, Old Kofax may enter into an agreement limiting the amount of liability owed to it by its auditor in respect of any negligence, default, breach of duty or breach of trust occurring in the course of the audit of accounts. Such an agreement must comply with the Companies Act and be approved by Old Kofax’s shareholders.

The Companies Act allows companies to purchase and maintain insurance for directors, officers and auditors against any liability arising from negligence, default, breach of duty or breach of trust against the company. Old Kofax maintains directors’ and officers’ insurance.

The Bermuda Companies Act enables companies to purchase and maintain, and the New Kofax Bye-laws permit New Kofax to purchase and maintain, insurance for directors and officers against any liability arising from negligence, default, breach of duty or breach of trust against the company.

Shareholders’ Suits

The Companies Act permits a shareholder whose name is on the register of members of the company to apply for a court order: (1) when the company’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim; or (2) when any actual or proposed act or omission of the company is or would be so prejudicial. A court has wide discretion in granting relief, and may authorise civil proceedings to be brought in the name of the company by a shareholder on terms that the court directs.

Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in New Kofax’s name to remedy a wrong done to the company where the act complained of is alleged to be beyond New Kofax’s corporate power or is illegal or would result in the violation of the memorandum of association or New Kofax Bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of shareholders than actually approved it.

Provisions currently applicable to Old Kofax Shareholders	Provisions that will be applicable to New Kofax Shareholders

English law also permits actions by shareholders on behalf of the company or on behalf of other shareholders in circumstances where there is an actual or proposed act or omission involving negligence, default, breach of duty or breach of trust by a director of the company.

Before such proceedings can be brought, the applicant is required to show a prima facie case against the defendant and the claim can only proceed with the court’s permission.

The winning party in such an action generally would be able to recover a portion of attorneys’ fees incurred in connection with such action. The New Kofax Bye-laws provide that all present and future shareholders waive all claims or rights of action that they might have, individually or in the right of the company, against any of the company’s directors or officers for any action or failure to act in the performance of the duties of such director or officer, provided that such waiver does not extend to any matter in which such director or officer in respect of any fraud or dishonesty which may attach to such officer or director.

In order to become the legal holder of New Kofax Shares and appear on New Kofax’s register of members, a holder of Depository Interests should withdraw their underlying New Kofax Shares by using standard CREST messages so that they hold their New Kofax Shares in certificated form.

Takeovers of Public Companies

A takeover of Old Kofax would be regulated by the Takeover Code administered by the Panel, a body consisting of representatives of the City of London financial and professional institutions, which oversees the conduct of takeovers.

There is no equivalent to the Takeover Code in Bermuda. However, directors have fiduciary duties to act in the best interests of the company as a whole.

The Takeover Code provides that the person making an offer is obliged to comply with a strict takeover timetable and that he is also restricted in his ability to make announcements and, having made a relevant announcement, is obliged to adhere to the terms thereof.

The New Kofax Bye-Laws adopt certain of the provisions of the Takeover Code, including provisions dealing with compulsory takeover offers and shareholder treatment along the lines of the General Principles set out in the Takeover Code (including “equal treatment”) and those matters referred to in paragraph 5 of Part II of this document which are to be administered by the Board.

All holders of the securities of the target company of the same class must be treated equally and, as such, special or favourable deals between the person making the offer and the shareholders of a target company are prohibited.

The Takeover Code imposes a high degree of transparency by requiring, amongst others, the person making the offer, the target company and their respective “associates” to disclose publicly their dealings in relevant securities. If the person making the offer fails to complete an offer, he is prohibited from making another offer within twelve months.

Provisions currently applicable to Old Kofax Shareholders	Provisions that will be applicable to New Kofax Shareholders

The Takeover Code provides that when:

(1)      any person acquires, whether by a series of transactions over a period of time or not, an interest in shares which, together with shares which any persons acting in concert with him are interested, represent 30 per cent or more of the voting rights of a company; or

(2)      any person, together with persons acting in concert with him, is interested in shares which carry at least 30 per cent but not more than 50 per cent of the voting rights and that person, or any person acting in concert with him, acquires any additional shares, the person must generally make an offer for all of the classes of equity shares of the company, whether voting or non-voting, and also to holders of any class of transferable securities carrying voting rights, for cash, or accompanied by a cash alternative, at not less than the highest price paid by the persons or these persons for the relevant shares during the 12 months preceding the date of the offer.

Pursuant to the New Kofax Bye-laws, a person must not:

(1)        acting by himself or with persons determined by the Board to be acting in concert, seek to acquire shares in New Kofax, which carry more than 30 per cent. of the voting rights attributable to the shares in New Kofax except as a result of a “permitted acquisition” (meaning an offer made in compliance with Rule 9 of the Takeover Code); or

(2)        acting by himself or with persons determined by the Board to be acting in concert, hold not less than 30 per cent. but not more than 50 per cent. of the voting rights attributable to the shares, and seek to acquire after the Scheme Effective Date, by himself or with persons determined by the Board to be acting in concert, additional shares which, taken together with the shares held by the persons determined by the Board to be acting in concert with him, increase his voting rights attributable to the shares, except as a result of a “permitted acquisition” (meaning an offer made in compliance with Rule 9 of the Takeover Code).

Under English law, a director of a company has a statutory duty to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of the members as a whole. Generally, anti-takeover measures are not actions that fall within this category. Under the Takeover Code, a company is prohibited from taking any action without the approval of its shareholders at a general meeting when:

Where the Board has reason to believe any of such circumstances has taken place, then it make take all or any of certain measures set out in the New Kofax Bye-laws. The Board has full authority to determine the application of the New Kofax Bye-laws relating to the Takeover Code, including the deemed application of the whole or any part of the Takeover Code, and such authority shall include all the discretion that the Panel on Takeovers and Mergers would exercise if the whole or part of the Takeover Code applied.

(1) a bona fide offer has been communicated to its board of directors; or

(2)      its board of directors believes that a bona fide offer is imminent,

if such action could effectively result in the offer being frustrated or the shareholders being denied an opportunity to decide on its merits.

The Companies Act provides: (1) that, where a takeover offer is made for the shares of a company incorporated under the Companies Acts; and (2) at any time before the end of the period within which the offer can be accepted, the offeror has acquired or unconditionally contracted to acquire at least 90 per cent in value of the shares to which the offer relates and, where the offer relates to voting shares, not less than 90 per cent of the voting rights carried by those shares, the offeror may require shareholders who do not accept the offer to transfer their shares on the terms of the offer. A dissenting shareholder may object to the transfer or its proposed terms by applying to the court within six

Bermuda law provides that, where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90 per cent of the shares which are the subject of the offer accept, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice, objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders

Provisions currently applicable to Old Kofax Shareholders	Provisions that will be applicable to New Kofax Shareholders weeks of the date on which notice of the transfer was given. In the absence of fraud or oppression, the court is unlikely to order that the acquisition shall not take effect, but it may specify terms of the transfer that it finds appropriate. A minority shareholder is also entitled in these circumstances, in the alternative, to require the offeror to acquire his shares on the terms of the offer.

of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

Disclosure of Interests

The Disclosure and Transparency Rules provide that where any person acquires a relevant interest in shares in an issuer so that the percentage of voting rights held by that person, directly or indirectly, reaches, exceeds or falls below 3 per cent (and each 1 per cent threshold thereafter up to 100 per cent) that person must notify the issuer of the percentage of voting rights they hold as soon as possible and at the latest within two trading days (DTR 5.1.2 and DTR 5.8.3).

There is no similar legislation in Bermuda that would require disclosure of material interests in a Bermuda company. However, provided New Kofax is listed on the Official List, as intended, the disclosure requirements under the Disclosure and Transparency Rules will continue to apply to holders of New Kofax Shares, except that as a “non-UK issuer” the relevant interest thresholds for disclosure will be 5 per cent, 10 per cent, 15 per cent, 20 per cent, 25 per cent, 30 per cent, 50 per cent and 75 per cent (rather than 3 per cent and each 1 per cent threshold thereafter up to 100 per cent) (DTR 5.1.2).

Also, since New Kofax Shares to be issued in connection with the US Offering will be registered under section 12 of the Exchange Act, beneficial owners of more than 5 per cent of any class of the company’s shares that are registered under section 12 of the Exchange Act must be reported along with specified information to the SEC by filing a Schedule 13G or 13D.

In addition, the Companies Act provides that a public company may, by notice in writing, require a person whom the company knows is, or has cause to believe to be, or to have been within the three preceding years, interested in the company’s issued voting share capital to: (1) confirm whether this is or is not the case; and (2) if this is the case, to give further information that the company requires relating to his interest or any other interest in the company’s shares of which he is aware.

In addition, the New Kofax Bye-laws provide that New Kofax may, by notice in writing, require a person whom New Kofax knows is, or has reasonable cause to believe to be, or to have been within the three preceding years, interested in New Kofax’s issued voting share capital to: (1) confirm whether this is or is not the case; and (2) if this is the case, to give further information that New Kofax requires relating to his interest.

Holding Depository Interests will generally constitute holding an interest in the underlying New Kofax Shares and subject such holders to the requirements described above.

When the notice is served by a company on a person who is or was interested in shares of the company and that person fails to give the company any information required by the notice within the time specified in the notice, the company may apply to the court for an order directing that the shares in question be subject to restrictions prohibiting, among other things:

When the notice is served by New Kofax on a person who is or was interested in New Kofax Shares and that person fails to give New Kofax any information required by the notice within the time specified in the notice (being a period of no less than 5 days), that person may be subject to certain restrictions prohibiting, among other things:

(1) any transfer of the shares;	(1) any transfer of the shares;

(2) the exercise of voting rights;	(2) the exercise of voting rights;

(3) the issue of further shares; and	(3) the issue of further shares; and

Provisions currently applicable to Old Kofax Shareholders	Provisions that will be applicable to New Kofax Shareholders
(4) other than in a liquidation, dividends and other payments.	(4) other than in a liquidation, dividends and other payments.

Subject to exceptions in limited circumstances, any agreement to transfer shares which are subject to restriction (1) above is void. In respect of an interest in shares that is less than 0.25 per cent of the relevant class of shares in a company whose shares are traded on the London Stock Exchange, the restrictions extend only to prohibition on attending and voting at shareholders’ meetings (LR 9.3.9).

Subject to exceptions in limited circumstances, any agreement to transfer shares which are subject to restriction (1) above is void. In respect of an interest in shares that is less than 0.25 per cent of the relevant class of shares in a company whose shares are traded on the London Stock Exchange, the restrictions extend only to prohibition on attending and voting at shareholders’ meetings (LR 9.3.9).

The Old Kofax Articles provide that the Board may impose the restrictions on shareholders set forth in the above paragraph, which restrictions are normally imposed by the court in the event a notice is served.

Old Kofax is required by the Listing Rules to disclose in its annual report the identity and share interests of its Directors and any persons connected with them, as defined in the Companies Act, and of any person with an interest of 3 per cent or more in its ordinary shares (LR 9.8.6).

Insider Dealing and Market Abuse

Directors of Old Kofax are subject to applicable UK legislation prohibiting insider dealing and market abuse.	Directors of New Kofax will be subject to the UK legislation prohibiting insider dealing and market abuse.

The Directors have to comply with the Model Code of the UK Listing Authority that has been adopted by Old Kofax, which provides that the Directors must not be given clearance to deal in securities of the Company on considerations of a short term nature (LR 9.2.8 and LR 9 Annex 1). The Model Code also places additional restrictions on trading during periods prior to the announcement of a company’s results or when in the possession of inside information (LR 9 Annex 1).

Following the Scheme becoming effective, and subject to New Kofax being listed on the Official List, the Directors of New Kofax will also have to comply with the Model Code.

Shareholder Circulars, Notices and Reports to Shareholders

Old Kofax is governed by the Companies Acts and the Listing Rules regulating notices of shareholder meetings, which generally provide that notice of a shareholder meeting must be accompanied by:

(1)      a shareholder circular containing an explanation of the purpose of the meeting; and

New Kofax will not be subject to the requirements of the Companies Acts relating to the content of notices to shareholders. However, it will be subject to the Listing Rules, US securities rules and will be subject to the Bermuda Companies Act.

(2) recommendations of the board of directors with respect to actions to be taken (LR 13.3.1).

In addition, Old Kofax sends Old Kofax Shareholders a copy of its annual report and accounts or a summary thereof.	In addition, New Kofax will send or make available to New Kofax Shareholders a copy of its annual report and accounts or a summary thereof.

Provisions currently applicable to Old Kofax Shareholders	Provisions that will be applicable to New Kofax Shareholders

In addition, under the Listing Rules, Old Kofax is currently required to announce and/or send to shareholders details relating to certain acquisitions, dispositions, takeovers, mergers and offers either made by or in respect of the Company, depending on their size and importance (LR 10).

Reporting Requirements

As a “foreign private issuer” in the United States, New Kofax will be required to comply with US securities rules applicable to “foreign private issuers” relating to the periodic reporting of information regarding New Kofax. These disclosures include annual reports on Form 20-F that must be filed with the SEC after the end of each fiscal year, and current reports on Form 6-K that must be furnished to the SEC promptly following specified events.

Old Kofax is required under the Listing Rules and the Disclosure and Transparency Rules to notify the UK Listing Authority of:

New Kofax will be required to comply with the Disclosure and Transparency Rules which contain the notification requirements to the UK Listing Authority set out in (1), (2) and (5) opposite (subject to the changes in thresholds described under “Disclosure of Interests” above).

(1) any information relating to its business which is not public knowledge and may lead to a substantial movement in its share price (DTR 2.2.1);

(2) notifications received by it from persons holding an interest in 3 per cent or more of any class of the Company’s share capital (DTR 5.8.12);

(3) any changes in its board of directors (LR 9.6.11);

(4) any purchase or redemption by it of its own equity securities (LR 9.6.4);

(5) interests of Directors in its shares or debentures (DTR 3.1.4); and

(6) changes in its capital structure (LR 9.6.4). Compliance with the Listing Rules

Compliance with the Listing Rules

As an issuer with a primary listing on the Official List, Old Kofax is required to comply with Listing Rules 1 to 13.	Following the Scheme becoming effective, and subject to New Kofax being listed on the Official List, New Kofax will also be required to comply with Listing Rules 1 to 13.

UK Corporate Governance Code

Under the Listing Rules, Old Kofax is currently required to comply with the relevant provisions of UK Corporate Governance Code or explain any non-compliance with these provisions (LR 9.8.7).

Following the Scheme becoming effective, and subject to New Kofax being listed on the Official List, New Kofax will also be required to comply with the UK Corporate Governance Code or explain any non-compliance.

PART IV

RISK FACTORS

Following the Scheme becoming effective and subject to the New Kofax Shares being admitted to the Official List, the New Kofax Shares will be subject to a number of risks. Accordingly, Old Kofax Shareholders and any prospective New Kofax Shareholders should consider carefully all of the information set out in this document and all of the information incorporated by reference into this document, including, in particular, the risks described below, prior to making any decision relating to the New Kofax Shares. Additional risks and uncertainties that are not currently known to Old Kofax or New Kofax, or that Old Kofax or New Kofax currently deem immaterial, may also have an adverse effect on Kofax Group’s business.

The risks listed below do not necessarily comprise all those the Kofax Group faces, but do comprise those regarded as material or significant in these circumstances. In addition, this document contains forward looking statements which involve unknown risks, uncertainties and other factors which may cause the actual results, financial condition, performance or achievements of the Kofax Group to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements.

1.	Risks relating to the Kofax Group’s business and the industries in which it operates

1.1

The Kofax Group’s sales of software licences, and the related revenue from those sales, particularly those sales made through the Kofax Group’s direct sales force, require significant time and effort and are therefore difficult to predict accurately. In addition, since the majority of the Kofax Group’s expenses are based on anticipated revenue levels, if those revenue levels are not met, the Kofax Group may not be able to reduce its expenses in a timely manner to offset a shortfall in revenue. This unpredictability in the timing or amount of the Kofax Group’s receipt of revenue may cause its quarterly results of operations to vary considerably and the market price of the New Kofax Shares to be materially adversely affected.

Many of the Kofax Group’s contracts, particularly those sold through its direct sales force, are finalised in the latter portions of any given quarter. Additionally, the Kofax Group’s revenue may vary from quarter to quarter, depending on the timing and size of licence revenue, which may contain individually large contracts in any given period. The Kofax Group’s first and third financial quarters have historically been seasonally weaker than its second and fourth quarters.

The Kofax Group’s direct sales force’s efforts to attract new customers require substantial time and effort, and the Kofax Group may not be successful in establishing new relationships or maintaining or advancing its current relationships. Further, many of the Kofax Group’s customers typically require one or more internal levels of approval before they can purchase the Kofax Group’s products and services. As a result, during its sales efforts, the Kofax Group must identify multiple people involved in the purchasing decision and devote a sufficient amount of time to presenting its products and services to those individuals. The breadth of the Kofax Group’s offerings often requires the Kofax Group to spend substantial time and effort assisting potential customers in evaluating its products and services, including providing demonstrations and benchmarking against other available offerings. This process can be costly and time consuming, and the Kofax Group often does not know if any given sales efforts will be successful until the latter stages of those efforts. Additionally, if the Kofax Group is unable to forecast market demand and conditions, it may not be able to expand its sales efforts at appropriate times and its revenue and related results of operations could be materially adversely affected.

The Kofax Group plans its expenditures based on anticipated future revenue. If the timing or amount of revenue fails to meet its expectations in any given quarter, the Kofax Group’s financial performance could be materially adversely affected because only small portions of expenses vary with revenue. Quarterly or annual operating results that are not in line with the expectations of public market analysts and other investors could materially adversely affect the market price of the New Kofax Shares. As a result, period-to-period comparisons of operating results are not necessarily meaningful and should not be relied upon to predict future performance.

1.2

The Kofax Group may not be able to continue to grow through acquisitions or investments in other companies or technologies which could lead to its revenue not growing at an acceptable rate and may in turn harm its business.

The Kofax Group’s business has expanded, in part, as a result of acquisitions of, or investments in, other companies. The Directors intend to consider additional acquisitions of companies, products and technologies, as well as investments in other businesses. The Kofax Group may not be able to identify other suitable acquisitions or investment candidates. Even if suitable candidates are identified, the Kofax Group may not be able to make other acquisitions or investments on commercially acceptable terms, if at all. Even if the Kofax Group agrees to purchase a company, technology or other assets, it may not be successful in consummating the purchase. If the Kofax Group is unable to continue to expand through acquisitions, its revenue may fail to grow or may decline, and its business may be harmed.

1.3

The Kofax Group’s ability to realise the anticipated benefits of its consummated acquisitions will depend on successfully integrating the acquired businesses, which if not done successfully could adversely affect its operating results and financial condition. If the Kofax Group is unable to successfully integrate acquired businesses, or if an acquired business’ results of operations do not meet expectations, the Kofax Group may record changes to earnings.

Acquisitions involve numerous risks, any of which could harm the Kofax Group’s business, including:

•	difficulties in integrating the operations, technologies, services and personnel of acquired businesses;

•	cultural challenges associated with integrating employees from an acquired company into its organisation;

•	ineffectiveness or incompatibility of acquired technologies or services;

•	additional financing required to make contingent payments;

•	potential loss of key employees of acquired businesses;

•	inability to maintain the key business relationships and the reputations of acquired businesses;

•	diversion of management’s attention from other business concerns;

•	inability to maintain standards, controls, procedures and policies;

•	litigation for activities of the acquired company, including claims from terminated employees, customers, former shareholders or other third parties;

•

in the case of acquisitions made across multiple geographic areas, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries;

•	failure to successfully further develop the acquired technology; and

•	increased fixed costs.

Any failure to achieve these benefits or failure to successfully integrate acquired businesses and technologies could seriously harm the Kofax Group’s business.

The Kofax Group will incur costs in connection with executing its acquisition strategy. Fees related to its acquisition strategy include amounts incurred during the evaluation of possible acquisition targets that may, or may not, ultimately be acquired by the Kofax Group. These costs, in addition to the time of management and employees, include amounts payable to legal advisers and other professional services firms. All fees relating to the Kofax Group’s acquisition strategy are expensed as incurred. In addition to costs to consummate an acquisition, the Kofax Group may record a significant amount of other charges to its operating results that are directly related to its acquisitions, including those acquisitions that are deemed to be operationally or strategically successful, including: the amortisation of intangible assets acquired; charges to its operating results due to the accounting for contingent payments made in connection with acquisitions; costs incurred to combine the operations of companies it acquires, such as employee retention, redeployment or relocation expenses; changes to its operating results to eliminate certain duplicative pre-acquisition activities, to restructure combined operations or to reduce cost structure; changes to its operating results due to changes in deferred tax asset valuation allowances and liabilities related to uncertain tax positions after the measurement period of any given acquisition has ended; and changes to its operating results due to the expensing of certain equity awards assumed in an acquisition.

The accounting for acquisitions requires assets and liabilities to be stated at their acquisition date fair value, which generally results in an increase being recorded to the historic value of net assets, including recording the fair value of assets such as acquired intangible assets and goodwill, and also including a reduction in the value of acquired deferred revenue. The increased value of net assets generally results in lower post-acquisition earnings when compared to the pre-acquisition earnings of the acquired businesses. These costs, when and if recorded, could be material and could differ substantially from similar costs recorded in prior years.

1.4

The Kofax Group’s future revenue depends in part on its installed user base continuing to purchase software licences, renew customer maintenance agreements and purchase additional professional services. If existing customers do not continue, or expand, the use of the Kofax Group’s products or services its results of operations could be materially adversely affected.

The success of a portion of the Kofax Group’s strategic plan depends on its ability to expand its installed base of customers’ usage of its products. The Kofax Group’s ability to sell additional products to existing customers may depend, in part, on the degree to which new products have been integrated with its existing applications, which may vary with the timing of new product releases or the acquisition of new businesses or products. In future periods, customers may not necessarily license additional products or contract for additional support or other services. Customer maintenance agreements are generally renewable annually at a customer’s option, and there are generally no mandatory payment obligations or obligations to license additional software. Maintenance services revenue is primarily influenced by the renewal rate of existing maintenance contracts, the pricing of those renewals and the number and size of new maintenance contracts sold in connection with software licences. The Kofax Group measures the renewal rates associated with its organic maintenance revenue, during each of financial years 2013 and 2012 those organic maintenance renewal rates were in excess of 90%. In the future, if the Kofax Group does not maintain a similarly high level of renewals of its customer maintenance contracts, or if its customers fail to license additional products or contract for additional professional services, the Kofax Group’s revenue and related results of operations could be materially adversely affected.

1.5

The Kofax Group depends on the services of key personnel to execute its business strategy. If the Kofax Group loses the services of its key personnel or are unable to attract and retain other qualified personnel, it may be unable to operate its business effectively.

The Directors believe that the future success of the Kofax Group’s business depends on the services of a number of key management and operating personnel, including, in particular, its direct sales personnel and the executive management team. Some of these key employees have strong relationships with the Kofax Group’s customers and its business may be harmed if these employees leave the Kofax Group. In addition, the Kofax Group’s ability to manage its growth depends, in part, on its ability to identify, hire and retain additional qualified employees. The Kofax Group faces intense competition for qualified individuals from numerous technology, software and service companies. Competition for qualified personnel is particularly intense in many of the large, international metropolitan markets in which the Kofax Group has offices, including for example, Irvine, California and Boston, Massachusetts. Several positions require significant training and new hires may, in some cases, take more than a year before they achieve full productivity. Further, given the rapid pace of the Kofax Group’s expansion to date, it may be unable to attract and retain suitably qualified individuals who are capable of meeting the Kofax Group’s growing operational and managerial requirements, or may be required to pay increased compensation in order to do so. If the Kofax Group is unsuccessful in attracting and retaining these key management and operating personnel, including as a result of limitations on the size of stock awards that can be granted to such persons under its existing equity compensation plans (unless the availability of stock awards thereunder is approved for increase by New Kofax shareholders or its shareholders approve a new equity compensation plan), the Kofax Group’s ability to operate its business effectively could be negatively impacted and its business, operating results and financial condition would be materially adversely affected.

1.6	The Kofax Group’s failure to adequately manage its growth may adversely affect its business.

The Kofax Group’s growth has placed, and is expected to continue to place, a significant strain on its managerial, administrative, operational and financial resources and its infrastructure. The Kofax Group’s future success will depend, in part, upon the ability of its senior management to manage growth effectively. This will require the Kofax Group to, among other things:

•	implement additional management information systems;

•	further develop its operating, administrative, legal, financial and accounting systems and controls;

•	hire additional personnel;

•	develop additional levels of management within its companies;

•	locate additional office space in various countries; and

•	maintain close coordination among its engineering, operations, legal, finance, sales and marketing and customer service and support organisations.

Failure to accomplish any of these requirements could adversely affect the Kofax Group’s ability to deliver its product and service offerings in a timely fashion, fulfil existing customer commitments or attract and retain new customers.

1.7

The Kofax Group competes in a highly competitive software product and services market, and any failure by the Kofax Group to compete effectively in such a market could result in price reductions, reduced margins or loss of market share, any of which could materially adversely affect its operating results and financial condition.

The enterprise software industry in general, and the Kofax Group’s segments of the market in particular, are highly competitive. Certain of its current and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition, broader or more integrated product offerings, larger technical staffs and a larger installed customer base than the Kofax Group does. A number of companies offer products that are similar to the Kofax Group’s products and target the same markets. In addition, many of these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, and devote greater resources to the development, promotion and sale of their products than the Kofax Group can. Furthermore, because there are relatively low barriers to entry in the software industry, the Directors expect additional competition from other established and emerging companies. Accordingly, the Kofax Group’s current or potential competitors may develop or acquire products or services comparable or superior to those that it develops. Additionally, the Kofax Group’s competitors could combine or merge to become more formidable competitors or may adapt more quickly than the Kofax Group can to new technologies, evolving industry trends and changing customer requirements. Failure by the Kofax Group to compete effectively could result in price reductions, reduced margins or loss of market share, any of which could materially adversely affect its strategy, its business, results of operations and financial condition.

1.8

The Kofax Group relies on its channel partners for a significant portion of its revenue. If it is not successful in maintaining good relations with its channel partners, the Kofax Group’s ability to grow its business may be harmed, which could materially adversely affect its operating results and financial condition.

The Kofax Group sells a significant portion of its licences and related services through its extensive network of channel partners, with 54% and 57% of total revenue being derived from channel partners in financial years 2013 and 2012, respectively. These channel partners include authorised resellers, original equipment manufacturers and distributors. The Kofax Group may experience difficulty in maintaining or establishing third-party relationships with its channel partners. Once established, the Kofax Group needs to maintain good relationships and communications with its channel partners, including ensuring that it is not competing with these channel partners through its direct sales force. Additionally, the Kofax Group is exposed to the risk that the parties through which it indirectly sells its products and services will not devote sufficient time, attention and resources to learning its products, markets and potential customers and may promote and sell competing products and services. If the Kofax Group is unable to maintain good relations with its channel partners, its ability to organically grow its business could be harmed, which may materially adversely affect its reputation, the reputation of its products in the market and its operating results and financial condition.

1.9

The Kofax Group has business operations located in many countries and a significant level of operations outside of the UK and US, which subjects it to additional costs and risks that could adversely affect its operating results.

A significant portion of the Kofax Group’s operations are located outside of the UK and the US. Compliance with international, UK and US laws and regulations that apply to the Kofax Group’s international operations increases its cost of doing business. The Kofax Group is subject to a variety of risks and challenges in managing an organisation operating in various countries, including those related to:

•	challenges caused by distance as well as language and cultural differences;

•	general economic conditions in each country or region;

•	regulatory changes;

•	political unrest, terrorism and the potential for other hostilities;

•	public health risks, particularly in areas in which the Kofax Group has significant operations;

•	longer payment cycles and difficulties in collecting accounts receivable;

•	overlapping or changes in tax regimes;

•	fluctuations in currency values;

•	difficulties in transferring funds from certain countries;

•	laws such as the UK’s Bribery Act and the US Foreign Corrupt Practices Act, and other similar local laws; and

•	reduced protection for intellectual property rights in some countries.

If the Kofax Group is unable to manage the foregoing international aspects of its business, its operating results and overall business could be adversely affected.

1.10

The Kofax Group has organised certain of its software development capabilities in locations outside of the US which subjects it to risks that may result in certain staffing and management difficulties. If these risks are not effectively addressed, it could delay development of upgrades and new products, which could materially adversely affect results of operations.

In addition to its software development centres in Irvine, California and Bedford, Massachusetts, the Kofax Group has software development centres in: Hanoi, Vietnam; St. Petersburg, Russia; Freiburg, Germany; Vienna, Austria; Derry, Northern Ireland; and Hyderabad, India. These foreign locations account for approximately two-thirds of its software development personnel. With certain of its software development activities being conducted at geographically dispersed locations, the Kofax Group is subject to various risks, including: language and other communications barriers; cultural differences; time zone differences, which make communications more difficult; and challenges related to the need to remotely manage developers and programmers, particularly when the persons most familiar with the needs of its customer base and the desired new functionality and features are not located there. If the Kofax Group is unable to expand or adequately staff and manage its existing research and development operations located outside of the US, it may not realise, in whole or in part, the anticipated benefits from these initiatives (including lower research and development expenses), which in turn could materially adversely affect its business, financial condition, and results of operations.

1.11

The Kofax Group operates in an industry with extensive intellectual property litigation. Claims of infringement against the Kofax Group could materially adversely affect its business, operating results and financial condition.

The Kofax Group’s success depends, in part, upon it and its customers not infringing intellectual property rights owned by others and being able to resolve claims of intellectual property infringement without major financial expenditures or adverse consequences. The technology industry generally is characterised by extensive intellectual property litigation. Many participants that own, or claim to own, intellectual property historically have aggressively asserted their rights. Many of the Kofax Group’s contracts provide its customers or partners with indemnification with respect to their use of its intellectual property. The Kofax Group cannot predict whether any existing or future third party intellectual property rights would require it to alter its technologies, obtain licences or cease certain activities.

Future litigation may be necessary to defend the Kofax Group, its customers or its partners by determining the scope, enforceability and validity of third party proprietary rights or to establish its proprietary rights. Some of the Kofax Group’s competitors have substantially greater resources than the Kofax Group does and are able to sustain the costs of complex intellectual property litigation to a greater degree and for longer periods of time than the Kofax Group could. In addition, patent holding companies that focus solely on extracting royalties and settlements by enforcing patent rights may target the Kofax Group. Regardless of whether claims that the Kofax Group is infringing patents or other intellectual property rights have any merit, these claims are time-consuming and costly to evaluate and defend and could:

•	adversely affect the Kofax Group’s relationships with its current or future customers or partners;

•	cause delays or stoppages in providing new sales of the Kofax Group’s products;

•	divert management’s attention and resources;

•	require technology changes that would cause the Kofax Group to incur substantial cost;

•	subject the Kofax Group to significant liabilities;

•	require the Kofax Group to enter into royalty or licensing agreements on unfavourable terms; and

•	require the Kofax Group to cease certain activities.

In addition to liability for monetary damages, which may, in the US, be trebled and may include legal fees, or, in certain circumstances, customers’ fees, the Kofax Group may be prohibited from developing, commercialising or continuing to provide new sales of its products unless it obtains licences from the holders of the patents or other intellectual property rights. The Kofax Group may not be able to obtain any such licences on commercially favourable terms, or at all. If it does not obtain such licences, the Kofax Group could, for example, be required to cease or materially alter its product offerings and its business, operating results and financial condition could be materially adversely affected.

1.12	If the Kofax Group is unable to protect its intellectual property and proprietary rights, its competitive position and its business could be materially adversely affected.

The Directors regard the protection of the Kofax Group’s developed technologies and intellectual property rights as an important element of its business operations and as crucial to its success. Unauthorised use of the Kofax Group’s intellectual property and proprietary rights may reduce its revenue, devalue its brands and property and harm its reputation. The Kofax Group relies primarily on a combination of patent laws, trademark laws, copyright laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary technology.

The Kofax Group generally requires its employees, consultants and advisers to enter into confidentiality agreements. These agreements provide that all confidential information developed or made known to the individual during the course of the individual’s relationship with the Kofax Group is to be kept confidential and not disclosed to third parties except under specific circumstances. In the case of employees, the agreements provide that all of the technology which is conceived by the individual during the course of employment is the Kofax Group’s exclusive property. The development of the Kofax Group’s technology and many of its processes are dependent upon the knowledge, experience and skills of key technical personnel.

The laws of many countries, including countries where the Kofax Group conducts business, do not protect the Kofax Group’s proprietary rights to as great an extent as do the laws of the United States and European countries. Further, the laws in the United States and elsewhere change rapidly, and any future changes could materially adversely affect the Kofax Group and its intellectual property. As of 30 June 2013, the Kofax Group held 20 issued US patents and had 30 pending US patent applications, as well as 14 foreign patents and nine patent applications pending in jurisdictions outside of the United States. The Kofax Group is also in the process of filing additional corresponding foreign applications pursuant to the Patent Cooperation Treaty for its issued US patents and its pending US patent applications. Any “in process” or pending patent applications may or may not be issued and any existing or future patents that may be issued may not survive a legal challenge to their scope, validity or enforceability, or provide significant protection for the Kofax Group. The failure of its patents, or reliance upon copyright and trade secret laws to adequately protect the Kofax Group’s technology might make it easier for competitors to offer similar products or technologies. In addition, patents may not be issued for any of the Kofax Group’s current or any future applications.

Monitoring unauthorised use of the Kofax Group’s intellectual property is difficult and costly. The Kofax Group’s efforts to protect its proprietary rights may not be adequate to prevent misappropriation of its intellectual property. Further, the Kofax Group may not be able to detect unauthorised use of, or take appropriate steps to enforce, its intellectual property rights. The Kofax Group may in the future need to initiate infringement claims or litigation. Litigation, whether the Kofax Group is a plaintiff or a defendant, can be expensive, time-consuming and may divert the efforts of technical staff and managerial personnel, which could harm the Kofax Group’s business, whether or not such litigation results in a determination favourable to the Kofax Group. In addition, litigation is inherently uncertain, and thus the Kofax Group may not be able to stop its competitors from infringing upon its intellectual property rights.

1.13	The Kofax Group’s business and products are dependent on the availability, integrity and security of its and other third party information technology systems.

The Kofax Group’s information technology (IT) systems (including its telecommunications) and related software applications are integral to its business. It relies on controls and systems to ensure data integrity of critical business information. Lack of data integrity could create inaccuracies and hinder the Kofax Group’s ability to perform meaningful business analysis and make informed business decisions. Computer programmers and hackers may be able to penetrate the Kofax Group’s network security and misappropriate, copy or pirate its confidential information or that of third parties, create system disruptions or cause interruptions or shutdowns of its internal systems and services. A number of websites have been subject to denial of service attacks, where a website is bombarded with information requests eventually causing the website to overload, resulting in a delay or disruption of service. Also, there is a growing trend of advanced persistent threats being launched by organised and coordinated groups against corporate networks to breach security for malicious purposes. If successful, any of these events could damage the Kofax Group’s computer or telecommunications systems or those of its customers and could disrupt or prevent it from providing timely maintenance services for its products. Computer programmers and hackers also may be able to develop and deploy viruses, worms and other malicious software programs that attack the Kofax Group’s products or otherwise exploit any security vulnerabilities of its products. The costs to the Kofax Group to eliminate or alleviate security problems, bugs, viruses, worms, malicious software programs and security vulnerabilities could be significant, and the efforts to address these problems could result in interruptions, delays, cessation of service and loss of existing or potential customers and may impede sales, distribution and other critical functions.

In the course of the Kofax Group’s regular business operations and in providing maintenance services to its customers, it processes and transmits proprietary information and sensitive or confidential data, including personal information of employees, customers and others. Breaches in security could expose the Kofax Group, its customers or the individuals affected to a risk of loss or misuse of this information, resulting in potential regulatory actions, litigation and potential liability for the Kofax Group, as well as the loss of existing or potential customers and damage to its brand and reputation.

Despite network security, disaster recovery and systems management measures in place, the Kofax Group may encounter unexpected general systems outages or failures that may affect its ability to conduct research and development, provide maintenance services for its products, manage its contractual arrangements, record its transactions and provide critical information to its management. Additionally, these unexpected systems outages or failures may require additional personnel and financial resources, disrupt the Kofax Group’s business or cause delays in the reporting of its financial results. The Kofax Group may also be required to modify, enhance, upgrade or implement new systems, procedures and controls to reflect changes in its business or technological advancements, which could cause it to incur additional costs and require additional management attention, placing burdens on its internal resources. The Kofax Group also outsources certain IT-related functions and support for its SaaS subscription offering to third parties that are responsible for maintaining their own network security, disaster recovery and systems management procedures. If the Kofax Group, or its third party IT vendors, fail to manage its IT systems and related software applications effectively, it could adversely affect the Kofax Group’s business operations, operating results and cash flows.

1.14	The Kofax Group’s future results of operations could be materially adversely affected by unanticipated performance problems or bugs in its software product offerings.

If the software products that the Kofax Group offers and continues to introduce are not accepted in the marketplace, its future financial results could be materially adversely affected. Most of its products are continually being enhanced or further developed in response to general marketplace demands. Accordingly any unanticipated performance problems or bugs that the Kofax Group has not been able to detect could result in additional development costs, diversion of technical and other resources from its other development efforts, negative publicity regarding the Kofax Group and its products, harm to its customer relationships and exposure to potential liability claims. In addition, if its products do not enjoy wide commercial success, the Kofax Group’s long-term business strategy could be affected, which could materially adversely affect its business, operating results and financial condition.

1.15	The Kofax Group may be restricted as to how it uses or distributes its technologies or may be required to release the source code of certain technologies that may be subject to open source licences.

The Kofax Group has incorporated open source software into its products. Certain open source licences require that source code subject to the licence be released or made available to the public.

Such open source licences typically mandate that proprietary technologies, when combined in specific ways with open source software, become subject to the open source licence. The Kofax Group takes steps to ensure that its proprietary technologies are not combined with, or do not incorporate, open source software in ways that would require its proprietary technologies to be subject to an open source licence. However, few courts have interpreted the open source licences, and the manner in which these licences may be interpreted and enforced is therefore subject to uncertainty. While the Kofax Group’s end-user licence agreement prohibits the use of its technologies in any way that would cause them to become subject to an open source licence, its customers could, in violation of the end user license agreement, combine the Kofax Group’s technologies with technologies covered by an open source licence.

In addition, the Kofax Group relies on multiple software engineers to design its intellectual property. Although it takes steps to ensure that its engineers do not include open source software in the technologies they design without its permission, the Kofax Group may not exercise complete control over the product development efforts of its engineers and it cannot be certain that they have not incorporated open source software into the Kofax Group’s proprietary technologies. In the event that portions of its proprietary technologies are determined to be subject to an open source licence, the Kofax Group might be required to publicly release the affected portions of its source code, which could reduce or eliminate its ability to commercialise its products. Also, the Kofax Group’s ability to market its products depends in part on the existence of proprietary operating systems. If freely distributed operating systems like Linux become more prevalent, the need for the Kofax Group’s products may diminish and its revenue could be adversely affected.

1.16	The Kofax Group’s business could be adversely affected by the loss of licences to use third-party intellectual property or the lack of support or enhancement of such software.

The Kofax Group currently utilises a limited number of third-party software providers for inclusion of its intellectual property in its product offerings. If such third-party intellectual property were not available from these or alternative providers, the Kofax Group might experience delays or increased costs in the development of its products. These third-party intellectual property licences may not continue to be available to the Kofax Group on commercially reasonable terms, and the intellectual property may not continue to be appropriately supported, maintained, or enhanced by the licensors. The loss by the Kofax Group of the licence to use, or the inability by licensors to support, maintain, and enhance any of such intellectual property, could result in increased costs or in delays or reductions in product shipments until equivalent intellectual property is developed or licensed and integrated with internally developed intellectual property. Such increased costs or delays or reductions in product shipments could adversely affect the Kofax Group’s business.

2.	Risk relating to the Proposals

There are risks that the Proposals will not be implemented on a timely basis or at all.

Implementation of the Proposals is conditional upon, among other things, sanction of the Scheme by the High Court. There are risks that the conditions of the Proposals will not be satisfied on a timely basis or at all. If such conditions are not satisfied, or, where applicable, waived, the Proposals will not be implemented and the benefits expected to result from the Proposals will not be achieved.

3.	Risks relating to the New Kofax Shares

3.1	New Kofax may lose its foreign private issuer status in the future, which would result in significant additional costs and expenses.

New Kofax will be a “foreign private issuer,” as defined in Rule 405 under the US Securities Act of 1933, as amended, or the US Securities Act, and therefore, it is not required to comply with all the periodic disclosure and current reporting requirements of the US Securities Exchange Act of 1934, as amended, or the Exchange Act, and related rules and regulations. In addition, as a foreign private issuer, New Kofax is exempt from many of the corporate governance requirements that apply to domestic US issuers under applicable rules of NASDAQ. Under Rule 405, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second financial quarter and, accordingly, the next determination will be made with respect to New Kofax on 31 December 2013.

In the future, New Kofax will lose its foreign private issuer status if a majority of its shareholders and a majority of its directors or management are US citizens or residents. If New Kofax loses its foreign private issuer status, it will have to mandatorily comply with US federal proxy requirements, and its officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. New Kofax will be required to file periodic reports and registration statements on US domestic issuer forms containing financial statements prepared in accordance with US generally accepted accounting principles, or US GAAP, with the US Securities and Exchange Commission, or SEC, which are more detailed and extensive than the forms available to a foreign private issuer. In addition, if New Kofax loses its status as a foreign private issuer it will become subject to the NASDAQ corporate governance requirements, which are more strenuous than the corporate governance requirements under Bermuda law and those applicable to companies with shares admitted to trading on the London Stock Exchange. As a result, the regulatory and compliance costs to New Kofax may be significantly higher if it ceases to qualify as a foreign private issuer.

3.2

New Kofax is an “emerging growth company” under the JOBS Act of 2012, and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make New Kofax Shares less attractive to investors.

New Kofax is an “emerging growth company,” as defined in the US Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. New Kofax cannot predict if investors will find New Kofax US Offering Shares less attractive because it may rely on these exemptions. If some investors find New Kofax US Offering Shares less attractive as a result, there may be a less active trading market for New Kofax US Offering Shares and the stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the US Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Kofax Group currently prepares its financial statements in accordance with IFRS as issued by the IASB, which do not have separate provisions for publicly traded and private companies. However, in the event the Kofax Group converts to US GAAP while it is still an “emerging growth company”, it may be able to take advantage of the benefits of this extended transition period.

New Kofax will remain an “emerging growth company” until the earliest to occur of any of the following: its revenue exceeds $1.0 billion; the date it issues more than $1.0 billion in non-convertible debt in a three year period; the market value of the New Kofax Shares held by non-affiliates exceeds $700 million as of the last business day of the Kofax Group’s most recently completed second financial quarter; or the last day of its financial year containing the fifth anniversary of the date on New Kofax Shares become publicly traded in the US (pursuant to the US Offering).

3.3	New Kofax’s status as an “emerging growth company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when needed.

Because of the exemptions from various reporting requirements provided to New Kofax as an “emerging growth company” and because it will have an extended transition period for complying with new or revised financial accounting standards, New Kofax may be less attractive to investors and it may be difficult for it to raise additional capital as and when needed. Investors may be unable to compare New Kofax’s business with other companies in its industry if they believe that its financial accounting is not as transparent as other companies in its industry. If New Kofax is unable to raise additional capital as and when needed, its financial condition and results of operations may be materially and adversely affected.

3.4

Upon the Admissions, New Kofax Shares will be listed on two separate stock markets for the foreseeable future and investors seeking to take advantage of price differences between such markets may create unexpected volatility in the share price; in addition, investors may not be able to easily move shares for trading between such markets.

Old Kofax Shares are already listed and traded on the London Stock Exchange and upon completion of the Proposals the New Kofax Shares will be listed and traded on the London Stock Exchange and NASDAQ. While shares are traded on both markets, price and volume levels for New Kofax Shares could fluctuate significantly on either market, independent of the share price or trading volume on the other market. Investors could seek to sell or buy New Kofax Shares to take advantage of any price differences between the two markets through a practice referred to as arbitrage. Any arbitrage activity could create unexpected volatility in both New Kofax Share prices on either exchange and in the volumes of New Kofax Shares available for trading on either market. In addition, holders of New Kofax Shares in either jurisdiction will not be immediately able to transfer such shares for trading on the other market without effecting necessary procedures with New Kofax’s transfer agent/registrars. This could result in time delays and additional cost for New Kofax shareholders. In addition, while there are no current plans to do so, New Kofax may decide to delist New Kofax Shares from the London Stock Exchange in the future, in which case shareholders on the London Stock Exchange may seek to sell their shares on NASDAQ as the date for its delisting on the Official List draws near, which could cause the trading price of New Kofax Shares on NASDAQ to decline. Furthermore, following any such de-listing, trading in New Kofax Shares will be available only on NASDAQ. If New Kofax is unable to continue to meet the regulatory requirements for listing on NASDAQ, it may lose its listing on NASDAQ, which could further impair the liquidity of New Kofax Shares.

3.5

Certain of New Kofax’s executive officers, directors and principal shareholders will continue to have control over New Kofax after the Scheme Effective Date and the US Offering and may be able to exercise significant influence over matters subject to shareholder approval.

One of New Kofax’s directors, William T. Comfort III, together with his affiliates, beneficially owned approximately 18.0% of the Old Kofax Shares as of 30 June 2013 (including 16.4% of Old Kofax Shares with respect to which Mr. Comfort disclaims beneficial ownership), and New Kofax expects that, upon completion of the US Offering, that same group will beneficially own a similar percentage of the combined total of New Kofax Shares. Sales by Mr. Comfort or such affiliates of a substantial number of shares, or the expectation that such sales may occur, could significantly reduce the market price of New Kofax Shares. In aggregating this director’s beneficial ownership with all of New Kofax’s executive officers and directors, together with their respective affiliates, they collectively beneficially owned (or had under option) approximately 24.0% of Old Kofax Shares as of 30 June 2013, and New Kofax expects that upon completion of the Scheme and the US Offering, that same group will beneficially own a similar percentage of the combined total of New Kofax Shares.

Accordingly, Mr. Comfort, either alone or in combination with other executive officers and directors, together with their respective affiliates, if they act together, may be able to exercise influence over all matters requiring shareholder approval, including the election of directors and approval of corporate transactions, such as a merger or other sale of New Kofax or its assets, for the foreseeable future. This concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of New Kofax, which in turn could have a material adverse effect on the market value of New Kofax Shares.

3.6	A change in New Kofax’s tax residence could have a negative effect on its future profitability.

Although New Kofax is organised under the laws of Bermuda, a British overseas territory that is an island located off the coast of the United States, New Kofax is a resident in the United Kingdom for tax purposes. It is possible that in the future, whether as a result of a change in law or the practice of any relevant tax authority or as a result of any change in the conduct of its affairs following a review by its directors or for any other reason, New Kofax could become, or be regarded as having become, a resident in a jurisdiction other than the United Kingdom. Should New Kofax cease to be tax resident in the United Kingdom, New Kofax may have exposure related to unexpected tax liabilities, such as a charge of United Kingdom capital gains tax on a deemed disposal at market value of its assets and of unexpected tax charges in other jurisdictions on its income. Similarly, if the tax residency of any of its subsidiaries were to change from their current jurisdiction for any of the reasons listed above, New Kofax may be subject to a charge of local capital gains tax on the assets. Furthermore, while the Kofax Group expects New Kofax and certain of its non-US subsidiaries will qualify for the benefits of the Convention Between the United States of America and the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation etc., or the US-UK Treaty, the Kofax Group has not sought or obtained a ruling from the IRS or an opinion of counsel addressing the issue, and there can be no assurances the Kofax Group or its non-US subsidiaries will qualify for the benefits of the US-UK Treaty.

3.7	New Kofax is a Bermuda company and it may be difficult for shareholders to enforce judgments against it or certain of its directors or officers.

New Kofax is a Bermuda exempted company. As a result, the rights of holders of New Kofax Shares will be governed by Bermuda law and New Kofax’s memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Bermuda legislation regarding companies is largely based on English corporate law principles. However, there can be no assurance that Bermuda law will not change in the future or that it will serve to protect investors in a similar fashion afforded under corporate law principles in the UK or the US, which could adversely affect the rights of investors. Most of New Kofax’s directors and some of the named experts referred to in this prospectus are not residents of the US, and a substantial portion of New Kofax’s assets are located outside the US. As a result, it may be difficult for investors to effect service of process on those persons in the US or to enforce in the US judgments obtained in US courts against New Kofax or those persons based on the civil liability provisions of the US securities laws. New Kofax has been advised by its special Bermuda counsel that uncertainty exists as to whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the US, against New Kofax or its directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against New Kofax or its directors or officers under the securities laws of other jurisdictions.

Furthermore, New Kofax has been advised by its special Bermuda counsel that Bermuda courts will not recognise or give effect to US federal securities laws that such Bermuda courts consider to be procedural in nature, are revenue or penal laws or the application of which would be inconsistent with public policy in Bermuda. Certain remedies available under the laws of US jurisdictions, including certain remedies under US federal securities laws, will not be recognised or given effect to in any action brought before a court of competent jurisdiction in Bermuda where the application of such remedies would be inconsistent with public policy in Bermuda. Further, no claim may be brought in Bermuda against New Kofax or its directors and officers in the first instance for violations of US federal securities laws because those laws do not have the force of law in Bermuda. A Bermuda court may, however, impose civil liability on New Kofax or its directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law. Shareholders of a Bermuda company may have a cause of action against New Kofax or its directors for breach of any duty in the bye-laws or any shareholders’ agreement owed personally by New Kofax to the shareholder. Directors of a Bermuda company may be liable to the company for breach of their duties as directors to that company under the Bermuda Companies Act, and at common law. Such actions must, as a general rule, be brought by the company. Where the directors have carried on an act which is ultra vires or illegal, then the shareholder has the right, with leave of the court, to bring a derivative action to sue the directors on behalf of the company with any damages awarded going to the company itself. Shareholders are also able to take action against a company if the affairs of the company are being conducted in a manner which is oppressive or unfairly prejudicial to the shareholders or some number of them.

3.8	New Kofax’s bye-laws restrict shareholders from bringing legal action against its officers and directors.

New Kofax’s bye-laws which are to become effective on the Scheme Effective Date (the New Kofax Bye-Laws) contain a broad waiver by its shareholders of any claim or right of action, both individually and on New Kofax’s behalf, against any of its officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. This waiver limits the right of shareholders to assert claims against its officers and directors unless the act or failure to act involves fraud or dishonesty.

3.9	New Kofax has provisions in its bye-laws that may discourage a change of control.

The New Kofax Bye-laws contain provisions that could make it more difficult for a third party to acquire New Kofax without the consent of its board of directors. These provisions include, among others:

•	restrictions on the time period in which directors may be nominated;

•

the inclusion in the New Kofax Bye-laws of provisions substantially equivalent to those contained in the Takeover Code; including limitations on the acquisition of additional shares above a 30% threshold, as further set out in the New Kofax Bye-laws;

•	the New Kofax Bye-laws do not permit cumulative voting in the election of directors; and

•

the New Kofax Bye-laws require shareholders wishing to propose a person for election as a director (other than persons proposed by its Board of Directors) to give advance written notice of nominations for the election of directors.

These provisions could make it more difficult for a third party to acquire New Kofax, even if the third party’s offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares.

3.10	As New Kofax is incorporated in Bermuda, the Takeover Code will not apply to it.

Bermuda law does not contain any provisions similar to those contained in the Takeover Code applicable in the UK which are designed to regulate the way in which takeovers are conducted. It is therefore possible that an offeror may gain control of New Kofax in circumstances where non-selling holders of New Kofax Shares do not receive, or are not given the opportunity to receive, the benefit of any control premium paid to selling holder(s) of New Kofax Shares. On completion of the Proposals, the protections of the Takeover Code for shareholders will be lost. Although the New Kofax Bye-laws contain certain takeover provisions equivalent to those in the Takeover Code, these do not, of themselves, afford the same protection to shareholders as the Takeover Code does and enforcement of such provisions will be the responsibility of the board of directors of New Kofax, not any regulatory authority. The relevant provisions of the New Kofax Bye-laws are summarised in paragraph 9.3(n) of Part V.

3.11	US Holders of New Kofax Shares could be subject to material adverse tax consequences if New Kofax is considered a Passive Foreign Investment Company, or PFIC, for US federal income tax purposes.

There is a risk that New Kofax will be classified as a PFIC for US federal income tax purposes. New Kofax’s status as a PFIC could result in a reduction in the after-tax return to US Holders of New Kofax Shares and may cause a reduction in the value of such shares. For US federal income tax purposes, “US Holders” include individuals and various entities that are subject to US federal income tax. A corporation is classified as a PFIC for any taxable year in which (i) at least 75% of its gross income is passive income or (ii) at least 50% of the average value of all its assets produces or are held for the production of passive income. For this purpose, passive income includes among other things, dividends, interest, certain rents and royalties, annuities, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Based on the projected composition of New Kofax’s income and valuation of its assets, New Kofax does not believe it was a PFIC in any previous taxable year, and it does not expect to become a PFIC in the foreseeable future, although there can be no assurance in this regard. The US Internal Revenue Service or a US court could determine that New Kofax is a PFIC in any of these years. If New Kofax is classified as a PFIC, US Holders of New Kofax Shares could be subject to greater US income tax liability than might otherwise apply, imposition of US income tax in advance of when tax would otherwise apply and detailed tax filing requirements that would not otherwise apply. The PFIC rules are complex and a US holder of New Kofax Shares is urged to consult its own tax advisers regarding the possible application of the PFIC rules to it in its particular circumstances.

3.12	The Directors may pay but do not currently anticipate paying any dividends for the foreseeable future.

Old Kofax does not currently pay dividends. Old Kofax last declared and paid cash dividends during its financial year ended 30 June 2009, when it paid approximately $2.0 million in dividends. Old Kofax stopped paying dividends after the financial year ended 30 June 2009 and has since retained all available funds and earnings to support the operation of and to finance the growth and development of the Kofax Group’s business. Any future determination to declare dividends will be made at the discretion of New Kofax’s board of directors, subject to compliance with applicable laws and covenants under the revolving credit facility, which may restrict or limit its ability to pay dividends, and will depend on its financial condition, operating results, capital requirements, general business conditions and other factors that the board of directors may deem relevant. The Directors may pay, but do not currently anticipate, paying any dividends for the foreseeable future. As a result, a return on an investment in New Kofax Shares will only occur if the New Kofax Share price appreciates.

PART V

ADDITIONAL INFORMATION

1.	RESPONSIBILITY

The Directors of Old Kofax, whose names appear in paragraph 3.1 of this Part V, accept responsibility for the information contained in this document. To the best of the knowledge and belief of the Directors (who have taken all reasonable care to ensure that such is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.	INFORMATION ON OLD KOFAX

Old Kofax is a public limited company incorporated and domiciled in, and operating under the legislation of, England and Wales. Its registered office is 1 Cedarwood, Chineham Business Park, Basingstoke, Hampshire RG24 8WD.

3.	DIRECTORS AND NEW KOFAX DIRECTORS

3.1	The Directors of Old Kofax and their functions are as follows:

Director	Function
Greg Lock	Chairman
Reynolds C. Bish	Chief Executive Officer
James Arnold, Jr	Chief Financial Officer
William T. Comfort III	Non-executive Director
Chris Conway	Non-executive Director
Wade W. Loo	Non-executive Director
Bruce Powell	Non-executive Director
Joe Rose	Non-executive Director
Mark Wells	Non-executive Director

3.2	The business address of each of the Directors of Old Kofax is 15211 Laguna Canyon Road, Irvine, CA 92618-3146, USA.

3.3	The current New Kofax Directors (who were appointed as Directors of New Kofax on 31 August 2012) and their functions are as follows:

Director	Function
Greg Lock	Chairman
Reynolds C. Bish	Chief Executive Officer
James Arnold, Jr	Chief Financial Officer
William T. Comfort III	Non-executive Director
Chris Conway	Non-executive Director
Wade W. Loo	Non-executive Director
Bruce Powell	Non-executive Director
Joe Rose	Non-executive Director
Mark Wells	Non-executive Director

3.4

The appointment of all the Non-Executive Directors of Old Kofax as directors of Old Kofax will terminate with effect from the Scheme Effective Date. As a non-listed company from the Scheme Effective Date, Old Kofax will not require a large board of executive and non-executive directors.

4.	DIRECTORS’ INTERESTS

4.1

On the Scheme becoming effective, assuming that no further Old Kofax Shares have been purchased by them or issued after 30 September 2013 (being the latest practicable date prior to the publication of this document) and before taking into account any New Kofax Common Shares that will be issued pursuant to the US offering, the Directors will have the following beneficial interests in New Kofax Shares by virtue of the effect of the Scheme on their Old Kofax Shares. These figures do not include any interests the Directors and the Senior Executives may have as a result of their participation in the Old Kofax Share Schemes.

Director	Number of Old Kofax Shares	Number of New Kofax Shares	Percentage of Issued Share Capital of New Kofax (%)
Reynolds C. Bish	196,150	196,150	0.22

James Arnold, Jr.	255,000	255,000	0.28

Greg Lock(1)	723,000	723,000	0.81

William T. Comfort III(2)	16,115,702	16,115,702	17.97

Chris Conway	285,000	285,000	0.32

Wade W. Loo	5,000	5,000	0.01

Bruce Powell	101,480	101,480	0.11

Joe Rose	102,000	102,000	0.11

Mark Wells	95,000	95,000	0.11

Notes

(1) Includes 23,000 shares held directly by The Greg and Rosie Lock Charitable Foundation Trust, a registered UK charity, over which Mr. Lock has shared voting and dispositive power with his wife and an unrelated third party director of a professional trust management company. The economic benefits of the securities held by The Greg and Rosie Lock Charitable Foundation Trust are received by charitable causes that are disbursed gifts of cash or assets from the trust, as required by UK charities legislation.

(2) William T. Comfort III indirectly holds 16,115,702 or approximately 18.0% of the current shares outstanding through the aggregated holdings of himself, The 65 BR Trust, NPC Foundation and the Natasha Foundation. The 65 BR Trust is a family trust that holds assets for the benefit of Mr. Comfort’s children. Mr. Comfort maintains voting and dispositive power over the shares directly held by The 65 BR Trust. The Natasha Foundation is a Bermuda formed entity. Mr. Comfort is a director of the Natasha Foundation and shares voting and dispositive power over the shares held directly by The Natasha Foundation. The NPC Foundation is a Bermuda formed entity. Mr. Comfort is a director of The NPC Foundation and shares voting and dispositive power over the shares held directly by The NPC Foundation. Mr. Comfort disclaims any pecuniary interest in relation to the shares held by The 65 BR Trust, The Natasha Foundation and The NPC Foundation. Parties related to William T Comfort III have further interests totalling 8,006,829 shares in Kofax plc but he disclaims control over those shares.

In addition to their having an interest in Old Kofax Shares as detailed above, certain of the Directors also have interests in Old Kofax Shares as at the date referred to above as a result of their participation in the Old Kofax Share Schemes. These interests were as follows at 30 September 2013 (being the latest practicable date prior to publication of this document):

Kofax 2000 Share Option Plan

							Exercise Date
Director	At 30 June 2013	Exercised	Lapsed	At 30 September 2013	Exercise/ Award price (p)	Earliest	Latest
Reynolds C. Bish	700,000	0	0	700,000	198.75	2 November 2008	2 November 2017

Reynolds C. Bish	850,000	0	0	850,000	146	9 September 2010	9 September 2019

James Arnold, Jr.	400,000	0	0	400,000	240	7 June 2011	7 June 2020

Kofax 2007 Long Term Incentive Plan

Director	At 30 June 2013	At 30 September 2013	Market price at the date of grant (p)	Exercise Date
Reynolds C. Bish	420,000	420,000	146	9 September 2012

Reynolds C. Bish	200,000	200,000	255	8 September 2013

Reynolds C. Bish	50,000	50,000	300	7 September 2014

James Arnold. Jr.	200,000	200,000	240	30 June 2013

4.3

The interests in paragraphs 4.1 and 4.2 above (which include interests of the Directors held as a result of their participation in the Old Kofax Share Schemes) are based on the interests of Directors in Old Kofax Shares which (a) have been notified by the relevant Director to Old Kofax pursuant to Chapter 3 of the Disclosure and Transparency Rules before 30 September 2013 (being the latest practicable date prior to publication of this document), or (b) are interests of a connected person (within the meaning of the Disclosure and Transparency Rules) of a Director which have been notified to Old Kofax by each connected person (within the meaning of the Disclosure and Transparency Rules) pursuant to Chapter 3 of the Disclosure and Transparency Rules.

4.4	Save as set out in this paragraph 4 of this Part, no Director (nor any person connected with a Director):

(a)	has any interests (beneficial or non-beneficial) in the share capital of Old Kofax or New Kofax; or

(b)	holds any interest in any other securities of the Kofax Group.

5.	DIRECTORS’ EMPLOYMENT CONTRACTS AND LETTERS OF APPOINTMENT

5.1	Executive Directors

Each of the Executive Directors will continue to be employed by Old Kofax. They have been appointed as Directors of New Kofax (since 31 August 2012) and, on or around the Scheme Effective Date, each will enter into a letter of appointment under which Old Kofax will acknowledge that the Executive Directors will be made available to New Kofax to carry out their duties as directors of New Kofax.

The overall level of remuneration of Executive Directors will remain unchanged.

5.2	Non-Executive Directors

All Non-Executive Directors have letters of appointment with Old Kofax which set out the specific terms of engagement, details of which are set out in paragraph 6 of this Part. Each Non-Executive Director will enter into a letter of appointment with New Kofax (on or around the Scheme Effective Date) the terms of which (including the expiry date) will be substantially the same as the terms of appointment with Old Kofax.

On the Scheme becoming effective, the Non-Executive Directors’ appointments as directors of Old Kofax will terminate and the Non-Executive Directors will from the Scheme Effective Date receive their fees from New Kofax. The total fees payable to each of those Non-Executive Directors will not be varied as a result of the Scheme.

6.	DIRECTORS’ REMUNERATION

6.1	Executive Directors

The remuneration (including salary and other benefits) paid under the Executive Directors’ employment contracts with Old Kofax for the year ended 30 June 2013 is as follows:

Director	Basic salary	Bonus	Other Benefits	Defined Contribution Pension	Total
	($)	($)	($)	($)	($)

Reynolds C. Bish	500,000	288,588	19,983	2,000	810,571

James Arnold, Jr.	350,000	115,435	18,681	2,000	486,116

Details of the Executive Directors’ employment contracts with Old Kofax are as follows:

Reynolds C. Bish

Old Kofax entered into an employment agreement with Reynolds C. Bish, the Kofax Group’s Chief Executive Officer, in November 2007. Pursuant to Mr. Bish’s employment agreement he is entitled to annual base salary of $500,000 (subject to review and adjustment by the Board under certain conditions) and an annual incentive bonus of up to $500,000 based on achievement of performance goals as established by the Remuneration Committee. Mr. Bish is also entitled to receive option awards and awards on an annual basis under the Kofax LTIP Plan on the basis of 200% of Mr. Bish’s then current base salary and is entitled to receive reimbursement for all reasonable out-of-pocket business expenses incurred in the performance of his duties on behalf of the Kofax Group.

Mr. Bish’s employment agreement provides that if he is terminated by Old Kofax for “cause” he is entitled to receive his base salary pro rated to his date of termination. “Cause” is defined to include (i) theft, dishonesty, wilful misconduct, breach of fiduciary duty for personal profit, or falsification of any company documents or records; (ii) material failure to abide by the Kofax Group’s policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) after written notice from the Kofax Group of such failure; (iii) unauthorised use, misappropriation, destruction or diversion of any material tangible or intangible assets or corporate opportunity of the Kofax Group (including, without limitation, improper use or disclosure of the Kofax Group’s confidential or proprietary information); (iv) misconduct which has a material detrimental effect on the Kofax Group’s reputation or business; (v) repeated failure or inability (other than due to injury or illness) to perform any reasonable assigned duties after written notice from the Kofax Group of, and a reasonable opportunity to cure such failure or inability; or (vi) conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude and which impairs Mr. Bish’s ability to perform his duties with the Kofax Group.

Mr. Bish’s employment agreement also provides that he is entitled to receive certain payments upon his termination by the Kofax Group without cause or upon Mr. Bish’s resignation for “Good Reason”. “Good Reason” is defined as the first to occur of any of the following, without Mr. Bish’s written consent: (i) a material diminution in base salary or target bonus then in effect; (ii) a material diminution in authority, duties or responsibilities, including without limitation, a requirement that Mr. Bish report to a corporate officer rather than directly to the Board or its successor; (iii) a relocation of Mr. Bish’s principal place of employment to a location that increases Mr. Bish’s one-way commute distance by more than thirty miles; or (iv) any other action or inaction by the Kofax Group that constitutes a material breach of Mr. Bish’s employment agreement. In the event of such a termination without cause or resignation for “Good Reason” Mr. Bish is entitled to receive: (a) base salary then in effect, pro rated to the date of termination; (b) severance equal to twelve months of base salary then in effect; (c) an amount equal to the Mr. Bish’s bonus for the Kofax Group’s prior financial year ended on or prior to the date of termination or resignation; and (d) payment of COBRA premiums for a period of twelve months or until Mr. Bish is eligible to receive health benefits under another group health insurance plan. Upon such an event, all LTIP awards then held by Mr. Bish shall become vested and shares underlying such awards shall be released.

Mr. Bish’s employment agreement includes a change of control provision that entitles him to certain payments upon a “Change of Control” of Old Kofax as defined in the LTIP Plan. Upon such a “Change of Control” Mr. Bish is entitled to receive: (i) base salary then in effect, pro rated to the date of termination; (ii) severance equal to twelve months on base salary then in effect; (iii) an amount equal to the Mr. Bish’s bonus for the Kofax Group’s prior financial year ending on or prior to the date of termination or resignation; (vi) an amount equal to Mr. Bish’s target bonus then in effect; and (v) payment of COBRA premiums for a period of twelve months or until Mr. Bish is eligible to receive health benefits under another group health insurance plan. In the event that New Kofax or its successor terminates Mr Bish’s employment without cause or Mr Bish terminates his employment for good reason in either case upon or within 12 months following a change of control, upon such termination, Mr Bish shall be entitled to at least 100% of the shares awarded to Mr Bish under the LTIP awards made to him on 7 September 2009, 8 September 2010 and 7 September 2011.

In addition to the other provisions set forth above, Mr. Bish’s employment agreement provides that under certain conditions he shall receive certain levels of tax gross up payments from the Kofax Group with respect to any excise or similar taxes owed by him in respect of benefits received pursuant to the agreement.

Mr. Bish’s employment agreement also includes a nonsolicitation provision that provides that he shall not, during the term of the agreement or for one year after the termination of his employment, separately or in conjunction with others, encourage or cause others to solicit or personally encourage any employees of the Kofax Group to terminate or alter their relationships with the Kofax Group.

James Arnold, Jr.

Old Kofax entered into an employment agreement with James Arnold Jr., the Kofax Group’s Chief Financial Officer, in April 2010. Pursuant to Mr. Arnold’s employment agreement he is entitled to an annual base salary of $350,000 (subject to review and adjustment by the Board) and an annual incentive bonus based on achievement of performance goals as established by the Remuneration Committee. Mr. Arnold is also entitled to receive awards under the Kofax LTIP Plan and to reimbursement for all reasonable out-of-pocket business expenses incurred in the performance of his duties on behalf of the Kofax Group.

Mr. Arnold’s employment agreement provides that if he is terminated by Old Kofax for “cause” he is entitled to receive his base salary pro rated to his date of termination. “Cause” is defined to include (i) theft, dishonesty, wilful misconduct, breach of fiduciary duty for personal profit, or falsification of any company documents or records; (ii) material failure to abide by the Kofax Group’s policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) after written notice from the Kofax Group of such failure; (iii) unauthorised use, misappropriation, destruction or diversion of any material tangible or intangible assets or corporate opportunity of t the Kofax Group (including, without limitation, improper use or disclosure of the Kofax Group’s confidential or proprietary information); (iv) misconduct which has a material detrimental effect on the Kofax Group’s reputation or business; (v) repeated failure or inability (other than due to injury or illness) to perform any reasonable assigned duties after written notice from the Kofax Group of, and a reasonable opportunity to cure such failure or inability; or (vi) conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude and which impairs Mr. Arnold’s ability to perform his duties with the Kofax Group.

Mr. Arnold’s employment agreement also provides that he is entitled to receive certain payments upon his termination by Old Kofax without cause or upon Mr. Arnold’s resignation for “Good Reason”. “Good Reason” is defined as the first to occur of any of the following, without Mr. Arnold’s written consent: (i) a material diminution in base salary or target bonus then in effect; (ii) a material diminution in authority, duties or responsibilities, including without limitation, a requirement that Mr. Arnold report to a corporate officer rather than directly to the Board or its successor; (iii) a relocation of Mr. Arnold’s principal place of employment to a location that increases Mr. Arnold’s one-way commute distance by more than thirty miles; or (iv) any other action or inaction by the Kofax Group that constitutes a material breach of Mr. Arnold’s employment agreement. In the event of such a termination without cause or resignation for “Good Reason” Mr. Arnold is entitled to receive: (a) base salary then in effect, pro rated to the date of termination; (b) severance equal to six months on base salary then in effect; (c) an amount equal to the Mr. Arnold’s bonus for the Kofax Group’s prior financial year ending on or prior to the date of termination or resignation; and (d) payment of COBRA premiums for a period of six months or until Mr. Arnold is eligible to receive health benefits under another group health insurance plan. Upon such an event, all LTIP awards then held by Mr. Arnold shall vest in accordance with the vesting schedule included in the Kofax LTIP Plan.

Mr. Arnold’s employment agreement includes a change of control provision that entitles him to certain payments in the event of his termination without “Cause” or resignation for “Good Reason” upon or within 12 months following a “Change of Control” of Old Kofax as defined in the LTIP Plan. Upon such a “Change of Control” Mr. Arnold is entitled to receive: (i) base salary then in effect, pro rated to the date of termination; (ii) severance equal to six months of base salary then in effect; (iii) an amount equal to Mr. Arnold’s bonus for the Kofax Group’s prior financial year ended on or prior to the date of termination or resignation; (vi) an amount equal to Mr. Arnold’s target bonus then in effect; and (v) payment of COBRA premiums for a period of six months or until Mr. Arnold is eligible to receive health benefits under another group health insurance plan. In the event that New Kofax or its successor terminates Mr Arnold’s employment without cause or Mr Arnold terminates his employment for good reason in either case upon or within 12 months following a change of control, upon such termination, Mr Arnold shall be entitled to at least 100% of the shares awarded to Mr Arnold under the LTIP awards made to him on 7 June 2010.

6.2	Non-Executive Directors

All Non Executive Directors have letters of appointment with Old Kofax which set out the specific terms of engagement, details of which are set out below. Each Non Executive Director has also entered into a letter of appointment with New Kofax, the terms of which (including the expiry date) are substantially the same as the terms of appointment with Old Kofax.

On the Scheme becoming effective, the Non Executive Directors’ appointments as Directors of Old Kofax will automatically terminate. Until the Scheme Effective Date, the Non Executive Directors will not be entitled to any additional fees for their services as directors of New Kofax. With effect from the Scheme Effective Date (when their appointments as Directors of Old Kofax terminate), the Non Executive Directors will be entitled to be paid the fees set out below from New Kofax. Non Executive Directors are normally expected to serve for two or three 3-year terms and service as a Non Executive Director of Old Kofax will be taken into account in determining these terms.

Director	Date of Appointment as director of Old Kofax	Expiry Date of Current Appointment	Notice Period	Annual fees ($) as at financial year ended 30 June 2013
Greg Lock	15 March 2007	5 November 2013	6 months	185,590

William T. Comfort III	24 August 2007	5 November 2013	6 months	58,770

Chris Conway	15 December 2004	5 November 2013	6 months	66,503

Wade W. Loo	4 February 2011	5 November 2013	6 months	80,000

Bruce Powell	3 November 2007	5 November 2013	6 months	71,143

Joe Rose	1 April 2009	5 November 2013	6 months	80,000

Mark Wells	15 December 2004	5 November 2013	6 months	58,770

The Chairman’s remuneration package consists of a salary only. The fees paid to each of the other Non Executive Directors consist of a basic fee and additional fees for acting as members of the Audit and Remuneration Committees. Fees are benchmarked against comparable companies in the sector and are determined by the Board.

The Non Executive Directors do not participate in any of the Old Kofax Share Schemes and will not participate in the New Kofax Share Scheme nor is any pension payable in respect of their services as Non Executive Directors.

Each Non Executive Director is entitled to reimbursement of reasonable expenses incurred in the course of his duties.

None of the Non Executive Directors is entitled to any benefit upon the termination of his appointment.

Each Non Executive Director has offered himself up to stand for reelection at Old Kofax’s Annual General Meeting to be held on 5 November 2013.

7.	DIRECTORS’ INTERESTS IN TRANSACTIONS

Save in respect of Old Kofax related party transactions as set out below, no Director of Old Kofax has or has had any interest in any transactions which are or were unusual in their nature or conditions or are or were significant to the business of Old Kofax or any members of the Kofax Group and which were effected by Old Kofax or any member of the Kofax Group during the current or immediately preceding financial year and which remain in any respect outstanding or unperformed.

Related party transactions requiring disclosure under IAS 24 being the compensation of key management personnel:

Key management personnel compensation (including Directors):

Year ended 30 June 2013 ($’000)
Salaries, bonuses and other short-term employee benefits	1,893
Termination and post-employment benefits	4
Share-based payments	193

Total compensation	2,090

8.	INTERESTS OF MAJOR SHAREHOLDERS

8.1

As at 30 September 2013 (being the latest practicable date prior to publication of this document), in so far as it has been notified to Old Kofax pursuant to the Disclosure and Transparency Rules, the name of each person other than a Director who, directly or indirectly, has a notifiable interest in 3 per cent. or more of Old Kofax’s issued share capital, and the amount of such person’s interest, are set forth below:

Name	Number of Old Kofax Shares held	Percentage of issued share capital (%)
65 BR Trust/ Natasha Foundation/NPC Foundation/ William T Comfort III(1)	16,115,702	17.97%
Aberforth Partners	8,089,591	9.02%
RGM Capital	5,138,073	5.73%
Schroder Investment Management	4,034,775	4.50%
SPCGT	3,489,481	3.89%
FIL Investment International	3,267,153	3.64%
Standard Life Investments	2,957,388	3.30%

Note

(1) William T. Comfort III indirectly holds 16,115,702 or approximately 18.0% of the current shares outstanding through the aggregated holdings of himself, The 65 BR Trust, NPC Foundation and the Natasha Foundation. The 65 BR Trust is a family trust that holds assets for the benefit of Mr. Comfort’s children. Mr. Comfort maintains voting and dispositive power over the shares directly held by The 65 BR Trust. The Natasha Foundation is a Bermuda formed entity. Mr. Comfort is a director of the Natasha Foundation and shares voting and dispositive power over the shares held directly by The Natasha Foundation. The NPC Foundation is a Bermuda formed entity. Mr. Comfort is a director of The NPC Foundation and shares voting and dispositive power over the shares held directly by The NPC Foundation. Mr. Comfort disclaims any pecuniary interest in relation to the shares held by The 65 BR Trust, The Natasha Foundation and The NPC Foundation. Parties related to William T Comfort III have further interests totalling 8,006,829 shares in Kofax plc but he disclaims control over those shares.

The percentage figures are based on the number of issued shares; this figure excludes treasury shares. The total number of ordinary shares including treasury shares as of 30 September 2013 was 94,739,418. There are 5,068,374 ordinary shares held in treasury, and therefore the total number of issued ordinary shares with voting rights in Old Kofax is 89,671,044.

8.2	None of the shareholders listed above will have voting rights that are different to those of any other holder of New Kofax Shares.

8.3

Save as disclosed in paragraph 8.1 above, Old Kofax is not aware of any person who is, or will be, immediately following the Scheme directly or indirectly interested in 3 per cent. or more of the New Kofax Shares.

8.4	Old Kofax is not aware of any person who, following implementation of the Scheme, directly or indirectly, acting jointly or with others or acting alone, could exercise control over New Kofax.

9.	SUMMARY OF THE NEW KOFAX BYE-LAWS

9.1	The New Kofax Memorandum of Association provides that the objects for which New Kofax is formed and incorporated are unrestricted.

9.2

The New Kofax Bye-Laws were adopted on 3 October 2013 by its sole shareholder in place of those originally adopted on 23 June 2011 and will become effective upon New Kofax Shares being listed on the London Stock Exchange.

9.3	The following paragraphs summarise some of the key provisions in the New Kofax Bye-laws:

(a)	Share capital

The share capital of New Kofax comprises common shares of $0.001 each. Subject to shareholder approval, the Board is authorised to create and issue additional shares of any existing class or shares of a new class.

(b)	Transfer of registered shares

A shareholder may transfer all or any of his shares in any manner which is permitted by any applicable legislation (subject to the restrictions in the bye-laws) and is approved by the Board. New Kofax must maintain a register of common shares in accordance with the relevant Bermuda legislation.

A shareholder may transfer all or any of his shares by an instrument of transfer in the form provided in the bye-laws, or in such other form as the Board may approve. The instrument of transfer must be signed by or on behalf of the transferor and, except in the case of a fully paid Common Share, by or on behalf of the transferee. The Board may, in its absolute discretion and without giving any reason for it, refuse to register any transfer of any common share: (1) which is not fully paid up or (2) is not accompanied by the common share certificate for the common shares to be transferred (if any) or by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer. If the Board refuses to register a transfer it shall, within three months after the date on which the instrument of transfer was lodged, send to the transferor and transferee notice of the refusal. Subject to the Bermuda Companies Act and any other applicable laws and regulations and the facilities and requirements of any relevant system concerned and the bye-laws, the Board has power to implement and/or approve any arrangements it may, in its absolute discretion, think fit in relation to the evidencing of title to and transfer of interests in shares in the capital of New Kofax in the form of depository interests or similar interests, instruments or securities, and to the extent such arrangements are so implemented, no provision of the New Kofax Bye-laws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer thereof or the shares of the Company represented thereby. The Board may from time to time take such actions and do such things as it may, in its absolute discretion, think fit in relation to the operation of any such arrangements.

(c)	Alteration of capital

New Kofax may if authorised by both a resolution of the Board and its members increase, divide, consolidate, subdivide, change the currency denomination of, diminish or otherwise alter or reduce its share capital in any manner permitted by the Bermuda Companies Act.

(d)	Authority to allot relevant securities

Subject to the New Kofax Bye-laws and to authorisation of Shareholders, the directors shall have the power to issue any unissued shares on such terms and conditions as they may determine.

(e)	Power of New Kofax to investigate interests in shares and failure to disclose interests in shares

New Kofax may give notice to a person, where it knows or has reasonable cause to believe such person to be, or in the previous three years to have been, interested in New Kofax’s shares, requiring such person to confirm or deny such interest and to give such further information as may be requested. Where a person is required to disclose an interest in a share (a default share) and has not done so within 14 days after the date of service of the relevant notice by New Kofax, unless the Board in its absolute discretion decides otherwise, the relevant shareholder shall not be entitled to be present or vote on any question in person or by proxy at any general meeting of the Company or separate general meeting of the holders of any class of shares of New Kofax or count in the quorum. Where the default shares represent at least 0.25 per cent of the issued shares of the same class, the Board may also direct that:

(i)	New Kofax may withhold any dividend (or part) or other amount payable, but when the restriction ceases to have effect, New Kofax must pay the amount to the person who would have been entitled to it;

(ii)	where the relevant shareholder has elected to receive shares in New Kofax instead of cash in respect of any dividend (or part), any election in respect of the default shares will not be effective; or

(iii)

no transfer of any of the shares held by the relevant shareholder will be recognised or registered by the directors unless the transfer is an excepted transfer or the shareholder is not in default after due and careful enquiry.

(f)	Borrowing powers

Except as provided in the New Kofax Bye-laws, the Board may exercise all the powers of New Kofax to borrow money and to mortgage or charge all or any part of its undertaking, property, assets (present and future) and uncalled capital and, subject to applicable law to issue debentures, debenture stock and other securities, whether outright or as security for any debt, liability or obligation of New Kofax or of any third party.

(g)	Dividends

Subject to the provisions of the Bermuda Companies Act, the members may by ordinary resolution declare any dividend, but no dividend shall exceed the amount recommended by the Board of New Kofax. Subject to the provisions of the Bermuda Companies Act, the Board of New Kofax may pay interim dividends if it appears to the Board that it is justified by the financial position of New Kofax.

Dividends unclaimed after seven years from the date when the respective dividend became payable shall, if the Board so resolves, be forfeited and cease to remain owing by New Kofax.

(h)	Distribution of assets on liquidation

On liquidation the liquidator may with the authority of a resolution of the members, and any other authority required by Bermuda legislation, divide the whole or any part of the assets of New Kofax among the shareholders, in whole or part, in specie or vest the whole or any part of the assets upon such trusts as the liquidator shall think fit.

(i)	Pre-emption rights

The New Kofax Bye-laws contain provisions giving pre-emption rights to holders of “Relevant Shares” (meaning the shares in New Kofax) other than:

(i)	those shares giving rights to a specified amount of dividend and capital in a distribution; and

(ii)	shares acquired or to be allotted pursuant to any New Kofax Employee Share Scheme or shares to be allotted as bonus shares,

and of “Relevant Employee Shares” (being those shares in New Kofax which would be Relevant Shares save for the fact that they were acquired pursuant to an New Kofax Employee Share Scheme), entitling holders of Relevant Shares to be offered “Equity Securities” meaning Relevant Shares and rights to subscribe for or convert securities into Relevant Shares. These pre-emption provisions do not apply to allotments of Equity Securities which are paid otherwise than in cash (meaning where paid up otherwise than by cash received by New Kofax or cheque received by New Kofax in good faith, which the Directors have no reason to suspect will not be paid, or release of a liability of New Kofax for a liquidated sum or an undertaking to pay cash to New Kofax at a future date, where “cash” also includes foreign currency) and they do not apply to the allotment of securities which would be held under any Employee Share Scheme (as defined in the New Kofax Bye-Laws). Any Equity Securities which New Kofax has offered to a holder of Relevant Shares and Relevant Employee Shares may be allotted to him, or to anyone in whose favour he has renounced his right to their allotment, without contravening these provisions. Any offer made under these provisions must state a period of not less than 14 days during which it may be accepted and this offer shall not be withdrawn before the end of such period.

(j)	Disapplication of pre-emption rights

The pre-emption rights summarised above in paragraph 9.3(i) of this Part V may be disapplied in whole or modified as the Directors determine, provided the Directors are given the power to do so by Special Resolution (as defined in the New Kofax Bye-laws).

(k)	General meetings

All annual and special general meetings will be held in such place as the Board appoints, which may be in or outside Bermuda. At least 21 clear days’ notice must be given of an annual general meeting and 14 clear days’ notice must be given of a special general meeting. The chairman of the Board of Directors or the Board of Directors may convene a special general meeting and that the Board of Directors must call a special general meeting upon the request of shareholders holding not less than 5% of the paid-up capital of the company carrying the right to vote at general meetings. At any general meeting of New Kofax any two shareholders present in person or by proxy throughout the meeting form a quorum for the transaction of business. Generally, except as otherwise provided in the bye-laws of a company, or the Bermuda Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast. If within five minutes from the time appointed for the meeting a quorum is not present and if the meeting is convened on the requisition of shareholders, it will be deemed cancelled. In any other case, the meeting will stand adjourned to the same day one week later, at the same time and place as the original meeting, or to such other day, time and place as the Chairman may decide.

A poll may be demanded by, amongst others, not less than three members present in person or by proxy and having the right to vote at that meeting or a member or members present in person or by proxy and representing in aggregate not less than one-tenth of the total voting rights of all the members having the right to attend and vote at the meeting.

(l)	Forfeiture of shares

If, on or before the payment due date, the whole or any part of any call remains unpaid, the Board may give a notice (the Payment Notice) to the holder requiring him to pay the amount due, together with accrued interest. If the requirements in the Payment Notice are not complied with, any share in respect of which it was given may be forfeited by a Board resolution. Every share which is forfeited or surrendered becomes the property of New Kofax. The Board may dispose of the forfeited or surrendered share upon such terms as the Board thinks fit.

A person whose shares have been forfeited or surrendered ceases to be a shareholder in respect of the forfeited or surrendered share. The person will remain liable to pay to New Kofax all moneys payable by him in respect of that share at the time of forfeiture or surrender, together with interest.

(m)	Indemnity and insurance

Each director may be indemnified out of the assets of New Kofax against all liabilities, loss, damage or expense incurred by him in the conduct of New Kofax’s business or in the discharge of his duties. The indemnity must not extend in such a way which would render it void under Bermuda legislation.

(n)	Takeover provisions

The New Kofax Bye-laws adopt certain of the provisions of the Takeover Code, including provisions dealing with compulsory takeover offers and shareholder treatment along the lines of the General Principles as set out in the Takeover Code (including “equal treatment”) which are to be administered by the Board.

The provisions in the New Kofax Bye-laws will apply from the Scheme Effective Date.

On completion of the Proposals, the protections of the Takeover Code for shareholders will be lost. Although the New Kofax Bye-laws contain certain takeover provisions equivalent to those in the Takeover Code, these do not, of themselves, afford the same protection to shareholders as the Takeover Code does.

Pursuant to the New Kofax Bye-laws, a person must not:

(i)

acting by himself or with persons determined by the Board to be acting in concert, seek to acquire shares in New Kofax, which carry 30 per cent. or more of the voting rights attributable to the shares in New Kofax; or

(ii)

acting by himself or with persons determined by the Board to be acting in concert, hold not less than 30 per cent. but not more than 50 per cent. of the voting rights attributable to the shares, and seek to acquire after the Scheme Effective Date, by himself or with persons determined by the Board to be acting in concert, additional shares which, taken together with the shares held by the persons determined by the Board to be acting in concert with him, increase his voting rights attributable to the shares, except as a result of a “permitted acquisition” (meaning an acquisition made in compliance with Rule 9 of the Takeover Code).

Where the Board has reason to believe that any of such circumstances has taken place, then it may take all or any of certain measures:

(i)	require the person(s) appearing to be interested in the shares of New Kofax to provide such information as the Board considers appropriate;

(ii)	have regard to such public filings as may be necessary to determine any of the matters under the New Kofax Bye-laws;

(iii)	make any determination under the New Kofax Bye-laws as it thinks fit, either after calling for submissions by the relevant person(s) or without calling for any;

(iv)

determine that the voting rights attached to such shares in breach of the New Kofax Bye-Laws, the “Excess Shares”, are from a particular time incapable of being exercised for a definite or indefinite period;

(v)	determine that some or all of the Excess Shares are to be sold;

(vi)	determine that some or all of the Excess Shares will not carry any right to any dividends or other distributions from a particular time or definite or indefinite period; and

(vii)

taking such actions as it thinks fit for the purposes of the New Kofax Bye-laws, including prescribing rules not inconsistent with the New Kofax Bye-laws, setting deadlines for the provision of information, drawing adverse inferences where information requested is not provided, making determinations or interim determinations, executing documents on behalf of a shareholder, converting any Excess Shares held in uncertificated form to certificated form and vice-versa, or converting any Excess Shares represented by depository interests issued in uncertificated form under the New Kofax Bye-laws into shares in certificated form paying costs and expenses out of proceeds of sale, and changing any decision or determination or rule previously made.

The Board has the full authority to determine the application of the New Kofax Bye-Laws including the deemed application of the whole or any part of the Takeover Code, and such authority shall include all the discretion that the Panel would exercise if the whole or part of the Takeover Code applied. Any resolution or determination made by the Board, any Director or the chairman of any meeting acting in good faith is final and conclusive and is not open to challenge as to its validity or as to any other ground. The Board is not required to give any reason for any decision or determination it makes.

In the event that circumstances arise where, if New Kofax were subject to the Takeover Code, New Kofax would be an offeree or otherwise the subject of an approach or the subject of a third party statement of firm intention to make an offer, the Board would comply and procure that New Kofax complied with the provisions of the Takeover Code. In the event that the Board recommended to the shareholders of New Kofax or any class thereof any takeover offer made for shares in New Kofax from time to time, the Board would seek to obtain the undertaking of the offeror(s) to comply with the provisions of the Takeover Code in the conduct and the execution of the relevant offer. It is recognised in the New Kofax Bye-Laws that the Panel does not have jurisdiction and that, if and for so long as such may be the case, these provisions are subject in any event to Bermuda legislation and to the requirement that the Board must be satisfied that the application of the New Kofax Bye-laws is in the best interests of New Kofax.

(o)	Voting rights

In general members have one vote for each common share held by them and are entitled to vote at all meetings of members and, in the case of a poll, every member present in person or by proxy has one vote for every common share of which he is the holder.

(p)	Class rights

Subject to the Bermuda Companies Act, all or any of the special rights for the time being attached to any class of shares may, unless otherwise provided in the rights attached to the terms of issue of the shares of that class, be altered or abrogated with the consent in writing of the holders of not less than three-fourths in nominal value of the issued shares of that class or with the sanction of a resolution passed by the holders of a majority of not less than three-fourths in nominal value as voted at a separate general meeting of the holders of such shares voting in person or by proxy at which special meeting the quorum shall be two persons present in person or by proxy throughout the meeting holding at least one-third in nominal value of the issued shares of the class. The quorum for an adjourned meeting is one person present holding shares of the class.

(q)	Appointment and removal of directors

The Board will consist of such number of directors, being not less than three and not more than such maximum number, not exceeding 10, as the Board may from time to time determine.

New Kofax, by a resolution of its members or, when authorised by members, by the directors, may appoint persons to be directors of New Kofax. If the directors appoint a person to be such a director this person will hold the post until the next annual general meeting at which point they will be eligible for re-election.

Only persons who are proposed or nominated in accordance with the New Kofax Bye-laws will be eligible for election as directors. Any shareholder or the Board may propose any person for election as a director.

Where any person, other than a director retiring at the meeting or a person proposed for re-election or election as a director by the Board, is to be proposed for election as a director, notice must be given to New Kofax of the intention to propose him and of his willingness to serve as a director.

Where the number of persons validly proposed for re-election or election as a director pursuant to the New Kofax Bye-laws is greater than the number of directors to be elected, the person(s) receiving the most votes will be elected as the director(s), and an absolute majority of the votes cast will not be a pre-requisite to the election of such director(s).

At any general meeting, the shareholders may authorise the Board to fill any vacancy in their number left unfilled at a general meeting.

One third of the directors must retire by rotation at each annual general meeting.

A director’s office shall be vacated if, amongst other things, he is prohibited by law from being a director, becomes bankrupt, becomes of unsound mind or is absent from board meetings for more than 6 months without permission.

Members may remove a director from office only by a resolution of not less than a majority of the members entitled to vote on a resolution thereon.

(r)	Management of New Kofax by the Board

The business of New Kofax is managed by the Board, which may exercise all such powers as are not required to be exercised by New Kofax in general meeting subject always to the Bye-laws and the provisions of the Bermuda Companies Act.

Subject to the provisions of the New Kofax Bye-laws, a resolution put to the vote at a meeting of the Board will be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution will fail.

The Board may delegate any of its powers (including the power to sub-delegate) to a committee which may consist partly or entirely of non-directors of New Kofax provided that every such committee conforms to such directions as the Board imposes on them and provided further that the meetings and proceedings of any such committee are governed by the provisions of the New Kofax Bye-laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board.

The Board may delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board sees fit.

The Board may appoint one or more directors of New Kofax to the office of managing director or chief executive officer of New Kofax, who will, subject to the control of the Board, supervise and administer all of the general business and affairs of New Kofax.

The quorum necessary for the transaction of business at a meeting of the Board is two.

Unanimous written resolutions of directors are valid as though passed at a meeting of the Board.

A director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company must declare the nature of such interest as required by the Bermuda Companies Act.

Following such a declaration, unless disqualified by the chairman of the relevant Board meeting, the director will be entitled to vote in respect of such contracts or proposed contracts or arrangement and may be counted in the quorum for such meeting.

The amount of any fees to be paid to directors is to be determined by the Remuneration Committee and is deemed to accrue from day to day.

Any director who holds any executive office (including for this purpose the office of chairman or deputy chairman), or who serves on any committee, or who, at the request of a director of New Kofax, goes or resides abroad, makes any special journey or otherwise performs services which in the opinion of the directors, determined in a resolution of the directors, are outside the scope of the ordinary duties of a director, may be paid such remuneration by way of salary, commission or otherwise as the directors may determine in addition to or in lieu of any fee payable to him for his services as a director pursuant to the New Kofax Bye-laws.

(s)	Distributions on liquidation to shareholders

The holders of the common shares (subject to the other provisions of the New Kofax Bye-laws) are, on a return of capital on a winding-up of New Kofax, entitled to be paid the amounts paid up on the common shares out of the assets of New Kofax available for distribution subject to any provision made for employees and to the rights of holders of any other class of shares in New Kofax then in issue. The assets remaining after such repayment shall then belong to and be distributed amongst the holders of the common shares in proportion to the number of shares held by them respectively.

(t)	Changes to the Bye-laws

No bye-law may be rescinded, altered or amended and no new bye-law shall be made until the same has been approved by a resolution of the Board and by a special resolution (as defined in the New Kofax Bye-laws) of the members.

10.	FURTHER INFORMATION FOR US SHAREHOLDERS

If you are a citizen, resident or national of a jurisdiction outside of the United Kingdom, your attention is drawn to paragraph 11 of Part II of this document for further details concerning the Scheme.

For information on UK, Bermuda and US taxation, your attention is drawn to paragraph 11 of this Part. The summary information is intended as a guide only and holders of Old Kofax Shares who are in any doubt about their tax position, or who are resident for tax purposes outside the UK, Bermuda or the US, are strongly advised to contact an appropriate professional independent adviser immediately.

10.1	Certain US securities law considerations

The New Kofax Shares to be issued to Old Kofax Shareholders in connection with the Scheme will not be, and are not required to be, registered with the SEC under the US Securities Act in reliance upon the exemption from registration provided by Section 3(a)(10) thereof. For the purpose of qualifying for the Section 3(a)(10) exemption with respect to the New Kofax Shares issued pursuant to the Scheme, Old Kofax will advise the High Court that it will rely on the Section 3(a)(10) exemption based on the High Court’s sanctioning of the Scheme, which will be relied upon by Old Kofax as an approval of the Scheme following a hearing on its fairness to Old Kofax Shareholders at which hearing all such Old Kofax Shareholders will be entitled to attend in person or through counsel to support or oppose the sanctioning of the Scheme and with respect to which notification has been or will be given to all such Shareholders.

The New Kofax Shares to be issued to Old Kofax Shareholders in connection with the Scheme will not be registered under the securities laws of any state of the United States, and will be issued in the United States pursuant to the Scheme in reliance on available exemptions from such state law registration requirements.

Neither the SEC nor any other US federal or state securities commission or regulatory authority has approved or disapproved of the New Kofax Shares or passed upon the accuracy or adequacy of this document. Any representation to the contrary is a criminal offence in the United States.

Old Kofax is exempt from reporting under the US Exchange Act pursuant to Rule 12g3-2(b) thereunder, and once the Scheme becomes effective, New Kofax expects to rely on the exemption provided in Rule 12g3-2(b) under the Exchange Act.

US Shareholders should note that no appraisal or similar rights of dissenting shareholders are to apply in connection with the Scheme as none are required as a matter of English law.

11.	TAXATION

The following section is a summary guide only to certain aspects of tax in the UK, Bermuda and the US. This is not a complete analysis of the potential tax effects of the Proposals nor will it relate to the specific tax position of all New Kofax Shareholders in all jurisdictions. This summary does not purport to be a legal opinion. Shareholders are advised to consult their own tax advisers as to the effects of the Proposals in relevant jurisdictions.

This summary assumes the Proposals have been effected in full, and that New Kofax will be treated as tax resident solely in the UK.

11.1	UK taxation

The following summary is intended as a general guide only and relates only to certain limited aspects of the UK tax consequences of the Scheme for Shareholders and of holding and disposing of New Kofax Shares. It is based on current UK tax law and the current practice of HMRC, both of which are subject to change, possibly with retrospective effect. The summary applies only to Shareholders who are resident and, if individuals, ordinarily resident and domiciled in the UK for taxation purposes, who hold their Old Kofax Shares and New Kofax Shares as an investment (other than under a personal equity plan or an individual savings account), who are the absolute beneficial owners of their Old Kofax Shares and their New Kofax Shares, who have not (and are not deemed to have) acquired their Old Kofax Shares and their New Kofax Shares by virtue of an office or employment (whether current, historic or prospective) and are not officers or employees of any member of the Kofax Group. In addition, these comments may not apply to certain classes of New Kofax Shareholders such as dealers in securities, collective investment schemes and insurance companies.

Although New Kofax is incorporated in and organised under the laws of Bermuda, the directors intend that the affairs of New Kofax should be managed and conducted so that it will be resident in the UK for tax purposes. No guarantee can be given that New Kofax will be respected as UK resident for tax purposes. The following information is based on New Kofax being tax resident in the UK and upon the law and practice currently in force in the UK.

If you are in any doubt about your tax position, you should consult your own professional adviser without delay.

11.2	UK tax consequences of the cancellation of Old Kofax Shares and issue of New Kofax Shares

For the purposes of UK capital gains tax and corporation tax on chargeable gains, or CGT, the cancellation of the Old Kofax Shares and the issue of New Kofax Shares should be treated as a scheme of reconstruction. UK resident Shareholders who do not hold (either alone or together with connected persons) more than 5 per cent of, or of any class of, shares in or debentures of Old Kofax should obtain rollover relief in respect of the cancellation of Old Kofax Shares and the issue to them of the New Kofax Shares. This means that the New Kofax Shares issued to a Shareholder should be treated as the same asset, and as having been acquired at the same time and for the same consideration, as his Old Kofax Shares from which they are derived.

Shareholders who hold (alone, or together with connected persons) more than 5 per cent of, or of any class of, shares in or debentures of Old Kofax will be eligible for the above treatment only if the Scheme is effected for bona fide commercial reasons and does not form part of a scheme or arrangements of which the main purpose, or one of the main purposes, is avoidance of a liability to capital gains tax or corporation tax. If these conditions are not met, then such an Old Kofax Shareholder will be treated as receiving New Kofax Shares in consideration for the cancellation of his Old Kofax Shares and as having made a disposal of his Old Kofax Shares which may, depending on individual circumstances, give rise to a chargeable gain or allowable loss for CGT purposes. Clearance has been sought from HMRC under section 138 of the Taxation of Chargeable Gains Act 1992 that the Scheme will be effected for bona fide commercial reasons and will not form part of such a scheme of arrangement. It is expected that section 138 clearance will be received from HMRC.

UK stamp duty and stamp duty reserve tax, or SDRT, consequences of the Scheme

No stamp duty or SDRT will be payable by Shareholders as a result of the cancellation of Old Kofax Shares and issue of New Kofax Shares under the Scheme.

11.3	UK tax consequences of disposing of New Kofax Shares in the future

A disposal of New Kofax Shares by a UK tax resident New Kofax Shareholder may, depending on individual circumstances, give rise to a chargeable gain or allowable loss for UK tax purposes.

A disposal of New Kofax Shares by a New Kofax Shareholder who is not resident in the UK for tax purposes but who carries on a trade, profession or vocation in the UK through a branch, agency or permanent establishment and has used, held or acquired the New Kofax Shares for the purposes of such trade, profession or vocation or such branch, agency or permanent establishment may, depending on individual circumstances, give rise to a chargeable gain or allowable loss for UK tax purposes.

A New Kofax Shareholder who is an individual and who is temporarily non-resident in the UK for a period of less than five complete tax years may, under anti-avoidance legislation, still be liable to UK taxation on their return to the UK on a chargeable gain realised on the disposal or part disposal of New Kofax Shares during the period when he is non-resident.

For corporate shareholders only, indexation allowance on the relevant proportion of the original allowable cost should be taken into account for the purposes of calculating a chargeable gain (but not an allowable loss) arising on a disposal or part disposal of its New Kofax Shares.

11.4	UK taxation of dividends

Dividends paid on the New Kofax Shares

Individual New Kofax Shareholders

New Kofax Shareholders who are individuals who own less than a 10 per cent shareholding in New Kofax

A New Kofax Shareholder who is an individual resident in the UK for tax purposes will, if he owns less than 10 per cent of the issued share capital in New Kofax, be entitled to a tax credit equal to one-ninth of the dividend received from New Kofax. Such an individual will be taxed on the total of the dividend and the related tax credit (the gross dividend), which will be regarded as the top slice of the individual’s income.

The tax credit will be treated as discharging the individual’s liability to UK income tax in respect of the gross dividend, unless and except to the extent that the gross dividend falls above the threshold for the higher rate of income tax, in which case the individual will, to that extent, pay UK income tax on the gross dividend at the dividend upper rate of 32.5 per cent less the related tax credit. So, for example, a dividend of £80 will carry a tax credit of £8.89 and the UK income tax payable on the dividend by an individual liable to income tax at the higher rate would be 32.5 per cent of £88.89, namely £28.89, less the tax credit of £8.89, leaving a net tax charge of £20.

To the extent the gross dividend falls above the individual’s threshold for the additional rate of income tax (50 per cent rate), the individual will pay UK income tax on the gross dividend at the new 37.5 per cent dividend additional rate less the related tax credit. In this situation, a dividend of £80 will continue to carry a tax credit of £8.89 and the UK income tax payable on the dividend by an individual liable to income tax rate at the additional rate would be 37.5 per cent, of £88.89, namely £33.33, less the tax credit of £8.89, leaving a net tax charge of £24.44.

New Kofax Shareholders who are individuals who own a 10 per cent or greater shareholding in New Kofax

In certain circumstances individuals who own a 10 per cent or greater shareholding in a company do not qualify for the 10 per cent tax credit. However, as the directors intend that New Kofax should be tax resident in the UK, any individuals holding a 10 per cent or greater shareholding in New Kofax should also qualify for the 10 per cent dividend tax credit.

Corporate New Kofax Shareholders

Distributions received by a New Kofax Shareholder within the charge to UK corporation tax are subject to the dividend exemption rules in Part 9A Corporation Tax Act 2009. Under the dividend exemption rules, any such New Kofax Shareholder should generally not be subject to corporation tax on dividends paid by New Kofax.

11.5	Transactions in securities

Clearance has been sought from HMRC under section 748 of the Corporation Tax Act 2010 and section 701 of the Income Tax Act 2007 that Shareholders should not suffer a counter-acting tax assessment under the “transactions in securities” rules under section 733 of the Corporation Tax Act 2010 in relation to corporation taxpayers and the provisions of Chapter I, Part 13 of the Income Tax Act 2007 in relation to income taxpayers by reference to the Scheme. It is expected that clearance will be received from HMRC.

11.6	UK stamp duty and SDRT on transfers of New Kofax Shares

In practice, UK stamp duty should generally not need to be paid on an instrument transferring New Kofax Shares which are held in certificated form, provided that such transfer instruments are executed and retained outside of the UK.

UK SDRT will generally be payable in respect of the transfer of dematerialised Depositary Interests in respect of underlying New Kofax Shares through the CREST system.

The statements in this paragraph summarise the current position on stamp duty and SDRT and are intended as a general guide only. They assume that the New Kofax Shares will not be registered in a register kept in the UK by or on behalf of New Kofax. New Kofax has confirmed it does not intend to keep such a register in the UK.

If you are in any doubt about your tax position, you should consult your own professional adviser without delay.

11.7	Bermuda taxation

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by New Kofax or by its shareholders in respect of its shares. New Kofax has obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to New Kofax or to any of its operations or to its shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by it in respect of real property owned or leased by it in Bermuda.

11.8	US federal income taxation

The following is a general summary of the material US federal income tax considerations relevant to the exchange of Old Kofax Shares for New Kofax Shares pursuant to the Scheme and the ownership of New Kofax Shares. This summary is based upon provisions of the US Internal Revenue Code of 1986, as amended (the Code), the US Treasury regulations promulgated thereunder (including proposed and temporary regulations), published administrative rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. Such change could materially and adversely affect the tax consequences described below. No assurance can be given that the Internal Revenue Service (IRS) will not assert, or that a court will not sustain, a position contrary to any of the tax consequences described below. This discussion does not purport to be a comprehensive description of all of the US federal income tax consequences that may be relevant with respect to the exchange of Old Kofax Shares for New Kofax Shares pursuant to the Scheme and the ownership of New Kofax Shares.

This summary does not address all aspects of the US federal income taxation that may be important to a particular holder in light of its investment or tax circumstances or to holders subject to special tax rules, such as: banks; financial institutions; insurance companies; partnerships or entities classified as partnerships for US federal income tax purposes or persons holding common shares through such entities; dealers in stocks, securities, or currencies; traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; tax-exempt organisations; real estate investment trusts; regulated investment companies; qualified retirement plans, individual retirement accounts, and other tax-deferred accounts; expatriates of the US; persons subject to the alternative minimum tax; persons holding common shares as part of a straddle, hedge, conversion transaction, or other integrated transaction; persons who acquired common shares pursuant to the exercise of any employee share option or otherwise as compensation for services; persons actually or constructively holding 10% or more of New Kofax’s voting shares; and US Holders (as defined below) whose functional currency is other than the US dollar. It addresses only US Holders (as defined below) that exchange Old Kofax Shares pursuant to the Scheme, hold their shares as capital assets and use the US dollar as their functional currency.

Old Kofax and New Kofax urge you to consult your own tax advisers regarding your particular circumstances and the US federal income, estate and gift tax consequences to you of the Proposals and of owning and disposing of New Kofax Shares, as well as any tax consequences arising under the laws of any state, local, or foreign or other tax jurisdiction and the possible effects of changes in US federal or other tax laws.

TO ENSURE COMPLIANCE WITH THE REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, NEW KOFAX AND OLD KOFAX INFORM YOU THAT THE STATEMENTS ABOUT US FEDERAL INCOME TAX MATTERS IN THIS DOCUMENT ARE MADE TO PROMOTE, MARKET OR RECOMMEND THE SCHEME AND THE ADMISSION, AND ARE NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED TO AVOID US FEDERAL TAX PENALTIES. EACH SHAREHOLDER SHOULD SEEK ADVICE FROM ITS OWN TAX ADVISER ABOUT THE TAX CONSEQUENCES TO IT OF PARTICIPATING IN THE SCHEME AND HOLDING THE NEW KOFAX SHARES UNDER THE LAWS OF THE UNITED KINGDOM, BERMUDA, THE UNITED STATES AND THEIR CONSTITUENT JURISDICTIONS AND ANY OTHER JURISDICTION WHERE THE PURCHASER MAY BE SUBJECT TO TAXATION.

For purposes of this discussion, the term “US Holder” means a beneficial owner of our common shares that is any of the following:

•	a US citizen or resident of the US (as determined for US federal income tax purposes);

•	a corporation or other entity taxable as a corporation for US federal income tax purposes, created or organised in or under the laws of the US or of any political subdivision of the US;

•	an estate, the income of which is subject to US federal income taxation regardless of its source; or

•

a trust if a US court can exercise primary supervision over the trust’s administration and one or more US persons have the authority to control all substantial decisions of the trust, or the trust elects under US Treasury regulations to be treated as a US person.

The US federal tax consequences to a partner in a partnership generally will depend on the status of the partner and the activities of the partnership. US Holders that are partnerships are urged to consult their own tax advisers about the tax consequences to their partners of receiving New Kofax Shares in connection with the Scheme and owning and disposing of New Kofax Shares.

As described above under the paragraph entitled “UK Taxation,” above although New Kofax is organised under the laws of Bermuda, the directors intend that the affairs of New Kofax should be managed and conducted so that it will be resident in the UK for tax purposes. As described below, certain of the tax conclusions below are dependent upon that tax residency. It is possible that in the future, whether as a result of a change in law or the practice of any relevant tax authority or as a result of any change in the conduct of our affairs following a review by the directors or for any other reason, New Kofax could become, or be regarded as having become, a resident in a jurisdiction other than the United Kingdom. A change in New Kofax’s tax residency could have an effect on its cash flow and on certain tax consequences described below. Furthermore, while New Kofax expects it and certain of its non-US subsidiaries will qualify for the benefits of the Convention between the United States of America and the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation, etc., or the US-UK Treaty, it has not sought or obtained a ruling from the IRS or an opinion of counsel addressing the issue, and there can be no assurances that New Kofax or its non-US subsidiaries will qualify for the benefits of the US-UK Treaty.

Share Exchange in the Scheme

Old Kofax and New Kofax intend to treat the Scheme as a tax-free reorganisation for US federal income tax purposes under section 368(a) of the US Internal Revenue Code. The proper US federal income treatment of the Scheme is not certain, however, and neither Old Kofax nor New Kofax has sought a ruling from US tax authorities or an opinion from US tax counsel on the proper treatment of the Scheme. Although the discussion in this section assumes that the Scheme constitutes a tax-free reorganisation, each US Holder should consult its own tax adviser about the proper US federal, state and local income tax treatment of the Scheme.

Assuming that the Scheme is a tax-free reorganisation, a US Holder will recognise no gain or loss on exchange of Old Kofax Shares for New Kofax Shares. A US Holder’s basis in New Kofax Shares will equal its aggregate adjusted tax basis in the Old Kofax Shares exchanged, and its holding period in the New Kofax Shares will include the period it held the Old Kofax Shares. If a US Holder acquired different blocks of Old Kofax Shares at different times or at different prices, the US Holder’s basis and holding period in the New Kofax Shares will be determined separately for each block of shares.

A US Holder may be required to attach to its tax return for the year in which it receives New Kofax Shares a statement regarding application of the tax-free reorganisation requirements (including information about the Old Kofax Shares it exchanged and the New Kofax Shares it received) and to maintain certain records regarding the Scheme.

If the Scheme were not a tax-free reorganisation, a US Holder receiving New Kofax Shares in exchange for Old Kofax Shares would recognise capital gain or loss equal to the difference between (x) the fair market value of the New Kofax Shares as of the effective date of the exchange and (y) its adjusted tax basis in the Old Kofax Shares exchanged. Any gain would be long-term gain if the US Holder held the Old Kofax Shares for more than one year. Any loss would be long-term loss if the US Holder held the Old Kofax Shares for more than one year or to the extent the US Holder previously received qualified dividends in excess of 10 per cent of the US Holder’s basis in its Old Kofax Shares. Deductions for capital losses are subject to limitations. Any gain or loss generally would be treated as arising from US sources. The holder would have a tax basis in the New Kofax Shares equal to their fair market value as of the effective date of the exchange and a holding period beginning on the day following the exchange date.

11.10	Distributions

Subject to the discussion in the paragraph headed “Passive Foreign Investment Company” below, if you actually or constructively receive a distribution on New Kofax shares, other than certain pro rata distributions of the common shares or rights with respect to the common shares, you must include the distribution in gross income as a taxable dividend on the date of your receipt of the distribution, but only to the extent the distribution is paid from New Kofax’s current or accumulated earnings and profits, as calculated under US federal income tax principles. The amount of any non-US taxes withheld from a distribution, if any, would also be required to be included in gross income by you, however as discussed above under “Bermuda Taxation” and “UK Taxation—UK taxation of dividends”, New Kofax does not expect to be required to withhold taxes on any such distributions. Dividends paid by New Kofax are not expected to be eligible for the dividends received deduction allowed to corporations with respect to dividends received from certain domestic corporations. Dividends paid by New Kofax may or may not be eligible for preferential rates applicable to qualified dividend income, as described below.

Subject to applicable limitations, dividends paid to a non-corporate US Holder in taxable years beginning before January 1, 2013 will constitute “qualified dividend income”, or QDI, subject to tax at capital gains rates (generally 15%) provided that (i) the ordinary shares are readily tradable on an established securities market in the U.S or New Kofax is eligible for benefits of a comprehensive income tax treaty with the US (ii) New Kofax is not a PFIC (as discussed below) with respect to such US Holder, for either its taxable year in which the dividend was paid or the preceding taxable year and (iii) certain holding period and other requirements are met. New Kofax expects to be eligible for benefits under the US-UK treaty, which does qualify as a comprehensive income tax treaty with the U.S for these purposes. Furthermore, New Kofax expects its common shares will be readily tradable on an established securities market in the US as a result of being listed on The NASDAQ Global Select Market. To the extent a distribution exceeds New Kofax’s current and accumulated earnings and profits, it will be treated first as a non-taxable return of capital to the extent of your adjusted tax basis in the common shares, and thereafter as capital gain. Preferential tax rates for long-term capital gain may be applicable to non-corporate US Holders.

New Kofax does not intend to calculate its earnings and profits under US federal income tax principles. Therefore, you should expect that a distribution will be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Subject to certain conditions and limitations, any foreign taxes paid on or withheld from distributions from New Kofax and not refundable to you may be credited against your US federal income tax liability or, upon election, may alternatively be deducted from your taxable income. This election is made on a year-by-year basis and applies to all foreign taxes paid by you or withheld from you that year. Dividends received with respect to the common shares should generally be treated as foreign source income. For purpose of the US foreign tax credit limitation, dividends received with respect to the common shares should generally constitute “passive category income” for most US Holders. However, New Kofax does not expect to be required to withhold taxes on distributions as discussed above under “Bermuda Taxation” and “UK Taxation—UK taxation of dividends.” The rules governing foreign tax credits are complex and each US Holder is urged to consult its independent tax advisers regarding the availability of foreign tax credits under its particular circumstances.

11.11	Dispositions

Subject to the discussion in the paragraph headed “Passive Foreign Investment Company” below, you will recognise taxable gain or loss realised on the sale or other taxable disposition of common shares equal to the difference between the US dollar value of (i) the amount realised on the disposition (i.e., the amount of cash plus the fair market value of any property received), and (ii) your adjusted tax basis in the common shares. Any such gain or loss will be long-term capital gain or loss if New Kofax Shares have been held for more than one year. Certain non-corporate US Holders (including individuals) may be eligible for preferential rates of US federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitations under the Code. Any gain or loss recognised is not expected to give rise to foreign source income for US foreign tax credit purposes.

11.12	Medicare Tax

For taxable years beginning after 31 December 2012, US Holders that are individuals, trusts or estate whose income exceeds certain thresholds will be subject to an additional 3.8% tax on the net investment income (which includes taxable dividends and net capital gains).

11.13	Passive Foreign Investment Company

Special US federal income tax rules apply to US persons owning shares of a “passive foreign investment company,” or PFIC. A foreign corporation generally will be classified as a PFIC for US federal income tax purposes in any taxable year in which, after applying relevant look through rules with respect to the income and assets of subsidiaries, either:

•	at least 75% of its gross income is “passive income”; or

•	on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, passive income includes, among other things, dividends, interest, certain rents and royalties, annuities, certain gains from the sale of stock and securities, and certain gains from commodities transactions. In determining whether a foreign corporation is a PFIC, a pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least 25% interest (by value) is taken into account.

Based on current estimates of New Kofax’s gross income, gross assets and the nature of its business, New Kofax does not expect that it should be treated as a PFIC for its current taxable year and it intends to use reasonable efforts to avoid PFIC status. However, because the PFIC determination is highly fact intensive and made at the end of each taxable year, it is possible that New Kofax may be a PFIC for the current or any future taxable year or that the IRS may challenge its determination concerning its PFIC status.

If New Kofax is treated as a PFIC for any year during which you hold New Kofax Shares, US Holders may be subject to adverse tax consequences upon a sale, exchange or other disposition (including certain pledges) of the common shares, or upon the receipt of certain “excess distributions” from New Kofax. In this event, unless a US Holder elects to be taxed annually on a mark to market basis with respect to the common shares, as described below, any gain realised on a sale or other disposition of the common shares and certain “excess distributions” (generally distributions in excess of 125% of the average distribution over the shorter of a three-year period or the US Holder’s holding period for the common shares) would be treated as realised rateably over the US Holder’s holding period for the common shares, and amounts allocated to prior years during which New Kofax was a PFIC would be taxed at the highest tax rate in effect for each such year. An additional interest charge may apply to the portion of the US federal income tax liability on such gains or distributions treated under the PFIC rules as having been deferred by the US Holder. Amounts allocated to the taxable year in which the sale or “excess distribution” occurs and to any year before New Kofax became a PFIC would be taxed as ordinary income in the taxable year in which the sale or “excess distribution” occurs. The tax liability for amounts allocated to years prior to the year in which the sale or “excess distribution” occurs cannot be offset by any net operating losses for such years, and gains (but not losses) realised on the sale of the common shares cannot be treated as capital gains, even if the common shares have been held as capital assets.

In addition, notwithstanding any election you may make, dividends that you receive from New Kofax will not be eligible for the preferential tax rates applicable to QDI (as discussed above in “—Distributions on Common Shares”) if New Kofax is a PFIC either in the taxable year of the distribution or the preceding taxable year, but will instead be taxable at rates applicable to ordinary income.

If New Kofax is a PFIC for any taxable year during which you hold common shares, it will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold common shares. You may terminate this deemed PFIC status by electing to recognise gain as if the common shares had been sold on the last day of the last taxable year for which New Kofax was a PFIC.

If New Kofax is treated as a PFIC, and you elect to treat it as “qualified electing fund”, you generally will not be subject to the PFIC rules discussed above. However, this option will generally not be available to US Holders because New Kofax currently does not intend to prepare or provide the information necessary for US Holders to make such election.

If New Kofax is treated as a PFIC, the foregoing PFIC rules can also be avoided by a US Holder that makes a “mark to market” election. US Holders may make a mark-to-market election only if the common shares are marketable stock. The common shares will be “marketable stock” as long as they remain listed on The NASDAQ Global Select Market and are regularly traded. Shares are “regularly traded” for any calendar year during which it is traded (other than in de minimis quantities) on at least fifteen days during each calendar quarter. There can be no assurances, however, that the common shares will be treated, or continue to be treated, as regularly traded. If you make a mark-to-market election, you generally will not be subject to the PFIC rules discussed above. Rather, you will be required to recognise ordinary income for any increase in the fair market value of the common shares for each taxable year that New Kofax is a PFIC. You will also be allowed to deduct as an ordinary loss any decrease in the fair market value to the extent of net marked-to-market gain previously included in prior years. Your adjusted tax basis in the common shares will be adjusted to reflect the amount included or deducted. The mark-to-market election will be effective for the taxable year for which the election is made and all subsequent taxable years, unless the common shares cease to be marketable stock or the IRS consents to the revocation of the election.

If New Kofax is a PFIC in any year with respect to you, you will generally be required to file IRS Form 8621. US Holders should also be aware that recently enacted legislation would impose an additional annual filing requirement for US persons owning shares of a PFIC. Until the IRS releases the revised Form 8621, this additional reporting requirement is suspended (although a US Holder that is currently otherwise required of file Form 8621 (e.g. a US Holder that makes a QEF election with respect to the PFIC, receives a distribution with respect to the PFIC or makes an actual or deemed disposition of PFIC stock) must continue to file the current Form 8621). However, following the release of the revised Form 8621, U.S. Holders for which the filing of Form 8621 has been suspended for a taxable year will be required to attach Form 8621 for each suspended taxable year to their next income tax or information return required to be filed with the IRS. Additionally, in the event a US Holder does not file Form 8621, the statute of limitations on the assessment and collection of US federal income taxes of such US Holder for the related tax year may not close before the date which is three years after the date on which such report is filed. US Holders should consult their own tax advisers regarding the application of the PFIC rules to the common shares, the availability and advisability of making an election to avoid the adverse tax consequences of the PFIC rules should New Kofax be considered a PFIC for any taxable year and the application of the recently enacted legislation to their particular situation.

11.14	Taxation of Non-U.S. Holders

Subject to the discussion in the paragraph headed “Information Reporting and Backup Withholding” below, as a Non-US Holder, you generally will not be subject to US federal income tax on distributions received on common shares, unless the distributions are effectively connected with a trade or business that you conduct in the US and (if an applicable income tax treaty so requires) attributable to a permanent establishment that you maintain in the US. In such cases, you will be subject to tax on such distributions in the same manner as a US Holder.

Subject to the discussion in the paragraph headed “Information Reporting and Backup Withholding” below, as a Non-US Holder, you generally will not be subject to US federal income tax on any gain recognized on a sale or other taxable disposition of common shares, unless (i) the gain is effectively connected with a trade or business that you conduct in the US and (if an applicable income tax treaty so requires) attributable to a permanent establishment that you maintain in the U.S., or (ii) you are an individual and are present in the US for at least 183 days in the taxable year of the disposition, and certain other conditions are met. If you meet the test in clause (i) above, you generally will be subject to tax on any gain that is effectively connected with your conduct of a trade or business in the U.S. in the same manner as a US Holder. If you meet the test in clause (ii) above, you generally will be subject to tax at a 30% rate on the amount by which your U.S. source capital gain exceeds your US source capital loss. In addition, if you are a corporate Non-US Holder, under certain circumstances, you may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

11.15	Information Reporting and Backup Withholding

Information reporting requirements will apply to distributions on common shares or proceeds from the disposition of common shares paid within the US (and, in certain cases, outside the US) to a US Holder unless such US Holder is an exempt recipient, such as a corporation. Furthermore, backup withholding may apply to such amounts unless such US Holder (i) is an exempt recipient that, if required, establishes its right to an exemption, or (ii) provides its taxpayer identification number, certifies that it is not currently subject to backup withholding, and complies with other applicable requirements. A US Holder may avoid backup withholding if it furnishes a properly completed IRS Form W-9 and is able to make the required certifications.

Backup withholding is not an additional tax. Rather, amounts withheld under the backup withholding rules may be credited against your US federal income tax liability. Furthermore, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

A U.S. Holder that is an individual and holds certain foreign financial assets must file new IRS Form 8938 to report the ownership of such assets if the total value of those assets exceeds the applicable threshold amounts. The threshold varies depending on whether the individual lives in the United States or files a joint income tax return with a spouse. For example, an unmarried U.S. Holder living in the United States is required to file Form 8938 if the total value of all specified foreign financial assets is more than $50,000 on the last day of the tax year or more than $75,000 at any time during the tax year. U.S. Holders in other situations have the same or a greater threshold. In general, specified foreign financial assets include debt or equity interests (that are not regularly traded on an established securities market) issued by foreign financial institutions, and any interest in a foreign entity that is not a financial institution (such as the Company), including any stock or security, and any financial instrument or contract held for investment that has an issuer or counterparty that is not a U.S. person. Proposed regulations also would require certain domestic entities that are formed, or availed of, for purposes of holding, directly or indirectly, specified foreign financial assets to file IRS Form 8938. In addition, certain non-resident alien individuals may be required to file Form 8938, notwithstanding the availability of any special treatment under an income tax treaty.

Taxpayers who fail to make the required disclosure with respect to any taxable year are subject to a penalty of $10,000 for such taxable year, which may be increased up to $50,000 for a continuing failure to file the form after being notified by the IRS. In addition, the failure to file Form 8938 will extend the statute of limitations for a taxpayer’s entire related income tax return (and not just the portion of the return that relates to the omission) until at least three years after the date on which the Form 8938 is filed.

All U.S. Holders are urged to consult with their own tax advisors with respect to whether our common shares are foreign financial assets that (if the applicable threshold were met) would be subject to this rule.

Payments to Non-U.S. Holders of distributions on, or proceeds from the disposition of, common shares are generally exempt from information reporting and backup withholding. However, a Non-U.S. Holder may be required to establish that exemption by providing certification of non-U.S. status on an appropriate IRS Form W-8.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO A PARTICULAR HOLDER. EACH SHAREHOLDER SHOULD CONSULT ITS OWN TAX ADVISER ABOUT THE TAX CONSEQUENCES OF PARTICIPATING IN THE SCHEME AND HOLDING NEW KOFAX SHARES UNDER THE SHAREHOLDER’S OWN CIRCUMSTANCES.

12.	KOFAX GROUP EMPLOYEE SHARE SCHEMES

12.1	Old Kofax Share Schemes

Old Kofax has operated share option schemes since its initial public offering in 1996 as its Remuneration Committee considers that share ownership and the award of share options are key components in the overall remuneration package for executive directors and senior management. It is the Old Kofax Remuneration Committee’s objective that all executive directors and members of senior management should by direct share ownership and/or by grant of share options have a material interest in the successful performance of the company.

Old Kofax adopted the Kofax 2012 Equity Incentive Plan (as described below) at its annual general meeting on 6 November 2012, which will be operated by New Kofax following the Scheme Effective Date. Old Kofax also currently operates the Kofax 2000 Share Option Plan and the Kofax plc 2007 Long Term Incentive Plan (together with the Kofax 2012 Equity Incentive Plan, the Old Kofax Share Schemes). No further rights will be granted under any of the Old Kofax Share Schemes after the Scheme is sanctioned by the Court to the extent that any existing rights have been exchanged for new rights over New Kofax Shares.

The principal provisions of the current Old Kofax Share Schemes are set out below.

All Old Kofax Share Schemes operate over ordinary shares in Old Kofax.

As of 30 June 2013, there were (i) 5,382,512 ordinary shares issuable upon the exercise of outstanding options granted under the Kofax plc 2000 Share Option Plan, at a weighted average exercise price of 207 pence per share, all of which options to purchase ordinary shares were then exercisable; and (ii) 3,285,528 ordinary shares issuable pursuant to outstanding awards under the LTIP Plan.

The Kofax plc 2000 Share Option Plan

Executive directors have been entitled to participate in the share option scheme open to all employees of the company and its subsidiaries, administered under the terms of the Kofax plc 2000 Share Option Plan.

Old Kofax’s Remuneration Committee approves the granting of all share options, the vesting of which, with respect to executive directors, may be subject to meeting performance targets set by the Remuneration Committee. Generally, options granted under the Kofax plc 2000 Share Option Plan vest over a four year period, with 25% of the shares vesting on the first anniversary of the grant date and 6.25% vesting at each quarter thereafter over the next three years. Accelerated vesting is providing in the event of termination of employment due to death, disability, pregnancy, sickness, redundancy, corporate transfer and retirement. No term of any option granted under the Kofax plc 2000 share Option Plan exceeds ten years from the grant date. In addition, upon termination of employment, the then vested and exercised portion of an option granted under the Kofax plc 2000 Share Option Plan may be exercisable for up to twelve months (but not beyond the stated term of the option), depending on the reason for such termination. The exercise price for an option may be paid in the form of consideration determined by the Remuneration Committee.

The initial term of the Kofax plc 2000 Share Option Plan ended on 26 January 2010 and approval of an extension of the Kofax plc 2000 Share Option Plan for a further two years was given at the Company’s 2009 Annual General Meeting. However, a further extension of the Kofax plc 2000 Share Option Plan was not approved at the 2011 Annual General Meeting and therefore the Kofax plc 2000 Share Option Plan expired on 26 January 2012, with no further option grants being granted since that time.

The Kofax plc 2007 Long Term Incentive Plan

On 23 August 2007, the Old Kofax board of directors approved the Kofax plc 2007 Long Term Incentive Plan (LTIP Plan), which was subsequently approved by Old Kofax Shareholders on 2 October 2007 and adopted the same day. The LTIP Plan was implemented as an additional incentive program intended to motivate and reward performance of the executive management team and other senior management on a long-term basis.

Awards outstanding under the LTIP Plan are subject to fulfilment of the following performance conditions over the course of a three year performance period from the date of grant: (i) attainment of a software business revenue growth target of 25% and (ii) an EBITA growth target of 50%. At

80% achievement of either of these targets, 25% of an award will be released separately as to each target. The remaining balance of each 25% portion of the LTIP award vests on a pro-rated basis with regard to achievement between 80% and 100% of software business revenue and EBITA performance targets. In the event that achievement exceeds the 100% target, additional shares equal to 1% of the grant shall be released for each 1% of over achievement, capped at 15% of the original grant. Old Kofax’s Remuneration Committee ensured that these performance criteria are in direct correlation with how the company measures its financial success and value to its shareholders, and further that the performance criteria ensure accountability towards ambitious revenue growth achievement by management.

12.2	New Kofax Share Scheme

The following is a summary of the main provisions of the New Kofax Share Scheme which will be adopted by New Kofax on or around 5 December 2013 conditional upon the Old Kofax Shareholders approving its adoption by New Kofax at the Scheme General Meeting, and subject to the Scheme becoming effective. The New Kofax Share Scheme will operate over common shares in New Kofax.

New Kofax 2012 Equity Incentive Plan

At the Scheme General Meeting, it is proposed that the shareholders of Old Kofax approve the adoption by New Kofax of the New Kofax 2012 Equity Incentive Plan (which was adopted by Old Kofax at its annual general meeting on 6 November 2012), or the Plan, in order to assist the Kofax Group in attracting, motivating and retaining valued employees, consultants and non-employee directors by offering them a greater stake in the Kofax Group’s success and a closer identity with it, and to encourage ownership of New Kofax’s stock by such employees, consultants and non-employee directors. The Plan allows the Kofax Group to grant options, stock appreciation rights (SARs), restricted stock, restricted stock units (RSUs), and other stock-based and cash-based awards, each an Award and collectively Awards. Due to the existing London listing of the Old Kofax Shares, the Plan has been formulated in accordance with UK regulations governing share incentive arrangements. However, the Plan will take account of the fact that a large proportion of qualifying management will be US based and the Plan will need to operate in such a way as to assist with attracting, motivating and retaining US based persons.

The total number of shares available for Awards on any day will not, when added to the total number of shares which have been allocated in the previous ten (10) years under the Plan and any other equity incentive plans adopted by the Company, exceed twelve and a half (12.5) percent of the ordinary share capital of the Company in issue on a fully diluted basis immediately prior to that day (the “Plan Limit”). The Company intends to reduce the Plan Limit to ten (10) percent of the ordinary share capital of the Company in issue on a fully diluted basis within 3 years from the date the Plan is approved by shareholders. The aggregate market value of shares which may be acquired pursuant to Awards granted to an Employee in any calendar year shall be limited to 250% of that Employee’s base salary (save that if exceptional circumstances exist in relation to the recruitment of an Employee such annual maximum level may be increased to 400%) (the “Individual Limit”).

Shares awarded under the Plan may be reserved or made available from the Company’s authorized and unissued shares or from shares bought back by the Company or transferred from the Kofax Employee Benefit Trust. For purposes of the Plan Limit, shares underlying Awards that have been forfeited, released, cancelled or lapsed without being exercised or which are satisfied by the transfer of shares already in issue or without the actual distribution of shares will again become available for Awards.

The Plan will be administered by the Remuneration Committee (the “Committee”). The Committee will have discretion to (i) select eligible participants who will receive Awards; (ii) determine the type or types of Awards to be granted to each participant; (iii) determine the number of shares to which an Award will relate, the terms and conditions of any Award (including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof, and waivers of or modifications to performance goals relating to an Award, based in each case on such considerations as the Committee will determine) and all other matters to be determined in connection with an Award; (iv) determine the exercise price, grant price or purchase price (if any) of an Award; (v) determine whether, to what extent, and under what circumstances an Award may be cancelled, forfeited, or surrendered; (vi) determine whether, and to certify that, performance goals to which an Award is subject are satisfied; (vii) correct any defect, supply any omission or reconcile any inconsistency in the Plan, and adopt, amend and rescind such rules, regulations, guidelines, forms of agreements and instruments relating to the Plan as it may deem necessary or advisable; (viii) construe and interpret the Plan; and (ix) make all other determinations as it may deem necessary or advisable for the administration of the Plan.

Awards granted to the Company’s executive directors and other members of the Company’s executive management team will always be subject to the satisfaction of appropriate performance conditions, in line with how the Company measures and reports upon its financial performance pertaining to its top line revenue and earnings. The actual performance conditions and targets will be set by the Committee on the grant of each award. They will be linked to the Company’s business strategy at the particular time and will be stretching in the context of this strategy and market conditions. Awards granted to the Company’s executive Directors will be subject to a 3 year minimum vesting period and will typically comprise conditional share awards, with share options being granted to executive directors only in exceptional circumstances. Share options granted to other members of the Company’s executive management team and other employees will typically vest over a four year period, with 25% of the shares vesting on the first anniversary of the grant and 6.25% vesting at each quarter thereafter.

Upon the occurrence of a change of control of the Company (as defined in the rules of the Plan), the vesting of awards granted to the Company’s executive directors and members of the Company’s executive management team will be unaffected by that change of control and vesting of Awards will not be accelerated. However, in the event that employment is terminated by the Company (or its successor) for a good leaver reason within 12 months of the change of control, or the participant terminates his employment for a good reason within 12 months of the change of control, the vesting of those awards will accelerate. In respect of other employees, upon the occurrence of a change of control, the Committee will, in its absolute discretion determine the extent to which any Award may be exercised or released, having regard, to the extent practicable or to the extent it considers appropriate, to any performance conditions and/or any other relevant terms to which the Award is subject (and in particular the Committee will have regard to the underlying performance of the Company as compared to the performance conditions and shall take into account the vesting period which has lapsed in respect of each Award at the time the determination is to be made as to whether to release all or part of such Award).

If the Committee determines that, in connection with certain changes in the Company’s capitalization, an adjustment is appropriate in order to prevent the dilution or enlargement of any Award, the Committee will proportionately and equitably adjust any or all of (i) the number and kind of shares which may thereafter be issued in connection with Awards; (ii) the number and kind of shares issuable in respect of outstanding Awards; (iii) the Plan Limit and/or the Individual Limit; and (iv) the exercise price or grant price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award. The Committee may amend the provisions of the Plan in any respect, provided that the prior approval of shareholders is obtained for any amendments that are to the advantage of participants in respect of the rules governing eligibility, limits on participation, the overall limits on the issue of shares or the transfer of treasury shares, the basis for determining a participant’s entitlement to, and the terms of, the shares to be acquired and the adjustment of Awards. The requirement to obtain the prior approval of shareholders will not, however, apply to any minor alteration made to benefit the administration of the Plan to take account of a change in legislation or to obtain or maintain favorable tax, exchange control, securities laws or regulatory treatment for participants or for any company in the Company’s group. The Committee may also make adjustments to Awards in recognition of other unusual or nonrecurring events affecting the Company or any subsidiary or in response to changes in applicable laws, regulations or accounting principles.

Suspension or termination of Plan

The Board may amend, alter, suspend, discontinue or terminate the Plan or any Award thereunder at any time without the consent of the participants or the Company’s shareholders, except that shareholder approval is required to increase the number of shares subject to the Plan and to take such other actions as may be specified by applicable law, regulation or stock exchange rule or listing requirement, and the consent of any affected participant is required for any action that would materially and adversely affect his or her rights under any outstanding Award.

Without amending the Plan, the Committee may grant Awards to employees, who are foreign nationals or who are employed in foreign jurisdictions, or both, on terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purpose of the Plan. In addition, the Committee may establish sub-plans to the Plan to set out special rules and provisions applicable to Awards granted to any such person.

Unless terminated earlier by the Board, the Plan will terminate on the earlier of the 10th anniversary of its adoption or its approval by the Company’s shareholders and no Awards will be granted pursuant to the Plan thereafter.

Unless otherwise provided in the applicable Award agreement or as may be determined by the Committee, all unvested options and SARs will cease to vest and be forfeited upon a participant’s termination of service for any reason. The vested portion of the participant’s options and SARs will continue to be exercisable for the lesser of 30 days or their remaining term if the participant’s employment is terminated by the Company without cause or the participant voluntary resigns and for the lesser of 180 days or the remaining term if the participant’s termination of employment is due to the participant’s death or disability. If the participant’s employment is terminated by the Company for cause, the participant will immediately forfeit all options and SARs, whether vested or not.

Unless otherwise provided in the applicable Award agreement or as may be determined by the Committee, the unvested portion of a restricted stock or RSU Award will be forfeited without additional consideration upon the participant’s termination of employment for any reason.

Options granted under the Plan give a participant the right to purchase a specified number of shares from the Company for a specified time period at a fixed exercise price. Options may be granted in the form of non-qualified stock options and ISOs. The exercise price per share of an option will be not less than the fair market value of a share on the date the option is granted. In the case of the grant of an ISO to a participant who as of the grant date owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company or a subsidiary (a “Ten Percent Shareholder”), the exercise price per share will not be less than 110% of the fair market value of a share on the grant date. The term during which an option may be exercised will be set out in the applicable Award agreement, but in no event will exceed ten (10) years (five (5) years in the case of an ISO granted to a Ten Percent Shareholder).

A SAR gives a participant the right to receive, upon exercise, the excess of the fair market value of one share on the exercise date over the grant price of the SAR, which may not be less than the fair market value of a share on the grant date. A SAR may be settled in shares, cash or a combination thereof. The term of a SAR will not exceed ten (10) years.

An Award of restricted stock is an award of a specified number of shares which are subject to forfeiture upon the occurrence of specified events during the applicable restriction period. The lapse of the restriction period may be based on the passage of time, the attainment of performance goals determined by the Committee or a combination thereof. During the restriction period, the transferability of the restricted stock may be prohibited, restricted or subject to any other conditions determined by the Committee, including, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the restricted stock to a continuing substantial risk of forfeiture in the hands of any transferee. Unless otherwise provided in the applicable Award agreement, the participant will have all the rights of a shareholder with respect to the restricted stock during the restriction period. Dividends paid during the restriction period will be subject to the same restrictions as the underlying restricted stock, unless otherwise determined by the Committee.

An RSU is a right to receive, on the settlement date, an amount equal to the fair market value of one share, payable in cash, shares or any combination thereof. RSUs are solely a device for the measurement and determination of the amounts to be paid to a participant under the Plan and do constitute shares of the Company. An RSU is subject to forfeiture upon the occurrence of specified events during the applicable restriction period. The lapse of a restriction period may be based on the passage of time, the attainment of performance goals determined by the Committee or a combination thereof. An RSU does not confer on the participant any rights of a shareholder in the Company. Nevertheless, the Committee may provide in an Award agreement for the payment of amounts equal to any dividends declared during the restriction period to be credited to the participant’s account and deemed invested in additional RSUs, which will be subject to the same restrictions as the RSUs to which they relate.

The Committee will be authorized, subject to limitations under applicable law, to grant to participants other stock-based Awards payable in, or valued in whole or in part by reference to, shares, and that are deemed by the Committee to be consistent with the purposes of the Plan. Such Awards may include deferred shares or share purchase awards.

The Committee will also be authorized to grant cash-based Awards denominated in cash in such amounts and subject to such terms and conditions as the Committee may determine. Each such cash-based Award will specify a payment amount or payment range as determined by the Committee. Cash-based Awards may be based on the attainment of performance goals. No benefits received under the Plan will be pensionable.

Tax Consequences to New Kofax

Generally, subject to the provisions of the Code described below, New Kofax or a subsidiary, as applicable, will be entitled to a deduction at the time the participant recognises ordinary income in respect of an Award granted under the Plan, equal to the amount of ordinary income recognised by the participant.

Section 162(m)

Under Code Section 162(m), New Kofax or a subsidiary, as applicable, generally may not deduct remuneration paid to the chief executive officer of New Kofax and the three next highest paid executive officers other than the chief financial officer to the extent that such remuneration exceeds $1,000,000, unless such remuneration is performance-based compensation. Under the Plan, the Committee may, in its discretion, grant Awards that are intended to qualify as performance-based compensation.

Section 280G

If the vesting and/or payment of an Award made to a “disqualified individual” (as defined in Code Section 280G) occurs in connection with a change in control of New Kofax, such vesting and/or payment, either alone or when combined with other compensation payments which such disqualified individual is entitled to receive, may result in an “excess parachute payment” (as defined in Code Section 280G). Code Section 4999 generally imposes a 20% excise tax on the amount of any such “excess parachute payment” received by such “disqualified individual” and Code Section 280G would prevent New Kofax or a subsidiary, as applicable, from deducting such “excess parachute payment”.

13.	CONSENT

Canaccord Genuity Limited has given and has not withdrawn its written consent to the inclusion of references to its name in this document in the form and context in which they appear.

14.	AMENDMENTS TO OLD KOFAX’S ARTICLES OF ASSOCIATION

One of the special resolutions to approve the Scheme relates to the approval of certain changes to Old Kofax’s Articles of Association. These changes are set out in full in the notice of the Scheme General Meeting in Part IX of this document.

In some cases, Old Kofax Shares may need to be allotted before the Scheme Record Time but the timing of their allotment could mean that they are not classified as Scheme Shares and are therefore outside the scope of the Scheme. In addition, Old Kofax Shares may be issued after the Scheme Record Time which would also put them outside the scope of the Scheme. It is proposed that Old

Kofax’s Articles of Association be amended in such a way as to ensure that: (i) any Old Kofax Shares which are issued before the Scheme Record Time are allotted subject to the terms of the Scheme and the holders of such shares will be bound by the Scheme accordingly; (ii) any Old Kofax Shares which are allotted after the Scheme Record Time will be immediately transferred to New Kofax in exchange for the issue or transfer to the relevant allottees of one New Kofax Share for every Old Kofax Share transferred. Old Kofax’s Articles of Association will also provide that if any Old Kofax Shares are allotted to any person within (ii) above following any variation in the share capital of either Old Kofax or New Kofax after the Scheme Effective Date or such other event as the New Kofax Directors consider fair and reasonable, the number of New Kofax Shares to be issued or transferred to that person will be adjusted in an appropriate manner, provided Old Kofax’s auditors have confirmed the adjustment is fair and reasonable.

These measures will avoid any person other than New Kofax being left with Old Kofax Shares after dealings in such shares have ceased on the London Stock Exchange and will further ensure that Old Kofax will remain a wholly-owned subsidiary of New Kofax despite issues of Old Kofax Shares.

15.	COSTS AND EXPENSES REGARDING ISSUE OF DOCUMENTATION

All costs and expenses relating to the issue of this document and the Prospectus and to the negotiation, preparation and implementation of the Scheme will be borne by the Kofax Group.

PART VI

THE SCHEME OF ARRANGEMENT

(under Part 26 of the Companies Act 2006)

IN THE HIGH COURT OF JUSTICE CHANCERY DIVISION COMPANIES COURT	No. 6518 of 2013

IN THE MATTER OF KOFAX PLC

- and -

IN THE MATTER OF THE COMPANIES ACT 2006

SCHEME OF ARRANGEMENT

(under Part 26 of the Companies Act 2006)

BETWEEN

KOFAX PLC (OLD KOFAX)

AND

THE HOLDERS OF SCHEME SHARES

(as hereinafter defined)

PRELIMINARY

(A)

In this scheme of arrangement, references to Clauses are references to clauses of this scheme of arrangement and unless inconsistent with the subject or context, the following expressions bear the following meanings:

Act	the Companies Act 2006 (as amended, modified, consolidated, re-enacted or replaced from time to time);

Business Day	a day on which the London Stock Exchange plc is open for the transaction of business;

Certificated or in Certificated form	not in uncertificated form (that is, not in CREST);

Court Hearings	the First Court Hearing and the Second Court Hearing;

Court Meeting

the meeting of Old Kofax Shareholders to be convened by order of the High Court pursuant to Part 26 of the Act to be held at the offices of Dechert LLP, 160 Queen Victoria Street, London EC4V 4QQ at 10:15 a.m. (or as soon thereafter as Old Kofax’s annual general meeting, convened for 10:00 a.m., is concluded or has been adjourned) on 5 November 2013 to consider and, if thought fit, approve this Scheme, including any adjournment thereof;

CREST	the computerised system for the paperless settlement of trades in securities and the holding of uncertificated securities operated by Euroclear in accordance with the CREST Regulations;

CREST Regulations	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755) as from time to time amended;

Depository Interests	the dematerialised depository interests in respect of the New Kofax Shares issued or to be issued by a depositary appointed by New Kofax;

Effective	the Scheme having become effective in accordance with its terms, expected to occur on 5 December 2013;

Euroclear	Euroclear UK & Ireland Limited, incorporated in England and Wales with registered number 02878738, the operator of CREST;

First Court Hearing	the hearing by the High Court of the claim form to sanction the Scheme under section 899 of the Act at which the First Court Order will be sought;

First Court Order	the order of the High Court sanctioning the Scheme under Part 26 of the Act;

High Court	the High Court of Justice of England and Wales;

holder	a registered holder, includes a person entitled by transmission;

members	members of Old Kofax on the register of members at any relevant date;

New Kofax	Kofax Limited, an exempted company with limited liability incorporated in Bermuda (registered number 45528) whose registered office is at Clarendon House, 22 Church Street, Hamilton, Bermuda HM 11;

New Kofax Common Shares	the common shares of $0.001 each in the capital of New Kofax;

New Kofax Shareholder	a holder of New Kofax Shares from time to time;

New Kofax Shares	New Kofax Shares to be issued to Old Kofax Shareholders pursuant to the Scheme;

New Kofax Subscriber Share	the one subscriber share with a nominal value of $0.001 in the capital of New Kofax;

New Shares	ordinary shares of 2.5 pence each in the capital of Old Kofax to be issued to New Kofax;

Old Kofax	Kofax plc, a company incorporated in England and Wales (registered number 03119779) whose registered office is at 1 Cedarwood, Chineham Business Park, Basingstoke, Hampshire RG24 8WD;

Old Kofax Reduction of Capital

the reduction of Old Kofax’s share capital associated with the cancellation and extinguishing of the Old Kofax Shares (save for Old Kofax Shares held by New Kofax provided for by this Scheme under section 641 of the Act);

Old Kofax Shareholder	a holder of Old Kofax Shares from time to time;

Old Kofax Shares	ordinary shares of 2.5 pence each in the capital of Old Kofax in issue prior to the Scheme Effective Date;

Overseas Shareholders	Old Kofax Shareholders who are resident in, ordinarily resident in, or citizens or nationals of, jurisdictions outside the United Kingdom or Bermuda;

£, pence or sterling	the lawful currency of the United Kingdom;

Registrar of Companies	the Registrar of Companies in England and Wales;

Scheme	this scheme of arrangement in its present form or with any modification thereof or addition thereto or condition approved or imposed by the High Court and agreed to by Old Kofax and New Kofax;

Scheme Document	the circular dated 4 October 2013 sent by Old Kofax to the Old Kofax Shareholders, of which this Scheme forms a part;

Scheme Effective Date	the date on which this Scheme becomes Effective in accordance with its terms;

Scheme Effective Time	the time at which this Scheme becomes Effective on the Scheme Effective Date;

Scheme General Meeting

the general meeting of Old Kofax to be held at the offices of Dechert LLP, 160 Queen Victoria Street, London EC4V 4QQ at 10:30 a.m. on 5 November 2013 (or as soon as possible after the conclusion or adjournment of the Court Meeting) and any adjournment thereof;

Scheme Record Time	5:00 p.m. London time on the Business Day immediately preceding the Scheme Effective Date;

Scheme Shareholder	a holder of Scheme Shares;

Scheme Shares	all Old Kofax Shares which are:

(a)	in issue at the date of this Scheme;

(b)	issued after the date of this Scheme but prior to the Scheme Voting Record Time; and

(c)

issued on or after the Scheme Voting Record Time and before the Scheme Record Time, either on terms that the original and any subsequent holders of such Old Kofax Shares are to be bound by this Scheme and/or in respect of which their holders are, or have agreed in writing to be, bound by the Scheme, save for any Old Kofax Shares held, legally or beneficially by New Kofax;

Scheme Voting Record Time	6:00 p.m. on 1 November 2013 or, if the Court Meeting or Scheme General Meeting is adjourned, 6:00 p.m. on the day which is two days before the date of such adjourned meeting;

Second Court Hearing	the hearing by the High Court of the claim form to confirm the Old Kofax Reduction of Capital under section 648 of the Act at which the Second Court Order will be sought;

Second Court Order	the order of the High Court confirming the Old Kofax Reduction of Capital under section 648 of the Act;

Uncertificated or in Uncertificated form	recorded on the relevant register as in uncertificated form, being held in uncertificated form in CREST and title to which by virtue of CREST Regulations may be transferred by means of CREST; and

United Kingdom or UK	the United Kingdom of Great Britain and Northern Ireland.

(B)	Unless otherwise stated:

(i)	all times referred to in this Scheme are references to London time;

(ii)	all references to legislation in this Scheme are to the legislation of the UK unless the contrary is indicated;

(iii)	any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof;

(iv)	for the purpose of this Scheme, “subsidiary” and “subsidiary undertaking”, “associated undertaking” and “undertaking” have the meanings given by the Act;

(v)	words importing the singular shall include the plural and vice versa; and

(vi)	words importing the masculine gender shall include the feminine or neutral gender.

(C)

The issued share capital of Old Kofax as at the close of business on 30 September 2013 was £2,368,485.45 divided into 94,739,418 ordinary shares of 2.5 pence each, all of which were fully paid or credited as fully paid. Old Kofax held 5,068,374 Old Kofax Shares in treasury as at the close of business on 30 September 2013 and therefore the total number of ordinary shares with voting rights in the Company is 89,671,044.

(D)

New Kofax was incorporated in Bermuda as a public company on 23 June 2011 with registered number 45528 under the name Kofax Limited. The authorised share capital of New Kofax at the date of this Scheme is $0.001 divided into one common share of $0.001. On 23 June 2011, one share of $0.001 each in New Kofax was issued (fully paid up) to the subscriber to the memorandum of New Kofax.

(E)

New Kofax has agreed to appear by counsel at the First Court Hearing to sanction this Scheme and to submit to be bound by and to undertake to the High Court to be bound by this Scheme and to execute and do or procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by it for the purpose of giving effect to this Scheme.

THE SCHEME

1.	CANCELLATION OF THE SCHEME SHARES

1.1	The issued share capital of Old Kofax shall be reduced by cancelling and extinguishing all of the Scheme Shares.

1.2

Subject to and forthwith upon the said Old Kofax Reduction of Capital taking effect, Old Kofax shall apply and capitalise the reserve arising in its books of account as a result of the Old Kofax Reduction of Capital in paying up in full at par such number of New Shares as have an aggregate nominal value equal to the Scheme Shares cancelled in accordance with Clause 1.1 and shall allot and issue the same, credited as fully paid, to New Kofax and/or its nominee(s).

2.	NEW SHARES

2.1

In consideration of the cancellation of the Scheme Shares and the allotment and issue of the New Shares to New Kofax and/or its nominee(s) pursuant to Clause 1, New Kofax shall (subject to, and in accordance with, the remaining provisions of this Scheme), allot and issue (credited as fully paid) New Kofax Shares to the Scheme Shareholders on the following basis:

one New Kofax Share for each Scheme Share held at the Scheme Record Time.

2.2

The provisions of Clause 2.1 shall be subject to any prohibition or condition imposed by law. Without prejudice to the generality of the foregoing, if, in respect of any Overseas Shareholder, New Kofax is advised that the allotment and issue of New Kofax Shares pursuant to this Clause would or might infringe the laws of any jurisdiction outside Bermuda or the United Kingdom or would or might require New Kofax to obtain any governmental or other consent or effect any registration, filing or other formality, then New Kofax may in its sole discretion determine that:

2.2.1

New Kofax Shares shall not be allotted and issued to such Overseas Shareholder under this Clause, but shall instead be allotted to a nominee appointed by New Kofax, as trustee for such Overseas Shareholder, on terms that they shall, as soon as reasonably practicable following the Scheme Effective Date, be sold on behalf of such Overseas Shareholder at the best price which can reasonably be obtained at the time of sale and the net proceeds of such sale shall (after the deduction of all expenses and commissions, including any amount in respect of value added tax paid thereon) be paid to such Overseas Shareholder in accordance with the provisions of Clause 3.3. None of Old Kofax, New Kofax, any nominee referred to in this Clause 2.2.1 or any broker or agent of any of them shall have any liability (save in the case of fraud) for any loss arising as a result of the timing or terms of any such sale; or

2.2.2

such New Kofax Shares shall be sold, in which event the New Kofax Shares shall be issued to such Overseas Shareholder and New Kofax shall appoint a person to act pursuant to this sub-clause 2.2.2 and such person shall be authorised to act on behalf of such Overseas Shareholder to procure that any New Kofax Shares in respect of which New Kofax has made such a determination shall, as soon as reasonably practicable following the Scheme Effective Date, be sold at the best price which can reasonably be obtained at the time of sale and the net proceeds of such sale shall (after the deduction of all expenses and commissions, including any amount in respect of value added tax paid thereon) be paid to such Overseas Shareholder by sending a cheque or warrant to such Overseas Shareholder in accordance with the provisions of Clause 3. To give effect to any such sale, the person so appointed shall be authorised on behalf of such holder to execute and deliver a form of transfer and to give instructions and do all such things which he may consider necessary or expedient in connection with such sale. None of Old Kofax, New Kofax, any appointee referred to in this Clause 2.2.2 or any broker or agent of any of them shall have any liability (save in the case of fraud) for any loss arising as a result of the timing or terms of any such sale.

3.	CERTIFICATES AND PAYMENT

3.1

Not later than five (5) Business Days after the Scheme Effective Date, New Kofax shall allot and issue all of the New Kofax Shares which it is required to allot and issue to give effect to this Scheme pursuant to Clause 2.1 and not later than ten (10) Business Days after the Scheme Effective Date, New Kofax shall send by post to the allottees of the allotted and issued New Kofax Shares certificates in respect of such shares, save that where Scheme Shares are held in Uncertificated form, New Kofax shall procure that Euroclear is instructed to cancel the entitlement to Scheme Shares of each of the Scheme Shareholders concerned and to credit to the appropriate stock accounts in CREST of the Scheme Shareholder concerned such shareholder’s entitlement to Depository Interests (such Depository Interests being required as a result of the New Kofax Shares themselves not being capable of being held in CREST).

3.2	Not later than five (5) Business Days after the Scheme Effective Date, Old Kofax shall arrange for the delivery to New Kofax of certificates in respect of its holding of Old Kofax Shares.

3.3

Not later than fifteen (15) Business Days following the sale of any relevant New Kofax Shares pursuant to Clause 2.2, New Kofax shall procure that the nominee or appointee, as the case may be, shall account for the cash payable by despatching to the persons respectively entitled thereto, cheques by post or, in the case of any Uncertificated share, by the relevant system. None of Old Kofax, New Kofax, any nominee or appointee referred to in this Scheme or any broker or agent of any of them shall have any liability (save in the case of fraud) for any loss arising as a result of the timing or terms of any such sale.

3.4

All certificates to be sent by New Kofax pursuant to Clause 3.1 and all cheques required to be sent pursuant to Clause 3.3 shall be sent by post in pre-paid envelopes addressed to the persons respectively entitled thereto at their respective addresses appearing in the register of members of Old Kofax at the Scheme Record Time (or, in the case of joint holders, to the address of that one of the joint holders whose name stands first in the register in respect of the joint holding) or in accordance with any special instructions regarding communications received at the registered office of Old Kofax prior to the Scheme Record Time.

3.5

None of Old Kofax, New Kofax or such person appointed to act under sub-clause 2.2.2 or any nominee referred to in sub-clause 2.2.1 or any agent of any of them shall be responsible for any loss or delay in transmission of certificates or cheques sent in accordance with this Clause 3.

3.6	The preceding sub-clauses of this Clause 3 shall take effect subject to any prohibition or condition imposed by law.

3.7

All cheques shall be made payable to the Scheme Shareholder or, in the case of joint holders, to all such holders of the Scheme Shares concerned in sterling drawn on a UK clearing bank and the encashment of any such cheque shall be a complete discharge of New Kofax for the moneys represented thereby.

4.	CERTIFICATES REPRESENTING SCHEME SHARES

With effect from and including the Scheme Effective Date, all certificates representing Scheme Shares shall cease to have effect as documents of title to the Scheme Shares comprised therein and every holder of Scheme Shares shall be bound at the request of Old Kofax to deliver such certificates for cancellation to Old Kofax or to any person appointed by Old Kofax to receive the same.

5.	RECORD OF CANCELLATION OF SCHEME SHARES

5.1	Euroclear shall be instructed to cancel the entitlements to Scheme Shares of holders of Scheme Shares in Uncertificated form.

5.2	As regards Certificated Scheme Shares, appropriate entries will be made in Old Kofax’s register of members to reflect their cancellation.

6.	MANDATES

Each mandate in force and duly notified to Old Kofax at the Scheme Record Time relating to the payment of dividends on Scheme Shares and each instruction then in force as to notices and other communications from Old Kofax shall, unless and until varied or revoked, be deemed, from and including the Scheme Effective Date, to be a valid and effective mandate or instruction to New Kofax in relation to the corresponding New Kofax Shares to be allotted and issued pursuant to this Scheme.

7.	SCHEME EFFECTIVE DATE

7.1

The Scheme shall become Effective as soon as an office copy of the First Court Order and the Second Court Order and related Statement of Capital reflecting Old Kofax’s new capital position shall have been duly delivered to the Registrar of Companies for registration.

7.2

Unless the Scheme shall have become Effective on or before midnight on 30 June 2014 or such later date, if any, as Old Kofax and New Kofax may agree and the High Court may allow, this Scheme shall never become Effective.

8.	MODIFICATION

Old Kofax and New Kofax may jointly consent on behalf of all persons concerned to any modification of, or addition to, the Scheme or to any condition which the High Court may think fit to approve or impose.

9.	COSTS

Old Kofax is authorised and permitted to pay all the costs and expenses relating to the negotiation, preparation and implementation of the Scheme.

Dated 4 October 2013

PART VII

DEFINITIONS

The following definitions apply throughout this document, unless stated otherwise:

Admission

admission of New Kofax to the premium segment of the Official List in accordance with the Listing Rules and the admission of New Kofax Shares to trading on the London Stock Exchange’s main market for listed securities in accordance with the Standards, expected to occur on 5 December 2013;

Bermuda Companies Act	the Companies Act 1981 of Bermuda (as amended);

Blue Form of Proxy	the form of proxy sent to Old Kofax Shareholders for use in connection with the Court Meeting which accompanies this document;

Business Day	any day other than a Saturday or Sunday on which banks in London are open for normal business;

Capita Asset Services	a trading name of Capita Registrars Limited;

Certificated or in Certificated form	not in uncertificated form (that is, not in CREST);

Companies Act or Act	the UK Companies Act 2006 (as amended);

Court or High Court	the High Court of Justice of England and Wales;

Court Hearings	the First Court Hearing and Second Court Hearing and “Court Hearing” shall be construed accordingly;

Court Meeting

the meeting of Old Kofax Shareholders to be convened by order of the High Court pursuant to Part 26 of the Act to be held at the offices of Dechert LLP, 160 Queen Victoria Street, London EC4V 4QQ at 10:15 a.m. (or as soon thereafter as Old Kofax’s annual general meeting, convened for 10:00 a.m., is concluded or has been adjourned) on 5 November 2013 for the purposes of considering and, if thought fit, approving the Scheme, notice of which is set out in Part VIII of this document, and any adjournment thereof;

Court Orders	the First Court Order and the Second Court Order;

CREST	the computerised system for the paperless settlement of trades in securities and the holding of uncertificated securities operated by Euroclear in accordance with the CREST Regulations;

CREST Manual	the CREST manual referred to in agreements entered into by Euroclear;

CREST Regulations	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755) as from time to time amended;

Depository Interests	the dematerialised depository interests in respect of the New Kofax Shares issued or to be issued by a depository to be appointed by New Kofax;

Directors or Board	the director(s) of Old Kofax, as set out in paragraph 3.1 of Part V of this document or the directors of New Kofax from time to time, as the context may require;

Disclosure and Transparency Rules

the disclosure and transparency rules relating to the disclosure of information in respect of financial instruments which have been admitted to trading on a regulated market or for which a request for admission to trading on such a market has been made, as published by the FCA;

Euroclear	Euroclear UK & Ireland Limited, incorporated in England and Wales with registered number 02878738, the operator of CREST;

Executive Directors	Messrs Bish and Arnold;

Explanatory Statement	this document and, in particular, Part II of this document, which has been prepared in accordance with section 897 of the Companies Act;

FCA	the Financial Conduct Authority of the United Kingdom;

First Court Hearing	the hearing by the High Court of the claim form to sanction the Scheme under section 899 of the Companies Act at which the First Court Order will be sought;

First Court Order	the order of the High Court sanctioning the Scheme under Part 26 of the Companies Act;

Form(s) of Proxy	the Blue Form of Proxy and the White Form of Proxy;

FSMA	the Financial Services and Markets Act 2000 (as amended);

holder	a registered holder, including any person entitled by transmission;

Kofax Group	(i) prior to the Scheme Effective Time, Old Kofax and its subsidiary undertakings; and

(ii) with effect from the Scheme Effective Time, the New Kofax Group;

Listing Rules	the rules and regulations made by the FCA in its capacity as the UK Listing Authority under FSMA, and contained in the UK Listing Authority’s publication of the same name;

London Stock Exchange	London Stock Exchange plc (or any successor body thereto);

Meetings or Shareholder Meetings	the Court Meeting and the Scheme General Meeting and “Meeting” or “Shareholder Meeting” shall be construed accordingly;

New Kofax	Kofax Limited an exempted company with limited liability registered in Bermuda with registered number 45528;

New Kofax Bye-laws	the bye-laws of New Kofax at the date of this document;

New Kofax Common Shares	the common shares of $0.001 each in the capital of New Kofax;

New Kofax Director(s)	the directors of New Kofax as set out in paragraph 3.3 of Part V of this document;

New Kofax Group	(i) prior to the Scheme Effective Time, New Kofax; and

(ii) with effect from the Scheme Effective Time, New Kofax and its subsidiary undertakings;

New Kofax Shareholder	a holder of New Kofax Shares;

New Kofax Share Scheme	the New Kofax 2012 Equity Incentive Plan;

New Kofax Shares	the New Kofax Common Shares to issued credited as fully paid pursuant to the Scheme;

New Kofax Subscriber Share	the one subscriber common share with a nominal value of $0.001 in the capital of New Kofax;

New Shares	the ordinary shares in Old Kofax of 2.5p each to be issued to New Kofax;

Non-Executive Directors	Messrs Lock, Comfort, Conway, Loo, Powell, Rose and Wells;

Official List	the daily Official List of the UK Listing Authority;

Old Kofax or the Company	Kofax plc, a public limited company incorporated in England and Wales with registered number 03119779;

Old Kofax Articles	the articles of association of Old Kofax;

Old Kofax Reduction of Capital	the reduction of Old Kofax’s share capital associated with the cancellation and extinguishing of the Scheme Shares provided for by Clause 1.1 of the Scheme under section 641 of the Companies Act;

Old Kofax’s Registrars	Capita Asset Services of PXS, 34 Beckenham Road, Beckenham, Kent BR3 4TU;

Old Kofax Shareholder or Shareholder	a holder for the time being of Old Kofax Shares (other than New Kofax);

Old Kofax Shares	the ordinary shares of 2.5 pence each in the share capital of Old Kofax;

Old Kofax Share Schemes	the Old Kofax 2000 Share Option Plan, the Old Kofax 2007 Long Term Incentive Plan and the Kofax 2012 Equity Incentive Plan (each as amended);

Ordinary Resolution

the ordinary resolution set out in the notice at Part IX of this document, to be proposed and passed at the Scheme General Meeting in connection with the adoption by New Kofax of the New Kofax Share Scheme described in paragraph 12 of Part V of this document;

Overseas Shareholders	Old Kofax Shareholders who are resident in, ordinarily resident in, or citizens or nationals of, jurisdictions outside the United Kingdom or Bermuda;

Panel	the Panel on Takeovers and Mergers;

Proposals	collectively, the Scheme and the Share Scheme Proposals;

Prospectus	the prospectus relating to the New Kofax and the New Kofax Shares prepared in accordance with the Prospectus Rules, and expected to be published by New Kofax on or around 30 November 2013;

Prospectus Rules	the rules and regulations made by the FCA in its capacity as the UK Listing Authority under Part VI of FSMA and contained in the UK Listing Authority’s publication of the same name;

Registrar of Companies	the Registrar of Companies in England and Wales;

relevant system	has the meaning given to it in the CREST Regulations;

Remuneration Committee	the Remuneration Committee of Old Kofax or, following the Scheme becoming effective, of New Kofax;

Resolutions	the Ordinary Resolution and the Special Resolutions;

RIS	any information service authorised from time to time by the FCA for the purpose of disseminating regulatory announcements;

Scheme

the scheme of arrangement under Part 26 of the Companies Act between Old Kofax and holders of Scheme Shares including any modification, addition or condition approved by the High Court, details of which are set out in this document;

Scheme Effective Date	the date on which the Scheme becomes effective in accordance with its terms;

Scheme Effective Time	the time at which the Scheme becomes effective on the Scheme Effective Date;

Scheme General Meeting

the general meeting of Old Kofax to be held at the offices of Dechert LLP, 160 Queen Victoria Street, London EC4V 4QQ at 10:30 a.m. on 5 November 2013 (or as soon as possible after the conclusion or adjournment of the Court Meeting) and any adjournment of that meeting;

Scheme Record Time	5:00 p.m. London time on the Business Day immediately preceding the Scheme Effective Date;

Scheme Shareholder	a holder of Scheme Shares;

Scheme Shares	all Old Kofax Shares which are:

(a)	in issue at the date of this Scheme;

(b)	issued after the date of this Scheme but prior to the Scheme Voting Record Time; and

(c)

issued on or after the Scheme Voting Record Time and before the Scheme Record Time, either on terms that the original and any subsequent holders of such Old Kofax Shares are to be bound by this Scheme and/or in respect of which their holders are, or have agreed in writing to be, bound by the Scheme, save for any Old Kofax Shares held, legally or beneficially, by New Kofax;

Scheme Voting Record Time	6:00 p.m. on 1 November 2013 or, if the Court Meeting or Scheme General Meeting is adjourned, 6.00 p.m. on the day which is two days before the date of such adjourned meeting;

SEC	the US Securities and Exchange Commission;

Share Capital Consolidation

the consolidation of New Kofax Common Shares as described in this document, being the consolidation after the Scheme becomes effective of up to two New Kofax Shares issued pursuant to the Scheme into one New Kofax Common Share;

Second Court Hearing	the hearing by the High Court of the claim form to confirm the Old Kofax Reduction of Capital under section 648 of the Act at which the Second Court Order will be sought;

Second Court Order	the order of the High Court confirming the Old Kofax Reduction of Capital under section 648 of the Act;

Share Scheme Proposals

the adoption by New Kofax of the New Kofax Share Scheme in accordance with the Ordinary Resolution to approve the adoption by New Kofax of the New Kofax Share Scheme to be proposed at the Scheme General Meeting, as set out in the notice at Part IX of this document;

Special Resolutions

the special resolutions which are set out in the notices at Part IX of this document, to be proposed and passed at the Scheme General Meeting in connection with inter alia, the implementation of the Scheme, sanctioning the Old Kofax Reduction of Capital and delisting the Old Kofax Shares;

Standards	the current edition of the Admission and Disclosure Standards produced by the London Stock Exchange;

Statement of Capital

the statement of capital approved by the High Court and showing with respect to Old Kofax’s share capital, as altered by the Second Court Order, the information required by section 649 of the Companies Act;

subsidiary or subsidiary undertaking	has the meaning given in the Companies Act;

Takeover Code	the UK City Code on Takeovers and Mergers;

UK or United Kingdom	the United Kingdom of Great Britain and Northern Ireland;

UK Corporate Governance Code	the UK Corporate Governance Code published by the Financial Reporting Council;

UK Listing Authority

the FCA acting in its capacity as the competent authority for the purpose of Part VI of FSMA and in the exercise of its functions in respect of the Admission to the Official List otherwise than in accordance with Part VI of FSMA;

Uncertificated or in Uncertificated form

in relation to a share or security, a share or other security title to which is recorded on the relevant register as in uncertificated form, being held in uncertificated form in CREST and title to which by virtue of CREST Regulations may be transferred by means of CREST;

US Offering	the proposed offer of New Kofax Common Shares as part of New Kofax’s initial public offering on NASDAQ as described in this document;

US, USA or United States	the United States of America, its territories and possessions, and states of the United States of America and the District of Colombia and all other areas subject to its jurisdiction;

US Exchange Act	the US Securities Exchange Act of 1934 (as amended);

US Securities Act	the US Securities Act of 1933 (as amended);

US Shareholders	Old Kofax Shareholders with registered addresses in the United States; and

White Form of Proxy	the form of proxy sent to Old Kofax Shareholders for use in connection with the Scheme General Meeting which accompanies this document.

PART VIII

NOTICE OF COURT MEETING

IN THE HIGH COURT OF JUSTICE CHANCERY DIVISION COMPANIES COURT REGISTRAR DERRETT	No. 6518 of 2013

IN THE MATTER OF KOFAX PLC

- and -

IN THE MATTER OF THE COMPANIES ACT 2006

NOTICE IS HEREBY GIVEN that by an Order dated 27 September 2013 made in the above matters, the High Court has given permission for a meeting (the “Court Meeting”) to be convened of the holders of the ordinary shares of 2.5 pence each save for any such shares held by New Kofax (hereinafter called the “Old Kofax Shares”) in the capital of Kofax plc (registered in England and Wales with registered number 03119779) (hereinafter called “Old Kofax” or the “Company”) for the purpose of considering and, if thought fit, approving (with or without modification) a scheme of arrangement (the “Scheme of Arrangement”) proposed to be made between Old Kofax and the holders of Old Kofax Shares expressed to be subject to that Scheme of Arrangement and that such meeting shall be held at the offices of Dechert LLP, 160 Queen Victoria Street, London EC4V 4QQ on 5 November 2013 at 10:15 a.m. (or as soon thereafter as Old Kofax’s annual general meeting, convened for 10:00 a.m., is concluded or has been adjourned) at which place and time all holders of Old Kofax Shares are requested to attend.

A copy of the Scheme and a copy of the statement required to be furnished pursuant to section 897 of the Companies Act 2006 (the “Explanatory Statement”) are incorporated in the document of which this notice forms part.

If you have any further questions about this document, the Court Meeting, the Scheme General Meeting or the proposals in relation to the Scheme of Arrangement and related actions referred to in the Explanatory Statement or are in any doubt as to how to complete the Form of Proxy, please telephone Capita Asset Services between 9.00 a.m. and 5.30 p.m. (London time) Monday to Friday on 0871 664 0300 from within the UK or +44 20 8639 3399 if calling from outside the UK. Calls to the 0871 664 0300 number cost 10 pence per minute (including VAT) plus your service provider’s network extras. Calls to the helpline from outside the UK will be charged at applicable international rates. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Proposals nor give any financial, legal or tax advice.

Scheme Shareholders (as defined in the said Scheme of Arrangement) entitled to attend and vote at the Court Meeting may vote in person at the Court Meeting or they may appoint another person, whether a member of the Company or not, as their proxy to attend and vote in their stead.

A Blue Form of Proxy for use at the Court Meeting accompanies this notice. Completion of the Blue Form of Proxy will not prevent a Scheme Shareholder from attending and voting at the Court Meeting (or any adjournment thereof) in person, if he or she wishes to do so.

It is requested that the Blue Form of Proxy (together with any power of attorney or other authority under which it is signed, or a notarially certified copy of such power of attorney) be lodged with the Registrars of the Company, Capita Asset Services, PXS, 34 Beckenham Road, Beckenham, Kent BR3 4TU by no later than 10:15 a.m. on 1 November 2013, but if forms are not so lodged they may be handed to the Registrars of the Company or the Chairman at the Court Meeting.

In the case of joint holders of a share, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holder(s) and for this purpose seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding.

Scheme Shareholders are entitled to appoint a proxy in respect of some or all of their shares. Scheme Shareholders are also entitled to appoint more than one proxy, provided that each proxy is appointed to exercise the rights attached to a different share or shares held by such holder. A space has been included in the Blue Form of Proxy to allow Scheme Shareholders to specify the number of shares in respect of which that proxy is appointed. Scheme Shareholders who return the Blue Form of Proxy duly executed but leave this space blank shall be deemed to have appointed the proxy in respect of all their shares.

Scheme Shareholders who wish to appoint more than one proxy in respect of their shareholding should contact Capita Asset Services on 0871 664 0300 (or on +44 20 8639 3399 if calling from outside the UK) for further Blue Forms of Proxy or photocopy the Form of Proxy as required. Such holders should also read the section entitled “Multiple proxy voting instructions” set out on pages 13 and 14 of the Scheme Document.

To be valid, completed Forms of Proxy and any original (certified true copies) of any power of attorney or other authorities under which the Forms of Proxy are signed must be returned so as to arrive at the offices of Old Kofax’s Registrars Capita Asset Services, PXS, 34 Beckenham Road, Beckenham, Kent BR3 4TU by not later than 10:15 a.m. London time on 1 November 2013 or, if the meeting is adjourned, by not later than 48 hours before the time of the adjourned meeting. Forms of Proxy returned by fax will not be accepted. For your convenience the Form of Proxy is pre-paid (no stamp required if posted within the UK) and addressed to Capita Asset Services. No envelope is required but if you wish you may use an envelope and address it to Capita Asset Services.

To be entitled to attend and vote at the meeting (and for the purpose of the determination by Old Kofax of the votes they may cast), Scheme Shareholders must be registered in the register of members at the Scheme Voting Record Time (as defined in the Scheme of Arrangement). Changes to entries on the register of members after the relevant deadline shall be disregarded in determining the rights of any person to attend or vote at the meeting. Changes to entries in the relevant register of members after 6:00 p.m. (London time) on 1 November 2013 or, in the event that the Court Meeting is adjourned, less than 48 hours before the time of the adjourned meeting, shall be disregarded in determining the rights of any person to attend or vote at the Court Meeting.

Any person to whom this notice is sent who is a person nominated under section 146 of the Companies Act 2006 to enjoy information rights (a “Nominated Person”) may, under an agreement between him and the member by whom he was nominated, have a right to be appointed (or to have someone else appointed) as a proxy for the meeting. If a Nominated Person has no such proxy appointment right or does not wish to exercise it, he may, under any such agreement, have a right to give instructions to the member as to the exercise of voting rights. The statement of the rights of members in relation to the appointment of proxies in this notice does not apply to Nominated Persons. The rights described therein can only be exercised by members of the Company.

Any corporation which is a member can appoint one or more corporate representatives who may exercise on its behalf all of its powers as a member provided that they do not do so in relation to the same shares.

By the said Order, the High Court has appointed Greg Lock or, failing him, Bruce Powell, or failing him, Chris Conway to act as Chairman of the Court Meeting and has directed the Chairman to report the result thereof to the High Court.

The said Scheme of Arrangement will be subject to the subsequent sanction of the High Court.

NOTE FOR CREST MEMBERS

Scheme Shareholders who hold their shares in Old Kofax through CREST (“CREST Member”) and who wish to appoint a proxy or proxies by utilising the proxy voting service may do so for the Court Meeting (and any adjournment thereof) by following the procedures described in the CREST Manual (available at www.euroclear.com/CREST). CREST personal members or other CREST sponsored members (and those CREST members who have appointed a voting service provider) should refer to their CREST sponsor or voting service provider, who will be able to take the appropriate action on their behalf.

In order for a proxy appointment made by means of CREST to be valid, the appropriate CREST message (a “CREST Proxy Instruction”) must be properly authenticated in accordance with Euroclear’s specifications and must contain the information required for such instructions, as described in the CREST Manual. The message (regardless of whether it related to the appointment of a proxy or to an amendment to the instruction given to the previously appointed proxy) must, in order to be valid, be transmitted so as to be received by the Company’s agent (ID “RA10”) by the latest time(s) for receipt of proxy appointments specified in above. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST applications host) from which the Company’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means.

CREST members (and, where applicable, their CREST sponsors or voting service providers) should note that Euroclear does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of a CREST Proxy Instruction. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member or sponsored member or has appointed a voting service provider, to procure that his/her CREST sponsor or voting service provider takes) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members (and, where applicable, their CREST sponsors or voting service providers) are referred, in particular, to those sections of the CREST manual concerning practical limitations of the CREST system and timings.

Old Kofax may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.

Dated 4 October 2013

DECHERT LLP

160 Queen Victoria Street

London EC4V 4QQ

Solicitors for the Company

PART IX

NOTICE OF SCHEME GENERAL MEETING

Kofax PLC

(the “Company”)

(Registered in England and Wales Registered No. 03119779)

NOTICE IS HEREBY GIVEN that a GENERAL MEETING of the Company shall be held at the offices of Dechert LLP, 160 Queen Victoria Street, London EC4V 4QQ on 5 November 2013 at 10:30 a.m. (or as soon thereafter as the Court Meeting (as defined in the document of which this Notice forms part (“Scheme Document”) convened for 10:15 a.m. on the same day and at the same place) has concluded or been adjourned) for the purpose of considering and, if thought fit, passing the following resolutions, of which 1, 2 and 3 will be proposed as special resolutions and 4 will be proposed as an ordinary resolution:

SPECIAL RESOLUTIONS

1.

THAT for the purpose of giving effect to the scheme of arrangement dated 4 October 2013 (the “Scheme”) between the Company and the holders of the Scheme Shares (as defined in the said Scheme), a print of which has been produced to this meeting and for the purposes of identification signed by the Chairman of the meeting, in its original form or subject to any modification, addition or condition approved or imposed by the High Court and agreed to by the Company and New Kofax (registered in Bermuda under number 45528):

(a)	the Scheme be approved and the directors of the Company be authorised to take all such action as they may consider necessary or appropriate for carrying the Scheme into effect;

(b)	the share capital of the Company be reduced by cancelling and extinguishing all of the Scheme Shares (as defined in the Scheme);

(c)	subject to and conditional upon the reduction of capital referred to in paragraph 1(b) above taking effect and notwithstanding anything to the contrary in the articles of association of the Company:

(i)

the reserve arising in the books of account of the Company as a result of the reduction of share capital referred to in paragraph 1(b) above be capitalised and applied in paying up in full at par such number of new ordinary shares of 2.5 pence each (the “New Shares”) as have an aggregate nominal value equal to the Scheme Shares cancelled in accordance with paragraph 1(b) above and shall be allotted and issued, credited as fully paid, to New Kofax and/or New Kofax’s nominee in accordance with the Scheme;

(ii)

conditional upon the Scheme becoming Effective (as defined in the Scheme), the directors of the Company be and they are hereby generally and unconditionally authorised, for the purposes of section 551 of the Companies Act 2006, to allot the New Shares provided that: (1) the maximum aggregate nominal amount of relevant securities that may be allotted under this authority shall be the aggregate nominal amount of the said New Shares (not exceeding £3,500,000); (2) this authority shall expire (unless previously revoked, varied or renewed) on 30 November 2013; and (3) this authority shall be in addition, and without prejudice to, any other subsisting authority under the said section 551 previously granted and in force on the date on which this resolution is passed.

2.	THAT, subject to and conditional upon the Scheme becoming Effective, the Company’s shares be delisted from the Official List (as defined in the Scheme).

3.	THAT, with effect from the passing of this resolution, the Articles of Association of the Company be altered by the addition of the following new Article 147.

“Scheme of Arrangement

147.1	In this Article 147, the “Scheme” means the scheme of arrangement dated 4 October 2013 between the Company and the holders of its Scheme Shares (as defined in the Scheme) under

Part 26 of the Companies Act 2006 in its original form or with or subject to any modification, addition or condition approved or imposed by the Court and agreed by the Company and Kofax Limited (“New Kofax”) and (save as defined in this Article 147) expressions defined in the Scheme shall have the same meanings in this Article.

147.2

Notwithstanding any other provision of these Articles, if the Company allots and issues any Ordinary Shares (other than to New Kofax and/or its nominee or nominees) after the adoption of this Article and before 6:00 p.m. on the day before the date on which the Court confirms the Old Kofax Reduction of Capital, such shares shall be allotted and issued subject to the terms of the Scheme (and shall be Scheme Shares for the purposes thereof) and the holders of such shares shall be bound by the Scheme accordingly.

147.3

Subject to the implementation of the Scheme, if any Ordinary Shares are issued and allotted to any person (a “New Member”) (other than under the Scheme or to New Kofax) at or after 6:00 p.m. on the day before the date on which the Court confirms the Old Kofax Reduction of Capital (the “Post-Scheme Shares”), they shall be immediately transferred by the New Member to New Kofax (or as it may direct) in consideration of and conditional upon the allotment and issue or transfer by New Kofax to the New Member of a number of New Kofax Shares (the “Consideration Shares”) for each Post-Scheme Share as that New Member would have been entitled to under the Scheme for those Post-Scheme Shares had they been Scheme Shares, provided that if the Company is advised that the allotment and/or issue or transfer of New Kofax Shares pursuant to this Article would or may infringe the laws of a jurisdiction outside the United Kingdom or would or may require New Kofax to comply with any governmental or other consent or any registration, filing or other formality with which New Kofax is unable to comply or compliance with which New Kofax regards as unduly onerous, the Company may, in its sole discretion, determine that such New Kofax Shares shall be sold, in which event the Company shall appoint a person to act pursuant to this Article and such person shall be authorised on behalf of such holder to procure that any shares in respect of which the Company has made such determination shall, as soon as practicable following the allotment, issue or transfer of such shares, be sold.

147.4

The number of Consideration Shares to be allotted and issued or transferred, to a New Member pursuant to Article 147.3 may be adjusted by the board, in such manner as the auditors of the Company may determine, on any reorganisation of or material alteration to the share capital of either the Company or New Kofax (including, without limitation, any subdivision and/or consolidation) or any other return of value to holders of New Kofax Shares, provided always that fractions of a New Kofax Share shall be disregarded and shall be aggregated and sold for the benefit of New Kofax.

147.5

To give effect to any transfer of Post-Scheme Shares, the Company may appoint any person as attorney for the New Member to transfer the Post-Scheme Shares to New Kofax and/or its nominee(s) and do all such other things and execute and deliver all such documents as may in the opinion of the attorney be necessary or desirable to vest the Post-Scheme Shares in New Kofax or its nominee(s) and pending such vesting to exercise all such rights attaching to the Post-Scheme Shares as New Kofax may direct. If an attorney is so appointed, the New Member shall not thereafter (except to the extent that the attorney fails to act in accordance with the directions of New Kofax) be entitled to exercise any rights attaching to the Post-Scheme Shares unless so agreed by New Kofax. The attorney shall be empowered to execute and deliver as transferor a form of transfer or other instrument or instruction of transfer on behalf of the New Member (or any subsequent holder) in favour of New Kofax and the company may give a good receipt for the consideration for the Post-Scheme Shares and may register New Kofax as holder thereof and issue to it certificates for the same. The Company shall not be obliged to issue a certificate to the New Member for the Post-Scheme Shares.”

ORDINARY RESOLUTION

4

THAT, subject to and conditional upon the Scheme becoming Effective, the New Kofax Share Option Scheme, adopted by New Kofax, the main features of which are summarised in paragraph 12 of Part V of the Scheme Document, be approved and the New Kofax Directors be authorised to do all such acts and things as they may consider necessary or desirable to carry the plan into effect.

By order of the Board

4 October 2013

Bradford Weller

Company Secretary

Registered office

1 Cedarwood, Chineham Business Park, Basingstoke, Hampshire RG24 8WD

Notes

1.

A member of the Company entitled to attend and vote at this meeting is entitled to appoint a proxy to attend and, on a poll, vote instead of him. A proxy need not also be a member of the Company. If more than one valid proxy form is delivered to the Company in respect of the same shares for use at the meeting, the form executed last will be treated as the only valid appointment. The return of a completed proxy form, other such instrument or any CREST Proxy Instruction (as described in the “Notes for CREST Members” below) will not prevent a member attending the meeting and voting in person if he wishes to do so.

2.

A pre-paid White Form of Proxy is enclosed, which members are invited to complete and return. To be valid the White Form of Proxy (together with any power of attorney or authority, if any, under which it is signed or a notarially certified copy of such authority) must be received by the Company’s Registrars Capita Asset Services, PXS, 34 Beckenham Road, Beckenham, Kent BR3 4TU by hand (during normal business hours only) or by post by not later than 10:30 a.m. on 1 November 2013 (or 48 hours preceding the date and time for any adjourned meeting).

3.

Any person to whom this notice is sent who is a person nominated under section 146 of the Companies Act 2006 to enjoy information rights (a “Nominated Person”) may, under an agreement between him and the member by whom he was nominated, have a right to be appointed (or to have someone else appointed) as a proxy for the meeting. If a Nominated Person has no such proxy appointment right or does not wish to exercise it, he may, under any such agreement, have a right to give instructions to the member as to the exercise of voting rights. The statement of the rights of members in relation to the appointment of proxies in this notice does not apply to Nominated Persons. The rights described therein can only be exercised by members of the Company.

4.

The Company, pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001 (the “Regulations”), specifies that only those shareholders registered in the register of members of the Company as at 6:00 p.m. on 1 November 2013 (or in the case of adjournment 6.00 p.m. on the date two days preceding the date of the adjourned meeting) shall be entitled to attend and vote at the meeting in respect of the number of shares registered in their name at that time. Changes to entries on the register after such time will be disregarded in determining the right of any person to attend and/or vote at the meeting.

5.

As at 30 September 2013 (being the latest practicable date prior to publication of this document) the total number of the Company’s ordinary shares in issue is 94,739,418. As at 30 September 2013 (being the latest practicable date prior to publication of this document) the Company held 5,068,374 Old Kofax Shares in treasury and therefore the total number of ordinary shares with voting rights in the Company is 89,671,044.

6.

In the case of joint shareholders, the vote of the first named in the register of members of the Company who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of other joint holders.

7.

Any corporation which is a member can appoint one or more corporate representatives who may exercise on its behalf all of its powers as a member provided that they do not do so in relation to the same shares.

8.

The “Vote Withheld” option is provided to enable you to abstain on the specified resolution. However, it should be noted that a “Vote Withheld” is not a vote in law and will not be counted in the calculation of the proportion of votes “for” and “against” the specified resolution.

9.

If you have any further questions about this document, the Court Meeting, the Scheme General Meeting or the Proposals or are in any doubt as to how to complete the Form of Proxy, please telephone Capita Asset Services between 9.00 a.m. and 5.30 p.m. (London time) Monday to Friday on 0871 664 0300 from within the UK or +44 20 8639 3399 if calling from outside the UK. Calls to the 0871 664 0300 number cost 10 pence per minute (including VAT) plus your service provider’s network extras. Calls to the helpline from outside the UK will be charged at applicable international rates. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Proposals nor give any financial, legal or tax advice. No other methods of communication with the Company in relation to the matters set out in this notice will be accepted.

10.

You may not use any electronic address provided either in this notice or in any related documents (including the Forms of Proxy for use at the Court Meeting and the Scheme General Meeting) to communicate with the Company for any purposes other than those expressly stated.

11.	A copy of this notice and other information required by section 311A of the Companies Act 2006, can be found at http://www.kofax.com/

12.        All shareholders and their proxies will have the opportunity to ask questions at the meeting. It would be helpful if you could state your name before you ask your question, Questions may not be answered at the meeting if they are deemed not to be in the interests of the Company, would involve the disclosure of confidential information or would not be to the good order of the meeting. The Chairman may also nominate a Company representative to answer a specific question after the meeting or refer the response to the Company’s website.

Copies of:

(A)	the Old Kofax Articles in their present form;

(B)	memorandum of association of New Kofax and the New Kofax Bye-laws;

(C)	the rules of the Old Kofax Share Schemes and draft rules of the New Kofax Share Scheme referred to in paragraph 12 of Part V of the Scheme Document; and

(D)	the Scheme Document (of which this notice forms part),

as well as certain other documents listed at paragraph 16 of Part II of the Scheme Document can be inspected at the Company’s registered office at 1 Cedarwood, Chineham Business Park, Basingstoke, Hampshire RG24 8WD during normal business hours on any weekday (excluding Saturdays, Sundays and public holidays) from the date of this notice to the close of business on the date of the Scheme General Meeting. Copies of these documents will also be available for inspection for at least 15 minutes prior to and during the Scheme General Meeting.

NOTE FOR CREST MEMBERS

Electronic proxy appointment through CREST

Scheme Shareholders who hold their shares in Old Kofax through CREST (“CREST Member”) and who wish to appoint a proxy or proxies by utilising the proxy voting service may do so for the Court Meeting (and any adjournment thereof) by following the procedures described in the CREST Manual (available at www.euroclear.com/CREST). CREST personal members or other CREST sponsored members (and those CREST members who have appointed a voting service provider) should refer to their CREST sponsor or voting service provider, who will be able to take the appropriate action on their behalf.

In order for a proxy appointment made by means of CREST to be valid, the appropriate CREST message (a “CREST Proxy Instruction”) must be properly authenticated in accordance with Euroclear’s specifications and must contain the information required for such instructions, as described in the CREST Manual. The message (regardless of whether it related to the appointment of a proxy or to an amendment to the instruction given to the previously appointed proxy) must, in order to be valid, be transmitted so as to be received by the Company’s agent (ID “RA10”) by the latest time(s) for receipt of proxy appointments specified above. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST applications host) from which the Company’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means.

CREST members (and, where applicable, their CREST sponsors or voting service providers) should note that Euroclear does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of a CREST Proxy Instruction. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member or sponsored member or has appointed a voting service provider, to procure that his/her CREST sponsor or voting service provider takes) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members (and, where applicable, their CREST sponsors or voting service providers) are referred, in particular, to those sections of the CREST manual concerning practical limitations of the CREST system and timings.

Old Kofax may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the Regulations.